Exhibit 2.1

EXECUTION COPY

AMENDED AND RESTATED

AGREEMENT AND PLAN OF REORGANIZATION

by and among

SEQLL INC.,

as the Purchaser,

SEQLL MERGER LLC,

as the Purchaser Sub,

ATLANTIC ACQUISITION CORP.,

as Atlantic,

ATLANTIC MERGER LLC,

as Atlantic Merger Sub,

LYNEER INVESTMENTS, LLC,

as the Company, and

IDC TECHNOLOGIES, INC.,

as the Seller

As of:

Dated June 4, 2024

i

ANNEXES AND EXHIBITS

Annexes

Annex A	Definitions

Exhibits

Exhibit A-1	Form of Certificate of Merger for the Lyneer Merger

Exhibit A-2	Form of Certificate of Merger for the SeqLL Merger

Exhibit B	Form of Convertible Promissory Note to IDC Technologies

Exhibit C	Form of Amended and Restated LLC Agreement

ii

AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION

THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made as of June 4, 2024 (the “Agreement Date”), by and among (i) Atlantic Acquisition Corp, a Delaware corporation (“Atlantic”), (ii) Atlantic Merger LLC, a Delaware limited liability company and a majority-owned subsidiary of Atlantic (“Atlantic Merger Sub”), (iii) SeqLL Inc., a Delaware corporation (“SeqLL”), (iv) SeqLL Merger LLC, a Delaware limited liability company and a wholly-owned subsidiary of SeqLL (“Purchaser Sub”), (v) Lyneer Investments, LLC, a Delaware limited liability company ( the “Company”), and (vi) IDC Technologies, Inc., a California corporation “IDC”, or the “Seller”). Each of Atlantic, Atlantic Merger Sub, SeqLL, Purchaser Sub, the Company and the Seller are hereinafter referred to as a “Party,” and collectively as the “Parties.”

RECITALS

A. On May 29, 2023, the Parties entered into the Agreement and Plan of Reorganization (the “M/A”). The M/A was subsequently amended on June 22, 2023, October 5, 2023, October 17, 2023, November 3, 2023, January 16, 2024 and April 15, 2024 (collectively, the “Amendments”);

B. The Company, through the Company Entities, is engaged in the business of providing permanent, temporary and temporary-to-permanent placement services, managed service provider services and vendor management system services (the “Business”);

C. The Parties have agreed to enter into this Agreement to reflect the previous Amendments No. 1-6 to the M/A; and to otherwise amend and restate the M/A in its entirety.

D. Seller owns one hundred percent (100%) of the issued and outstanding Equity Interests of the Company, as set forth on Exhibit A attached hereto (the “Interests”);

E. Pursuant to a letter of intent dated December 6, 2022 between Atlantic and IDC (the parent of the Company) and a letter of intent dated February 2, 2023 between Atlantic and SeqLL, the Parties agreed to enter into the Mergers (as defined below);

F. The Parties intend that upon the Closing, and subject to the terms and conditions of this Agreement and in accordance with the Delaware Limited Liability Company Act (the “Delaware Act”), first, Atlantic Merger Sub will merged with and into the Company (the “Lyneer Merger”) with the Company surviving the Lyneer Merger, and immediately following the Lyneer Merger, SeqLL will then cause Purchaser Sub to merge with and into the Company (the “SeqLL Merger” and together with the Lyneer Merger, the “Mergers”), with the Surviving Entity (as defined herein below) surviving the SeqLL Merger as a wholly-owned subsidiary of SeqLL;

G. It is contemplated that promptly following the execution of this Agreement, the Company will execute a: (i) limited Consent and Ninth Forbearance Amendment to Loan Agreement and Forbearance Agreement from SPP Credit Advisors LLC, as Agent for certain lenders (“SPP”) and (ii) Limited Consent and Eighth Administrative to ABL Credit Agreement and Forbearance Agreement from BMO Bank N.A. (“BMO”) as Administrative Agent. These agreements are collectively referred to herein as the “Forbearance Agreements” and BMO and SPP are collectively referred to as the “Lenders”.

H. Upon completion of the Mergers, IDC shall receive certain merger consideration in the form of the Merger Note and Stock Consideration as provided in Section 2.3 below consisting of authorized and issued shares of common stock of SeqLL, par value $0.00001 per share (“SeqLL Common Stock”). Atlantic shall receive the Atlantic Consideration as provided in Section 2.3 below consisting of SeqLL Common Stock;

I. Upon completion of the Mergers, and subject to the issuance of the Stock Consideration to IDC and the Atlantic Consideration to Atlantic within 90 days of the closing of the Mergers, SeqLL shall make a settlement offer to SeqLL stockholders of record as of September 26, 2023 (the “SeqLL Legacy Stockholders”), to settle any claims of such SeqLL Legacy Stockholders as described in Section 3.23 below;

J. Pursuant to Section 3.13(b), on May 31, 2023, SeqLL filed with the SEC (as defined) a Current Report on Form 8-K, including as an exhibit thereto a copy of the M/A, and (ii) pursuant to Section 4.6, filed with the SEC a definitive Proxy Statement on Schedule 14A on August 10, 2023 and received approval of the holders of SeqLL Common Stock at a special meeting of shareholders (the “Special Meeting”) held on August 21, 2023 for, among other proposals, the issuance of shares of SeqLL Common Stock in connection with the transactions contemplated by the M/A, an increase in the authorized SeqLL Common Stock, a reverse split of the outstanding shares of SeqLL Common Stock, the change of the name of SeqLL to Atlantic International Corp., and the other amendments to SeqLL’s certificate of incorporation set forth in the SeqLL Certificate of Amendment (as defined below);

K. Simultaneously with the Closing, Atlantic will enter into an Assignment and Assumption Agreement, pursuant to which Atlantic will irrevocably assign and transfer to SeqLL all of Atlantic’s rights, title and interest to various intangible assets (the “Atlantic Intangible Assets”) in exchange for a portion of the Atlantic Consideration (the “Atlantic Asset Transfer”).

L. Promptly following the Closing, (i) the legacy business and assets of SeqLL shall be sold, transferred and assigned to SeqLL Omics Inc a newly-formed private entity (“Newco”) pursuant to the asset purchase agreement dated as of May 29, 2023 (the “Asset Purchase Agreement”) and (ii) SeqLL’s existing cash on hand as of the Closing Date, less withholding taxes and any other obligations due under the Asset Purchase Agreement (or any amount withheld for such taxes or other pre-Closing Expenses under the Asset Purchase Agreement) shall be retained by SeqLL and not transferred under the Asset Purchase Agreement to SeqLL Omics, Inc.

AGREEMENTS

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I
Definitions

1.1 Definitions. Unless otherwise defined herein, certain capitalized terms used herein have the meanings set forth in Annex A attached hereto.

1.2 Accounting Principles. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

Article II
The Mergers and Effect on Membership Interests

2.1 The Mergers.

(a) Lyneer Merger.

(i) At the First Effective Time (as defined below) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware Act, Atlantic Merger Sub shall be merged with and into the Company, the separate limited liability company existence of Atlantic Merger Sub shall cease and the Company shall continue as the surviving limited liability company in the Lyneer Merger.

(ii) The limited liability company existence of the Company, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the Lyneer Merger except as otherwise may be specifically set forth herein.

(iii) Subject to the provisions of this Agreement, the Company and Atlantic shall cause the Lyneer Merger to be consummated by filing a certificate of merger in substantially the form attached hereto as Exhibit A-1 (the “Lyneer Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the Delaware Act. The Lyneer Certificate of Merger shall be duly executed by the Company and, concurrently with or as soon as practicable following the Closing, delivered to the Secretary of State of the State of Delaware for filing. The Lyneer Merger shall become effective upon the filing of the Lyneer Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as the Company specifies in the Lyneer Certificate of Merger (the “First Effective Time”).

(b) SeqLL Merger.

(i) At the Second Effective Time (as defined below) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware Act, Purchaser Sub shall merge with and into the Company whereupon the separate limited liability company existence of Purchaser Sub shall cease, and the Company shall be the surviving entity. The surviving entity from the SeqLL Merger is referred to hereinafter as the “Surviving Entity.”

(ii) Concurrent with or immediately following the First Effective Time, the Parties shall cause the SeqLL Merger to be consummated by filing a certificate of merger in substantially the form attached hereto as Exhibit A-2 (the “SeqLL Certificate of Merger” and together with the Lyneer Certificate of Merger, the “Certificates of Merger”), with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the Delaware Act (the time of filing of the SeqLL Certificate of Merger, or the time of effectiveness thereof that is specified therein, if different, shall be referred to herein as the “Second Effective Time”).

(c) At each of the First Effective Time and the Second Effective Time, the limited liability company operating agreement of the Company as in effect immediately prior to the First Effective Time shall remain and continue as the operating agreement of the Surviving Entity until the Third Amended and Restated LLC Agreement (as defined herein below) of the Company shall become effective immediately following the Second Effective Time. On or before the Closing Date, the certificate of incorporation of SeqLL shall be, and the Parties shall take or cause to be taken all action required to cause the certificate of incorporation of SeqLL to be amended by the filing of a certificate of amendment (the “SeqLL Certificate of Amendment”), which shall, among other matters, change the name of SeqLL to “Atlantic International Corp.” or such other name chosen by Atlantic.

(d) The Parties intend that for federal income tax purposes (i) the Lyneer Merger, the SeqLL Merger, and the Atlantic Asset Transfer will be treated as a series of steps constituting one integrated transaction in which the following is deemed to have occurred: (A) the transfer by Atlantic of the Atlantic Intangible Assets to SeqLL in exchange for SeqLL Common Stock, (B) the payment by SeqLL to Atlantic as compensation for services, an amount of SeqLL Common Stock equal to (u) the Atlantic Consideration, reduced by (v) the SeqLL Common Stock exchanged for the Atlantic Intangible Assets pursuant to the preceding clause (A), and (C) the transfer by IDC of 100% of the membership interests in the Company to SeqLL in exchange for SeqLL Common Stock and the Merger Note, and (ii) in the event that the value of the Atlantic Intangible Assets as of the Closing is at least 10% of (w) the value of Atlantic Consideration reduced by (x) the value of the SeqLL Common stock paid to Atlantic pursuant to clause (i)(A) of this Section 2.1(d), then (1) the Lyneer Merger, the SeqLL Merger, and the Atlantic Asset Transfer will be treated as transfers of property to SeqLL in a transaction that qualifies for nonrecognition treatment under Section 351 of the Code, and (2) the SeqLL Merger will also be governed by the provisions of Revenue Ruling 99-6, 1999-1 C.B. 432, and (iii) in the event that the value of the Atlantic Intangible Assets as of the Closing is less than 10% of (y) the value of  Atlantic Consideration reduced by (z) the value of the SeqLL Common stock paid to Atlantic pursuant to clause (i)(A) of this Section 2.1(d), then (1) the Lyneer Merger and the SeqLL Merger will be treated as the taxable transfer by  IDC of 100% of its interests in the Company to SeqLL in exchange for SeqLL Common Stock and cash, and (2) the Atlantic Asset Transfer will be treated as the taxable transfer by Atlantic of the Atlantic Intangible Assets to SeqLL in exchange for SeqLL Common Stock (collectively, the “Intended Tax Treatment”).  Each of the Parties hereby agrees that such Party will prepare and file all Tax Returns consistently with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return, during the course of any audit, litigation or other proceeding with respect to Tax or otherwise.

2.2 Effect on Membership Interests. Subject to the terms and conditions set forth in this Agreement and the Certificates of Merger, at the First Effective Time by virtue of the Lyneer Merger, or at the Second Effective Time, by virtue of the SeqLL Merger, as the case may be, and without any action on the part of the Parties or the holders of any of the following securities, the following shall occur:

(a) Treatment of Atlantic Merger Sub Membership Interests. At the First Effective Time, the membership interests of Atlantic Merger Sub that are issued and outstanding immediately prior to the First Effective Time will automatically be converted into and exchangeable for 41.7% of the membership interest of the Company, and the membership interests of the Company owned by the Seller will be diluted to 58.3% of the membership interests of the Company.

(b) Treatment of Purchaser Sub Membership Interests. At the Second Effective Time, the membership interests of Purchaser Sub that are issued and outstanding immediately prior to the Second Effective Time will automatically be converted into and exchangeable for 100% of the membership interests in the Surviving Entity such that Surviving Entity shall be a wholly-owned subsidiary of SeqLL.

2.3 Merger Consideration. Subject to the terms of this Agreement, in consideration for the SeqLL Merger, and the acquisition of a 100% membership interest in the Company, SeqLL shall, at the Closing and subject to the terms of this Agreement, including, without limitation, the satisfaction of the conditions set forth in ARTICLE III herein, in particular, but not limited to, fulfillment of the Conditions Precedent set put in Sections 3.8 – 3.12 herein, make the following payments (collectively, the “Merger Consideration”):

(a) SeqLL shall issue and deliver to IDC at the Closing a non-interest bearing convertible promissory note substantially in the form of Exhibit B attached hereto (the “Merger Note”) in the principal amount of $35,000,000 that will be due on or before September 30, 2024. The cash proceeds from the such Merger Note shall be used by IDC to repay indebtedness in accordance with Section 3.24;

(b) Stock Consideration. Upon the completion of the Mergers, at the Closing SeqLL shall:

(i) issue to the Seller a number of shares of SeqLL common stock (the “Stock Consideration”) equal to the quotient of $60,000,000 divided by $3.10 per share. (the “Merger Price”);

(ii) issue to or at the discretion of Atlantic a number of shares of SeqLL common stock equal to the quotient of $43,000,000 divided by the Merger Price (the “Atlantic Consideration”) which shall be allocated to the Atlantic shareholders (the “Atlantic Shareholders”); and

(iii) instruct its transfer agent to deliver certificates or book entries for the Stock Consideration and the Atlantic Consideration.

2.4 Adjustment. Notwithstanding the foregoing, in the event the common stock of SeqLL (to be renamed Atlantic International Corp. (ATLN) is not uplisted, either directly or indirectly, by a reverse merger or otherwise, or another opportunistic alternative reasonably acceptable to Seller, has not been approved in writing by SeqLL (Atlantic), on or before September 30, 2024, the Seller shall be issued $10 million of additional shares of SeqLL (ATLN) common stock, valued at the then current price of SeqLL (ATLN) common stock pursuant to Section 4.7.

Article III
Closing

3.1 Time and Place of the Closing. The consummation of the Mergers (the “Closing”) shall take place remotely by the exchange of electronic documents and signatures concurrently with the closing of the Bank Finance (and the date of the Closing, being the “Closing Date”). The Closing may take place in such other manner or at such location, as may be mutually agreed upon by the Parties. The transfers and deliveries described in this ARTICLE III shall be mutually interdependent and shall be regarded as occurring simultaneously, and, notwithstanding any other provision of this Agreement, no such transfer or delivery shall become effective or shall be deemed to occur until all of the other transfers and deliveries provided for in this ARTICLE III shall have occurred or been waived on or as of the Closing Date.

3.2 SeqLL’s Deliveries. At or prior to the Closing, SeqLL shall execute and/or deliver, or cause to be delivered, to Seller and Atlantic all of the following:

(a) the Certificate of Amendment duly executed by an officer of the Company;

(b) duly executed letters of resignation and release from all of the officers and directors (other than David Pfeffer) of SeqLL;

(c) a certificate executed by the Secretary (or comparable officer) of SeqLL (i) certifying (A) SeqLL’s Governing Documents, (B) resolutions of SeqLL’s board of directors, authorizing the execution, delivery and performance of this Agreement and all documents delivered by SeqLL hereunder and in connection with the Mergers and the appointment of new directors, and (C) incumbency and specimen signatures with respect to the authorized signatory of SeqLL executing any document delivered by SeqLL hereunder and in connection with the Mergers, on behalf of SeqLL, and (ii) containing a certificate of good standing of SeqLL and Purchaser Sub issued not earlier than five (5) Business Days prior to the Closing Date by the secretary of state (or comparable officer) of the State of Delaware;

(d) all minute books, stock books, ledgers and registers, corporate seals, if any, and other corporate records relating to the organization, ownership and maintenance of SeqLL, if not already located on the premises of SeqLL;

(e) SeqLL certificate confirming that there are no existing payment obligations on the part of SeqLL to provide advancement, indemnity, limitations on liability and exculpation payments in favor of any directors and officers of SeqLL as of immediately prior to the Closing Date and no expenses in connection therewith are unpaid or owing; and

(f) Evidence of effectiveness of a “tail policy” for SeqLL’s directors and officers liability insurance policy;

(g) Assignment and Assumption Agreement of Atlantic intangible assets to SeqLL pursuant to the Atlantic Asset Transfer.

3.3 The Company’s Deliveries. At or prior to the Closing, the Company shall execute and/or deliver, or cause to be delivered to SeqLL and Atlantic all of the following:

(a) executed Forbearance Agreements;

(b) the Third Amended and Restated LLC Agreement (the “Restated LLC Agreement”), in the form attached hereto as Exhibit C, duly executed by an authorized officer of the Company to be countersigned by a newly elected officer of SeqLL;

(c) written resignations of the members of the board of managers or board of directors, as the case may be, of each of the Company Entities, effective as of the Closing Date, executed by each such manager or director, as the case may be;

(d) the Lyneer Certificate of Merger, in the form attached hereto as Exhibit A-1, duly executed by an authorized officer of the Company;

(e) a certificate substantially in the form described in Treasury Regulations Section 1.1445-2(c)(3), together with evidence that the Company has provided notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), duly executed by the Company;

(f) all minute books, stock books, ledgers and registers, corporate seals, if any, and other corporate records relating to the organization, ownership and maintenance of the Company Entities, if not already located on the premises of the Company; and

(g) certificates duly executed by the appropriate officers of the Company: (i) certifying as to (A) the Company’s Governing Documents, (B) resolutions of the Company’s board of managers (or comparable governing body) and its respective members or partners, as well as written approval of the Company’s Members, authorizing the execution, delivery and performance of this Agreement and all documents delivered by the Company hereunder and in connection with the Mergers, (C) incumbency and specimen signatures with respect to the managers of the Company executing any document delivered by the Company hereunder and in connection with the Mergers, on behalf of the Company, and (D) the audited financial statements for the year ended December 31, 2023 consist of the balance sheet of the Company and the related statements of income, shareholders’ equity and cash flows previously delivered to SeqLL have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, and (ii) containing a certificate of good standing of the Company issued not earlier than five (5) Business Days prior to the Closing Date by the secretary of state (or comparable officer) of the State of Delaware.

3.4 Seller’s Deliveries. At or prior to the Closing, IDC shall execute and/or deliver, or cause to be delivered, as may be applicable to IDC, to SeqLL and Atlantic all of the following:

(a) a duly executed IRS Form W-9 from the Seller; and

(b) the Lock-Up Agreement duly executed by the Seller for the benefit of the Lenders.

3.5 Atlantic’s Deliveries. At or prior to the Closing, Atlantic shall execute and/or deliver, or cause to be delivered, as may be applicable to Seller or the Company, and to SeqLL all of the following:

(a) lock up agreements duly executed by each of the Atlantic Shareholders for the benefit of the Lenders;

(b) certificates duly executed by the appropriate officers of Atlantic certifying as to (i) Atlantic’s Governing Documents, (ii) resolutions of Atlantic’s board of directors (or comparable governing body) and its respective members or partners, as well as written approval of Atlantic’s Shareholders, authorizing the execution, delivery and performance of this Agreement and all documents delivered by Atlantic hereunder and in connection with the Mergers, and (iii) incumbency and specimen signatures with respect to the officers of Atlantic executing any document delivered by Atlantic hereunder and in connection with the Mergers, on behalf of the Company, and containing a certificate of good standing of Atlantic and Atlantic Merger Sub issued not earlier than five (5) Business Days prior to the Closing Date by the secretary of state (or comparable officer) of the State of Delaware.

(c) certificates duly executed by the appropriate officers of Atlantic Merger Sub: certifying as to (i) Atlantic Merger Sub’s Governing Documents, (ii) resolutions of Atlantic Merger Sub’s board of managers (or comparable governing body) and its respective members or partners, authorizing the execution, delivery and performance of this Agreement and all documents delivered by Atlantic Merger Sub hereunder and in connection with the Mergers, and (iii) incumbency and specimen signatures with respect to the managers of Atlantic Merger Sub executing any document delivered by Atlantic Merger Sub hereunder and in connection with the Mergers, on behalf of the Company, and (iv) containing a certificate of good standing of the Atlantic and Atlantic Merger Sub issued not earlier than five (5) Business Days prior to the Closing Date by the secretary of state (or comparable officer) of the State of Delaware; and

(d) The SeqLL Certificate of Merger, in the form attached hereto as Exhibit A-2, duly executed by authorized officers of the Surviving Company; and

(e) The Assignment and Assumption Agreement duly endorsed by an authorized officer of Atlantic.

3.6 [INTENTIONALLY LEFT BLANK].

3.7 Access to Information; Confidentiality.

(a) The Company will (and the Seller will cause the Company to) afford SeqLL and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business of the Company, including the status of product development efforts, properties, results of operations and personnel of the Company, as SeqLL may reasonably request. The Company shall make available to SeqLL any appropriate individuals for discussion of its business, properties and personnel as SeqLL may reasonably request. SeqLL will afford the Company and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of SeqLL during the period prior to the Closing to obtain all information concerning the business of SeqLL as SeqLL may reasonably request,

(b) Any confidentiality agreement previously executed by the Parties shall be superseded in its entirety by the provisions of this Agreement. Each Party agrees to maintain in confidence any non-public information received from any other Party (such information, “Confidential Information”), and to use such Confidential Information only for purposes of consummating the Contemplated Transactions. Confidential Information will not include (i) information which was known to the one Party or their respective agents prior to receipt from the other Party; (ii) information which is or becomes generally known to the public; and (iii) information acquired by a Party or their respective agents from a third Party who was not known by the recipient to be bound to an obligation of confidentiality. Notwithstanding the foregoing or anything in this Agreement to the contrary, following the Closing any Party shall be permitted to disclose Company Confidential Information as required by Law. In the event this Agreement is terminated as provided in ARTICLE X hereof, each Party (x) will return or cause to be returned to the other all Confidential Information obtained from the other in connection with the Mergers contemplated hereby, and (y) will delete from its computer systems all Confidential Information obtained from the other in connection with the Mergers contemplated hereby; provided that any Party may keep Confidential Information as required by bona fide record retention policies established for the purpose of compliance with applicable Legal Requirements.

3.8 Conditions Precedent to Closing. The respective obligations of each Party to this Agreement to complete the Mergers are subject to the satisfaction (or, if permitted by applicable law, waiver by the Party for whose benefit such condition exists) of the following conditions:

(a) The Parties shall have performed and complied in all material respects with all terms, covenants and conditions of this Agreement to be complied with and performed by the Parties at or before Closing.

(b) There shall be no pending or threatened material third party Actions seeking to obtain damages in connection with, or to restrain, prohibit, invalidate, set aside, in whole or in part, the consummation of this Agreement or the transactions contemplated by this Agreement, or which if successful could have a Material Adverse Effect on any Party, or any Order providing for any of the foregoing.

(c) SeqLL shall have obtained approval of this Agreement, the SeqLL Merger and the Contemplated Transactions hereto by required vote of SeqLL’s shareholders in accordance with the Delaware General Corporations Law (“DGCL”), and SeqLL’s Governing Documents.

(d) Execution of the Forbearance Agreements and in effect on the Closing Date.

3.9 SeqLL’s Conditions. The obligations of SeqLL to perform its obligations at Closing are subject to the fulfillment of the following conditions, any of which SeqLL may waive:

(a) The Company, the Seller and Atlantic shall have complied with Section 3.3, Section 3.4 and Section 3.5, respectively.

(b) Since the Agreement Date, there shall not have occurred, and no effect or circumstance shall exist that has had or could reasonably be expected to have, a Material Adverse Effect on the Company and Atlantic.

3.10 The Company’s Conditions. The obligations of the Company to perform its obligations at Closing are subject to the fulfillment of the following conditions, any of which the Company may waive:

(a) SeqLL and Atlantic shall have complied with Section 3.2 and Section 3.5, respectively.

(b) SeqLL shall have delivered all other documents and other instruments as the Company may reasonably request in connection with the transactions contemplated by this Agreement.

3.11 The Seller’s Conditions. The obligations of the Seller to perform its obligations at Closing are subject to the fulfillment of the following conditions, any of which the Seller may waive:

SeqLL, the Company and Atlantic shall have complied with Section 3.2, Section 3.3 and Section 3.5, respectively.

3.12 Atlantic’s Conditions. The obligations of Atlantic to perform its obligations at Closing are subject to the fulfillment of the following conditions, any of which Atlantic may waive:

(a) SeqLL, the Company and the Seller shall have complied with Section 3.2, Section 3.3 and Section 3.4, respectively; and

(b) SeqLL and the Seller shall have delivered all other documents and other instruments as the Company may reasonably request in connection with the transactions contemplated by this Agreement; and

3.13 Public Announcements.

(a) Exclusive of filings required under this Agreement, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company, Atlantic and SeqLL or, after the Closing, SeqLL; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with the Company and Atlantic, if the disclosing party is SeqLL, or with SeqLL, if the disclosing party is the Company and/or Atlantic, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, or (B) after the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with SeqLL and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 3.13 and (iii) to Governmental Authorities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 3.13 or otherwise in this Agreement, the Parties agree that the Parties and their respective Representatives may provide general information about the subject matter of this Agreement and the Contemplated Transactions contemplated hereby to any investment banker under confidentiality agreements signed in connection with a financing to be undertaken by SeqLL.

(b) The Company and Atlantic, on the one hand, and SeqLL, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of the Company, Atlantic or SeqLL, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), SeqLL shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and SeqLL shall consider such comments in good faith. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

3.14 Exclusive Dealing.

(a) From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company and Atlantic shall not, and shall cause their Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person (other than to the Parties and their respective Representatives) in connection with, or that would reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Interests of the Company (or any Affiliate or successor of the Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing.

(b) The Company shall (i) notify Atlantic and SeqLL promptly upon receipt of any Company Acquisition Proposal by the Company, describing the terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal, and (ii) keep Atlantic and SeqLL fully informed on a current basis of any modifications to such offer or information.

(c) From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, SeqLL shall not, and shall direct its Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to an SeqLL Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, a SeqLL Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a SeqLL Acquisition Proposal; (iv) except as contemplated by the Agreement, prepare or take any steps in connection with an offering of any securities of any SeqLL Party (or any Affiliate or successor of any SeqLL Party); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing; provided, however, that nothing in this Section 3.14(c) shall prohibit SeqLL from entering into any Contracts in the Ordinary Course of Business, provided that such Contract shall be transferred or assigned under the Asset Purchase Agreement. SeqLL agrees to (A) notify the Company and Atlantic promptly upon obtaining any SeqLL Acquisition Proposal by any SeqLL Party, and to describe the terms and conditions of any such SeqLL Acquisition Proposal in reasonable detail (including the identity of any Person making such SeqLL Acquisition Proposal) and (B) keep the Company and Atlantic reasonably informed on a reasonably current basis of any modifications to such offer or information.

3.15 [INTENTIONALLY LEFT BLANK]

3.16 SeqLL Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to advancement, indemnification, limitations on liability or exculpation now existing in favor of the directors and officers of SeqLL, as provided in SeqLL’s Governing Documents in effect as of immediately prior to the Closing Date, solely with respect to any acts, errors or omissions occurring on or prior to the Closing Date, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing Date for a period of six (6) years and (ii) SeqLL will perform and discharge, or cause to be performed and discharged, all obligations to provide such advancement, indemnity, limitations on liability and exculpation during such six (6)-year period. During such six (6)-year period, SeqLL shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in SeqLL’s Governing Documents or other applicable agreements in effect as of the date hereof. The advancement, indemnification and liability limitation or exculpation provisions of SeqLL’s Governing Documents or in other applicable agreements in effect as of immediately prior to the Closing Date shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Closing Date in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Closing Date or at any time prior to such time, were directors or officers of SeqLL (the “SeqLL D&O Persons”) to receive advancement, be so indemnified, have their liability limited or be exculpated with respect to any act, error or omission occurring on or prior to the Closing Date by reason of the fact that such SeqLL D&O Person was a director or officer of SeqLL immediately prior to the Closing Date unless such amendment, repeal or other modification is required by applicable Law.

(b) SeqLL shall not have any obligation under this Section 3.16 to any SeqLL D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such SeqLL D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) SeqLL shall purchase at or prior to Closing and maintain in effect for a period of six (6) years after the Second Effective Time without lapses in coverage, a “tail” policy or policies providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of SeqLL as of the date of this Agreement with respect to any acts, errors or omissions occurring on or prior to the Second Effective Time (the “SeqLL D&O Tail Policy”). Such “tail” policy or policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under SeqLL’s directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that SeqLL shall not pay a premium for such “tail” policy or policies in excess of one hundred percent (100%) of the most recent annual premium paid by SeqLL for the existing policy prior to the date of this Agreement and, in such event, SeqLL shall purchase the same or similar coverage as the existing policy in effect prior to the date of this Agreement.

(d) If, following the Closing, SeqLL (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of SeqLL shall assume all of the obligations set forth in this Section 3.16.

(e) The SeqLL D&O Persons entitled to the advancement, indemnification, liability limitation, exculpation and insurance set forth in this Section 3.16 are intended to be third-party beneficiaries of this Section 3.16. This Section 3.16 shall survive the consummation of the Merger contemplated by this Agreement and shall be binding on all successors and assigns of SeqLL.

3.17 Post-Closing Directors and Officers.

(a) The Company and Atlantic have designated in writing to SeqLL six (6) Persons that will serve on the SeqLL Board as of immediately after the Closing Date, and a seventh (7th) director is expected to have relevant staffing industry experience to be mutually agreed to among the Parties and a majority thereof is qualified as independent directors under the National Securities Exchange Listing Requirements. SeqLL shall take all such action within its power as may be necessary or appropriate to give effect to the Company’s designations as of immediately after the Closing Date and for the officers of SeqLL (the “Officers”) as of immediately after the Closing Date to be the individuals determined in accordance with Section 3.17(c). For the avoidance of doubt, as of immediately after the Closing Date, the SeqLL Board shall consist of the Persons designated by the Company and Atlantic identified on Schedule 3.17(a).

(b) Notwithstanding the Company’s designation rights under Section 3.17(a), one Person identified on Schedule 3.17(b) of the Disclosure Schedules shall be an existing director on the SeqLL Board immediately after the Closing Date.

(c) The Persons identified on Schedule 3.17(c) of the Disclosure Schedules shall be the Officers immediately after the Closing Date, with each such individual holding the title set forth opposite his or her name. In the event that any Person identified on Schedule 3.17(c) of the Disclosure Schedules is unwilling or unable (whether due to death, disability, disqualification or otherwise) to serve as an Officer, then, prior to the mailing of the Proxy Statement to the SeqLL Stockholders, the Company may, subject to applicable listing rules of the National Securities Exchange and applicable Law, replace such individual with another individual to serve as such Officer by amending Schedule 3.17(c) of the Disclosure Schedules to include such replacement individual as such Officer.

3.18 No Third-Party Beneficiaries. Except as expressly stated in this ARTICLE III, each of the Parties to this Agreement acknowledges and agrees that all provisions contained in this ARTICLE III are included for the sole benefit of SeqLL, Atlantic and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of SeqLL, the Company or their respective Affiliates to amend, terminate or otherwise modify any Employee Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equity holder, any current or former director, manager, officer, employee, contingent worker or service provider of the Company, or any participant in any Employee Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

3.19 [INTENTIONALLY LEFT BLANK]

3.20 Tax Matters.

(a) SeqLL and Seller shall cooperate fully, as and to the extent reasonably requested, in connection with (i) the preparation and filing of any Tax Returns of the Company Entities and (ii) any Action with respect to Taxes and Tax Returns of the Company Entities, in each case, with respect to any Pre-Closing Tax Period (including any Straddle Period). Such cooperation shall include the retention, and (upon the other Party’s request) the provision, of records and information which are reasonably relevant to any such Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(b) SeqLL shall prepare and file, or cause to be prepared and filed, at SeqLL’s expense, all Tax Returns that are required to be filed by, or with respect to, the Company Entities for taxable periods ending on or prior to the Closing Date and Straddle Periods. For the avoidance of doubt, IDC will prepare and timely file (taking into account any automatic extensions available under applicable Law) all Company Entities income Tax Returns related to the 2023 taxable period and if requested by IDC, SeqLL and Company Entities will cooperate in good faith in filing such 2023 income Tax Returns. Any Tax Returns prepared by SeqLL with respect to taxable periods ending on or prior to the Closing Date and Straddle Periods shall be prepared in a manner consistent with past practices of the Company Entities, unless otherwise required by applicable Law. At least thirty (30) days prior to the date on which such Tax Return is filed (or, if required to be filed within thirty (30) days of the Closing Date or the end of the applicable tax period, as soon as reasonably practicable following the Closing Date or such tax period), SeqLL will submit such Tax Return to IDC for IDC’s review, comment and consent (not to be unreasonably withheld, conditioned or denied). IDC will notify SeqLL of any comments or objections to such Tax Returns within ten (10) Business Days of receipt. In the event that IDC fails to comment or object within ten (10) Business Days, IDC will be deemed to consent to such Tax Return. SeqLL shall claim any Transaction Tax Deductions in the taxable period of the Company Entities that includes the Closing Date to the extent such Transaction Tax Deductions are allocable to such period at a “more likely than not” comfort level (as determined by SeqLL and/or its Tax Return preparer in their reasonable discretion).

(c) Any refund of Taxes (or credit in lieu of a refund of Taxes) that is actually received (or, in the case of a credit in lieu of a refund, actually utilized to offset taxable income, as determined on a with and without basis and by treating such credit as the last item available to offset taxable income after taking into account all other available credits and deductions) by SeqLL, the Company, the Company’s Subsidiaries, or their respective Affiliates after Closing with respect to a Pre-Closing Tax Period, shall first be applied to reimburse SeqLL for any Damages economically borne by SeqLL under Section 9.4(a) as part of the Shared Damages Amount and, thereafter, any remaining amount (net of any reasonable costs or expenses incurred in connection with obtaining such Tax refund or credit in lieu of a refund of Taxes) shall be the property of Sellers. SeqLL shall pay or cause to be paid to IDC (on behalf of Sellers) in the case of any such Tax refund or credit in lieu of a refund of Taxes, the amount of such Tax refund or credit to which Sellers are entitled (as determined in accordance with the preceding sentence) as soon as reasonably practicable following the determination thereof, but in no event prior to the actual receipt of such Tax Refund or, in the case of any such credit of Taxes, prior to the date such credit actually reduces the amount of Taxes that SeqLL or its Affiliates (including the Company and the Company’s Subsidiaries) would otherwise be required to pay. With respect to any overpayment of Taxes for a Pre- Closing Tax Period, SeqLL shall seek any recoupment of such overpayment in the form of a refund of Taxes (rather than a credit against future Taxes) to the maximum extent permitted by applicable Law. SeqLL shall not, and shall cause the Company, the Company’s Subsidiaries, and their Affiliates to not, waive any Tax attribute of the Company, the Company’s Subsidiaries, and their Affiliates generated or otherwise attributable to a Pre-Closing Tax Period if such waiver would reduce the amount due to Sellers pursuant to this Section 3.20(c). Any refund of Taxes (or credit in lieu of a refund of Taxes) in respect of a Straddle Period shall be apportioned between the pre-Closing and post-Closing portions of the Straddle Period in accordance with the principles set forth in Section 3.22. For the avoidance of doubt, neither SeqLL, the Company Entities nor their respective Affiliates shall be under any affirmative obligation to pursue any such refund or credit of Taxes but they shall use commercially reasonable efforts to cooperate with IDC to obtain any such refund or credit at the request of IDC.

(d) SeqLL shall not, and shall not permit the Company Entities or any of their Related Parties to, take any action on the Closing Date and after the Closing that is not in the Ordinary Course of Business and that could reasonably be expected to increase Sellers’ liability for Taxes, except to the extent such action is contemplated by this Agreement. Unless contemplated by this Agreement or in connection with a Tax Claim resolved in accordance with Section 3.20(e) below (including any corresponding amendments or adjustments to Tax Returns for intervening years in connection with such Tax Claim), none of SeqLL or any of SeqLL’s Related Parties shall (or shall cause or permit the Company Entities or any of their respective Related Parties to): (i) amend, re-file or otherwise modify any previously filed Tax Return of the Company Entities with respect to a Pre-Closing Tax Period; (ii) surrender any right to claim a refund of Taxes; (iii) initiate any voluntary disclosure agreement or program, or similar process, with any Tax authority regarding any Tax (whether asserted or un-asserted) or Tax Return (whether filed or unfiled) of the Company Entities; or (iv) agree to the waiver of or an extension to the statute of limitations period applicable to the Company Entities, in each case, with respect to any Pre-Closing Tax Period (or portion thereof) without the prior written consent of IDC, which consent shall not to be unreasonably withheld, conditioned or delayed. With respect to Section 3.20(d)(iii), IDC will have ten (10) Business Days from the date of notification by SeqLL to inform SeqLL of its objection to the initiation of any voluntary disclosure agreement or program.

(e) If, at any time after the Closing, SeqLL or any of the Company Entities receives notice of any proposed assessment of Taxes or the commencement of any Tax audit or administrative or judicial Tax proceeding with respect to Taxes payable by the Company Entities for a Pre-Closing Tax Period, including a Straddle Period (a “Tax Claim”), then SeqLL shall promptly notify IDC, in writing, of such notice; provided, that no failure or delay of SeqLL or the Company Entities in providing such notice shall reduce or otherwise affect the obligations of the Sellers pursuant to this Agreement, except to the extent that the Sellers are adversely and materially prejudiced as a result of such failure or delay. IDC shall have the right, at its own expense and upon written notice to SeqLL, to control the conduct of any Tax Claim relating solely to income Taxes attributable to a tax period ending on or before the Closing Date (a “Seller Controlled Tax Claim”); provided, that (i) IDC shall keep SeqLL reasonably informed of the progress of any such Tax Claim, (ii) SeqLL shall have the right to participate in the defense of any such Tax Claim and to employ its own counsel at its expense, and (iii) IDC shall not settle or compromise such Tax Claim without SeqLL’s prior written consent, not to be unreasonably withheld, conditioned or delayed. SeqLL shall control the conduct of any Tax Claim that is not a Seller Controlled Tax Claim or that IDC does not elect to control pursuant to the preceding sentence; provided, that (i) SeqLL shall keep IDC reasonably informed of the progress of any such Tax Claim, (ii) IDC shall have the right to participate in the defense of such Tax Claim at Sellers’ expense, and (iii) SeqLL shall not settle or compromise such Tax Claim without IDC’s prior written consent, not to be unreasonably withheld, conditioned, or delayed. Notwithstanding anything to the contrary, in connection with any audit or other similar examination with respect to any Taxes or Tax Returns of any Company Entity that is or was treated as partnership for U.S. federal and applicable state and local income tax purposes for a Pre-Closing Tax Period, the Parties agree that such Company Entity shall make, or shall cause the “partnership representative” within the meaning of Section 6223 of the Code to make, an election under Section 6226 of the Code (or any similar or comparable provision of state, local or non-U.S. Law) for any “imputed underpayment” as defined in Section 6225 of the Code (or any comparable provision of state, local or non-U.S. Law) attributable to such Company Entity, unless SeqLL and IDC both consent to an alternative course of action.

(f) The Company shall make and maintain an election under Section 754 of the Code for the taxable year that includes the Closing Date. The Company shall implement a closing of the books using the “interim closing” method and the calendar day convention set forth in Treasury Regulations Section 1.706-4 determined as of the end of the Closing Date for purposes of determining the Company’s items of income, gain, loss and deduction that are allocable to the Sellers, Atlantic and SeqLL in respect of the Interests transferred pursuant to this Agreement.

3.21 Transfer Taxes and Fees. Following the Closing, SeqLL, on the one hand, and the Seller, on the other hand, shall be responsible for and pay fifty percent (50%) of all Transfer Taxes arising out of the transactions contemplated by this Agreement, and all recordation costs and filing expenses incurred in connection with obtaining or recording title with any Governmental Authority. The Party required by applicable Law shall timely prepare and file all Tax Returns and other documentation required to be filed in connection with such Transfer Taxes, and the non-filing Party shall cooperate with the filing Party in connection with the preparation and filing of such Tax Returns and other documentation.

3.22 Straddle Period Taxes. Wherever applicable for this Agreement, in the case of a Straddle Period, the amount of any Taxes based on or measured by income, receipts, sales, use or payroll of the Company or its Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity or non-U.S. entity in which any of the Company Entities holds a beneficial interest shall be deemed to terminate at such time), and the amount of other Taxes of the Company and its Subsidiaries for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period. For the avoidance of doubt, all Transaction Tax Deductions claimed on a Tax Return filed pursuant to Section 3.20(b) shall be allocated to the pre-Closing portion of the Straddle Period.

3.23 Settlement Offer. Upon completion of the Mergers, and subject to the issuance of the Stock Consideration to IDC and the Atlantic Consideration to Atlantic, SeqLL shall (i) deposit in a restricted bank account designated by Atlantic with an amount equal to cash on hand (at all SeqLL bank and other financial institutions)at the Closing of the Merger less any amounts allocated for pre-Closing expenses, as set forth in the Asset Purchase Agreement with the remainder, if any, to be used only for the purpose of making cash payments in connection with Settlements (as defined below), and (ii) deposit approximately 3,490,318 shares of SeqLL common stock in escrow with SeqLL’s transfer agent that would provide the SeqLL Legacy Stockholders with $12 million of value of SeqLL Common Stock in lieu of effecting that certain dividends provided under the M/A and approved at the August 2023 Stockholders Meeting (“Dividends”).

(b)  Within 90 days of the closing of the Mergers, SeqLL shall make a settlement offer to its stockholders of record as of September 26, 2023, the cancelled record date for such Dividends, to settle any claims for failing to pay the Dividends (the “Settlements”) by offering to such stockholders the amount of cash and the number of shares of its common stock that such stockholders would have received had the Dividends been declared and made as set forth in SeqLL’s proxy statement dated August 10, 2023 that was mailed to SeqLL’s stockholders on or about August 11, 2023. Such settlement offer shall be made by SeqLL in accordance with applicable Federal and state securities laws. SeqLL’s stockholders of record as of the Record Date shall be entitled to rely upon, shall be express third party beneficiaries of, and shall be entitled to enforce, the provisions of this Section 3.23.

3.24 Joint Obligations of IDC and the Company. Pursuant to the terms and conditions of an Allocation Agreement dated as of December 31, 2023 by and among Lyneer Investments LLC and its subsidiaries, IDC Technologies, Inc. and Prateek Gattani, IDC, subject to subordination to BMO and SPP Facility, agreed to assume the joint Indebtedness of the Company and IDC outstanding under the BMO Credit Facility in excess of the Company’s stand-alone borrowing base under the Company’s new credit facility, and (b) IDC shall satisfy any remaining joint Indebtedness of the Company and IDC due to PBC, SPP Loan Facility and Lyneer Management.

Article IV
Covenants

4.1 Certain Covenants. In addition to other obligations contained in this Agreement, the Parties hereto shall perform their respective obligations under the following covenants:

(a) Reasonable Efforts. Each of the Parties hereto will use all reasonable efforts to take, or cause to be taken, all actions as are to be taken by each of them, respectively, or cause to be done all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. Each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents; provided, however, that each Party shall respond as promptly as reasonably practicable to any requests by any Governmental Authority for additional information and documentary material that may be requested. SeqLL shall promptly inform the Company and Atlantic of any communication between SeqLL, on the one hand, and any Governmental Authority, on the other hand, and the Company and Atlantic shall promptly inform SeqLL of any communication between the Company and Atlantic, on the one hand, and any Governmental Authority, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document.

(b) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Parties shall each give counsel for the other Parties a reasonable opportunity to review in advance, and consider in good faith the views of the others in connection with, any proposed written communication to any Governmental Authority relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Authority in connection with the transactions contemplated by this Agreement unless it consults with the other Parties in advance.

(c) Notwithstanding anything to the contrary in the Agreement, in the event that this Section 4.1 conflicts with any other covenant or agreement in this ARTICLE IV that is intended to specifically address certain subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

4.2 Certain Negative Pre-Closing Covenants of SeqLL. From and after the Agreement Date until the earlier of the Closing or the termination of this Agreement in accordance with its terms, SeqLL shall, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, or as expressly consented to in writing by the Company and Atlantic (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate its business in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact the business organization, assets, properties and material business relations of SeqLL; provided that in no event shall SeqLL’s compliance with this Section 4.2 constitute a breach of this Agreement.

Without limiting the generality of the foregoing, from and after the Agreement Date until the earlier of the Closing and the termination of this Agreement in accordance with its terms, SeqLL shall, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, or as expressly consented to in writing by the Company and Atlantic, not do any of the following:

(a) (i)  modify, amend, terminate or transfer any material Contract to which it is a party, or waive, release or assign any material rights or claims thereto or thereunder; or (ii) enter into or extend any lease with respect to real property; in each case that will not be acquired or assumed by Newco pursuant to the Asset Purchase Agreement;

(b) amend, supplement, restate or modify its Governing Documents, or otherwise alter its corporate structure through merger, liquidation, reorganization, restructuring or otherwise;

(c) sell, transfer, pledge, dispose of or encumber any assets or properties, other than (i) dispositions of inventory and supplies in the Ordinary Course of Business, or (ii) pursuant to an existing Contract;

(d) permit the attachment of any Encumbrance against any of the assets or properties owned or leased by SeqLL, except Permitted Encumbrances that will be terminated on the Closing Date;

(e) issue, sell, transfer, pledge, dispose of or encumber any shares of capital stock or other ownership interest of any class, or any options, warrants, convertible or exchangeable securities or other rights of any kind to acquire any shares of capital stock or any other ownership interest of SeqLL, or acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any Person or division thereof;

(f) incur any Indebtedness in excess of $10,000 for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any Person, or make any loans, advances or enter into any financial commitments;

(g) commit to make any capital expenditure other than currently contemplated capital expenditures that have been disclosed to Atlantic and the Company or obligations for capital expenditures that will be assumed by Newco pursuant to the Asset Purchase Agreement;

(h) declare, set aside or pay a dividend on, or make any distributions (whether in cash, stock or other securities or property, or any combination thereof) with respect to any ownership interests in SeqLL, or repurchase, redeem or acquire any ownership interests in SeqLL that will not be effected by the Closing Date;

(i) except as is permitted by this Section 4.2, take any action which could reasonably be expected to make any of SeqLL’s representations and warranties herein untrue as of Closing;

(j) make any Tax election or settle or compromise any federal, state, local or foreign Tax liability, or agree to an extension of a statute of limitations with respect thereto;

(k) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person in excess of $5,000, individually or in the aggregate, other than the reimbursement of expenses of employees in the Ordinary Course of Business;

(l) except as required pursuant to applicable Law, amend, modify, adopt, enter into or terminate any material Employee Plan of SeqLL;

(m) enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by SeqLL in excess of $10,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on SeqLL or any of its Affiliates after the Closing;

(n) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving SeqLL;

(o) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement exclusive of the underwriting agreement and any ancillary agreements in form and substance reasonably satisfactory to Atlantic and the Company;

(p) make any Change of Control Payment that is not set forth on Schedule 6.3(b) of Disclosure Schedules; or

(q) authorize, recommend, propose, announce or enter into any agreement, contract, commitment or arrangement to do any of the foregoing.

4.3 Certain Affirmative Pre-Closing Covenants of the Seller. From and after the Agreement Date until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Seller shall, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, or as expressly consented to in writing by Atlantic (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate its business in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact its business organization, assets, properties and material business relations; provided that in no event shall actions taken by or on behalf of, Seller in compliance with this Agreement constitute a Breach of this Agreement.

4.4 Certain Negative Pre-Closing Covenants of the Company Entities. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, or as expressly consented to in writing by Atlantic (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate the Business in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact the business organization, assets, properties and material business relations of the Company; provided that in no event shall actions taken by or on behalf of, the Company in compliance with this sub-Section or other provisions of this Agreement constitute a Breach of this Agreement.

Without limiting the generality of the foregoing, from and after the Agreement Date until the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company shall, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, or as expressly consented to in writing by Atlantic, not do any of the following:

(a) enter into, amend, modify, waive any material benefit or right under or terminate any material Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such material Contract pursuant to its terms or entering into additional work orders pursuant to, and in accordance with the terms of, any material Contract);

(b) amend, supplement, restate or modify its Governing Documents, or otherwise alter their corporate structure through merger, liquidation, reorganization, restructuring or otherwise;

(c) sell, transfer, pledge, dispose of or encumber any assets or properties, other than (i) dispositions of inventory and supplies in the Ordinary Course of Business and not material in amount, either individually or in the aggregate, or (ii) pursuant to an existing Contract;

(d) sell, transfer, lease, license, sublicense, mortgage, pledge, dispose of, encumber, grant or otherwise dispose of any Company Intellectual Property, or amend or modify in any material respect any existing agreements with respect to any Company Intellectual Property;

(e) permit the attachment of any Encumbrance against any of the assets or properties owned or leased by the Company, except Permitted Encumbrances;

(f) issue, sell, transfer, pledge, dispose of or encumber any shares of capital stock or other ownership interest of any class, or any options, warrants, convertible or exchangeable securities or other rights of any kind to acquire any shares of capital stock or any other ownership interest of the Company, or acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any Person or division thereof;

(g) incur any Indebtedness in excess of $50,000 for borrowed money, other than in the Ordinary Course of Business, or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any Person, or make any loans, advances or enter into any financial commitments;

(h) make or commit to make any capital expenditure other than currently contemplated capital expenditures set forth on Schedule 4.4(h) of the Disclosure Schedules;

(i) declare, set aside or pay a dividend on, or make any distributions (whether in cash, stock or other securities or property, or any combination thereof) with respect to any ownership interests in the Company, or repurchase, redeem or acquire any ownership interests in the Company;

(j) make or permit to be made (i) any payment of any bonus, profit sharing, pension or similar payment or arrangement or special compensation to any employee of the Company, (ii) any increase in the compensation payable or to become payable to any employee of the Company or (iii) any modification, termination or renewal of any Company benefit arrangement, or entry into any new such arrangement or plan, except as required by applicable Legal Requirements;

(k) change any accounting policies or procedures (including, without limitation, procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable), unless required by statutory accounting principles or GAAP;

(l) make any Tax election or settle or compromise any federal, state, local or foreign Tax liability, or agree to an extension of a statute of limitations with respect thereto;

(m) pay, discharge, satisfy or settle any Action or waive, assign or release any rights or claims with respect thereto, other than settlements in the Ordinary Course of Business that involve (x) the payment of non-material amounts of cash and no admission being made with respect to (i) any criminal wrongdoing, or (ii) the invalidity or unenforceability of, or any infringement with respect to, any Company Intellectual Property or (y) payment for applicable insurance policies, including worker’s compensation policies;

(n) except in the Ordinary Course of Business, make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person in excess of $50,000, individually or in the aggregate, other than the reimbursement of expenses of employees in the Ordinary Course of Business;

(o) except as required pursuant to applicable Law, (A) amend, modify, adopt, enter into or terminate any material Employee Plan of the Company, other than in the Ordinary Course of Business, (B) materially increase the compensation or benefits payable to any current or former director, manager, officer, or employee at the level of senior vice president or above, or to any contingent worker with annual fees of $100,000 or above, other than in each case annual and merit-based raises made in the Ordinary Course of Business, as applicable, (C) take any action to accelerate any material payment or benefit payable to any current or former director, manager, officer, employee, or contingent worker of the Company, (D) waive or release any non-competition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, or employee at the level of senior vice president or above of the Company, or (E) terminate (other than for cause) or furlough the employment of any director, manager, officer, or employee at the level of senior vice president or above, or group of employees of the Company if such group termination would trigger the WARN Act;

(p) enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Company in excess of $50,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on the Company (or SeqLL or any of its Affiliates after the Closing);

(q) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving the Company;

(r) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(s) make any Change of Control Payment that is not set forth on Schedule 6.3(b) of the Disclosure Schedules; or

(t) authorize, recommend, propose, announce or enter into any agreement, contract, commitment or arrangement to do any of the foregoing.

4.5 Certain Negative Pre-Closing Covenants of Atlantic. From and after the Agreement Date until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Atlantic shall, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, or as expressly consented to in writing by SeqLL and the Company (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate its Business in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact the business organization, assets, properties and material business relations of Atlantic; provided that in no event shall Atlantic’s compliance with this sub-Section constitute a Breach of this Agreement.

Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, Atlantic shall, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as required by the Contemplated Transactions or as expressly consented to in writing by the Company and SeqLL, not do any of the following:

(a) (i) modify, amend, terminate or transfer any material Contract to which it is a party or waive, release or assign any material rights or claims thereto or thereunder; or (ii) enter into or extend any lease with respect to real property;

(b) amend, supplement, restate or modify its Governing Documents, or otherwise alter its corporate structure through merger, liquidation, reorganization, restructuring or otherwise;

(c) sell, transfer, pledge, dispose of or encumber any assets or properties, other than (i) dispositions of inventory and supplies in the Ordinary Course of Business and not material in amount, either individually or in the aggregate, or (ii) pursuant to an existing Contract;

(d) sell, transfer, lease, license, sublicense, mortgage, pledge, dispose of, encumber, grant or otherwise dispose of any Intellectual Property, or amend or modify in any material respect any existing agreements with respect to any Company Intellectual Property;

(e) permit the attachment of any Encumbrance against any of the assets or properties owned or leased by the Company, except Permitted Encumbrances;

(f) issue, sell, transfer, pledge, dispose of or encumber any shares of capital stock or other ownership interest of any class, or any options, warrants, convertible or exchangeable securities or other rights of any kind to acquire any shares of capital stock or any other ownership interest of the Company, or acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any Person or division thereof;

(g) incur any Indebtedness in excess of $5,000 for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any Person, or make any loans, advances or enter into any financial commitments;

(h) make or commit to make any capital expenditure other than currently contemplated capital expenditures that have been disclosed to SeqLL and the Company;

(i) declare, set aside or pay a dividend on, or make any distributions (whether in cash, stock or other securities or property, or any combination thereof) with respect to any ownership interests in the Company, or repurchase, redeem or acquire any ownership interests in Atlantic;

(j) make or permit to be made (i) any payment of any bonus, profit sharing, pension or similar payment or arrangement or special compensation to any employee of Atlantic, (ii) any increase in the compensation payable or to become payable to any employee of Atlantic or (iii) any modification, termination or renewal of any Company benefit arrangement, or entry into any new such arrangement or plan, except as required by applicable Legal Requirements;

(k) except as is permitted by this Section 4.5, take any action which could reasonably be expected to make any of Atlantic’s representations and warranties herein untrue as of Closing;

(l) change any accounting policies or procedures (including, without limitation, procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable), unless required by statutory accounting principles or GAAP;

(m) make any Tax election or settle or compromise any federal, state, local or foreign Tax liability, or agree to an extension of a statute of limitations with respect thereto;

(n) pay, discharge, satisfy or settle any Action or waive, assign or release any rights or claims with respect thereto, other than settlements in the Ordinary Course of Business that involve only the payment of non-material amounts of cash and no admission being made with respect to (i) any criminal wrongdoing, or (ii) the invalidity or unenforceability of, or any infringement with respect to, any Intellectual Property;

(o) enter into, amend, modify, waive any material benefit or right under or terminate any material Contract to which it is a party (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such material Contract pursuant to its terms or entering into additional work orders pursuant to, and in accordance with the terms of, any material Contract to which it is party);

(p) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person in excess of $5,000, individually or in the aggregate, other than the reimbursement of expenses of employees in the Ordinary Course of Business;

(q) except as required pursuant to applicable Law, (A) amend, modify, adopt, enter into or terminate any material Employee Plan of Atlantic, other than in the Ordinary Course of Business consistent with past practice, (B) materially increase the compensation or benefits payable to any current or former director, manager, officer, or employee at the level of senior vice president or above, or to any contingent worker with annual fees of $100,000 or above, other than in each case annual and merit-based raises made in the Ordinary Course of Business, as applicable, (C) take any action to accelerate any material payment or benefit payable to any current or former director, manager, officer, employee, or contingent worker of the Company, (D) waive or release any non-competition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, or employee at the level of senior vice president or above of Atlantic, or (E) terminate (other than for cause) or furlough the employment of any director, manager, officer, or employee at the level of senior vice president or above, or group of employees of Atlantic if such group termination would trigger the WARN Act;

(r) enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by Atlantic International in excess of $10,000 in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on Atlantic International (or any of its Affiliates after the Closing);

(s) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving Atlantic;

(t) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement exclusive of any agreements to refinance the Loan Obligations, including the Merger Note;

(u) make any Change of Control Payment that is not set forth on Schedule 6.3(b) of the Disclosure Schedules; or

(v) authorize, recommend, propose, announce or enter into any agreement, contract, commitment or arrangement to do any of the foregoing.

4.6 The Proxy Statement.

All proposals contained in the Proxy Statement on Schedule 14A dated August 10, 2023 were approved by SeqLL shareholders on August 21, 2023. Any subsequent changes from what was approved by SeqLL shareholders were approved by the SeqLL, Board of Directors (as amended or supplemented from time to time, the “Proxy Statement”).

4.7 Uplisting. Upon the completion of the Merger, SeqLL and Atlantic shall undertake to obtain and to take such actions as may be necessary to satisfy any applicable requirements for an uplisting on a national securities exchange, which may include the CBOE BZX Exchange, Nasdaq or the NYSE (American) (a “Nationl Securities Exhange”). This may include a Post-Effective Amendment to the Registration Statement (as defined below), if required, an uplisting on its own if SeqLL then qualifies, vis-à-vis a capital raise or through a merger or similar transaction with a third party trading on a National Securities Exchange (“Uplisting”). In the event SeqLL is unable to obtain an uplisting to a National Securities Exchange, either directly or indirectly, by a reverse merger or otherwise, or another opportunistic alternative reasonably acceptable to Seller, on or before September 30, 2024 (the “Uplisting Period”), the Seller shall be issued $10 million of additional shares of SeqLL (ATLN) common stock, valued at the then current price of SeqLL (ATLN) common stock. The Parties agree this Section 4.7 is a negotiated term of this Agreement, and SeqLL and Atlantic waive any right to assert any claim or cause of action against the Seller, with respect to the issuance of additional shares of SeqLL common stock to Seller, pursuant to this Section 4.7, including claims for breach of contract or equitable relief. SeqLL shall promptly notify the Seller and the Company in writing of the status of the Uplisting and any relevant developments affecting the potential for Uplisting during the Uplisting Period.

4.8 The Registration Statement/Capital Raise.

The Registration Statement on Form S-1 (No. 333-272908) the “Registration Statement” first filed on June 23, 2023 was last amended and declared effective on May 9, 2024, on Post-Effective Amendment No. 2. The elimination of the Capital Raise under the Registration Statement was approved by the Boards of Directors of IDC, Atlantic and SeqLL. Notwithstanding the foregoing, the Parties agree that the Merger Note will be repaid from any future capital raise undertaken in connection with the Uplisting, which if successfully completed, will also give SeqLL access to other public capital. As such, if the Uplisting is not successfully completed during the Uplisting Period and SeqLL is unable to repay the Merger Note in full and in cash, the additional shares of SeqLL Common Stock described in Section 4.7 shall be issued.

4.9 Seniority of Merger Note. Subject to the rights of the Lenders under the Forbearance Agreements, which rights shall be senior to those of the holders of the Merger Note, the Parties agree that no other Promissory Notes of Atlantic International shall be senior to those of the holders of the Merger Note and no payment of such other liabilities, including without limitations, those arising from such series of non-convertible promissory notes issued to St. Laurent Investment LLC with an aggregate outstanding principal amount of $1,375,000 due and payable on July 31, 2025 (the “St. Laurent Notes”), shall be made unless and until the Merger Note has been repaid in full.

4.10 Repayment to IDC. In respect of funds advanced to, or paid by IDC, on behalf of or for the benefit of the Company (“Advanced Payment”), SeqLL and Atlantic agree that IDC shall be entitled to receive repayment from SeqLL, and SeqLL shall pay to IDC, such Advanced Payment in accordance with the terms and Conditions of Section 11.1 below.

Article V
Representations and Warranties of SeqLL and Purchaser Sub

SeqLL and Purchaser Sub represent and warrant to the Sellers that except as set forth in the Registration Statement and the SEC Reports the following statements are true and correct as of the Closing Date:

5.1 Organization; Authority. SeqLL is a corporation duly incorporated, validly existing and in good standing, under the Laws of the State of Delaware. Purchaser Sub is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each of SeqLL and Purchaser Sub have requisite power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and all Ancillary Documents to which SeqLL or Purchaser Sub are or will be a party have been duly authorized by SeqLL and/or Purchaser Sub as applicable. SeqLL and Purchaser Sub have all requisite power and authority to own and lease the properties and assets they currently own and lease and to conduct their activities as currently conducted and as presently contemplated to be conducted. Each of SeqLL and Purchaser Sub is duly qualified to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in all jurisdictions in which the ownership or leasing of the properties and assets owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. Schedule 5.1 is a true and complete list of (i) each jurisdiction in which SeqLL and Purchaser Sub are qualified to do business, (ii) every state or foreign jurisdiction in which SeqLL and Purchaser Sub have employees or facilities and (iii) the directors and officers of SeqLL and Purchaser Sub.

5.2 Books and Records. SeqLL has delivered to Atlantic and the Company true and complete copies of the Governing Documents and the minute books of SeqLL and Purchaser Sub. Such Governing Documents are in full force and effect.

5.3 Enforceability. This Agreement and the Ancillary Documents to which SeqLL or Purchaser Sub are a party have been duly executed and delivered by SeqLL or Purchaser Sub, as applicable enforceable against SeqLL or Purchaser Sub, as applicable, in accordance with their respective terms, except to the extent such enforceability may be limited by the General Enforceability Exceptions.

5.4 Brokers. SeqLL and Purchaser Sub have no liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated hereby for which the Company and/or the Sellers could become liable or obligated.

5.5 [INTENTIONALLY LEFT BLANK]

5.6 Capitalization. (a) Except as indicated in SeqLL’s Public Documents or on Schedule 5.6(a)(i) of the Disclosure Schedules, as at Closing, there shall be no outstanding or authorized subscriptions, options, or warrants, calls, rights, commitments or any other agreements or arrangements of any character obligating SeqLL or Purchaser Sub to issue any capital stock or other Equity Interests, or evidencing the right to subscribe for any capital stock or other Equity Interests of SeqLL, except in respect of the Mergers. At Closing, all issued and/or outstanding shares of capital stock or other securities of SeqLL shall be issued, sold and delivered in compliance with all applicable Federal and state securities Laws and the similar laws of other foreign jurisdictions as may be applicable and will be validly issued, fully paid, and nonassessable. Except as indicated in SeqLL’s Public Documents, no person has, and at Closing no person shall have, any right of first refusal, preemptive right, right of participation, or any similar right to acquire securities of SeqLL. The issuance of the SeqLL Common Stock as part of the Mergers will not obligate SeqLL to issue shares of SeqLL Common Stock or other securities to any Person and will not result in a right of any holder of SeqLL’s securities to adjust the exercise, conversion, exchange or reset price under such securities. Except as set forth on Schedule 5.6(a)(ii) of the Disclosure Schedules, there are no voting trusts, proxies or other Contracts with respect to the voting or transfer of SeqLL Common Stock; and

(b) the Equity Interests of Purchaser Sub outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract to which SeqLL is a party or bound. All of the outstanding Equity Interests of Purchaser Sub are owned directly by SeqLL free and clear of all Encumbrances (other than transfer restrictions under applicable Federal Securities Law). As of the date of this Agreement, SeqLL has no Subsidiaries other than Purchaser Sub and SeqLL and does not own, directly or indirectly, any Equity Interests in any Person other than Purchaser Sub.

5.7 SEC Filings. SeqLL has timely filed or furnished all reports required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to the Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “SEC Reports”), and will file or furnish all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to the Securities Laws (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Additional SEC Reports”). Each of the SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the SEC Reports or the Additional SEC Reports. As of their respective dates of filing, the SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SEC Reports.

5.8 Transactions with Affiliates. Except as set forth in the SEC Reports, Schedule 5.8 of the Disclosure Schedules sets forth all Contracts between (a) SeqLL, on the one hand, and (b) any officer, director or 10% equityholder of SeqLL or any family member of the forgoing Persons, on the other hand (each Person identified in this clause (b), a “SeqLL Related Party”), other than (i) Contracts with respect to a SeqLL Related Party’s employment with, or the provision of services to, SeqLL entered into in the Ordinary Course of Business (including benefit plans, indemnification arrangements and other ordinary course compensation) and (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Schedule 5.8 or entered into in accordance with Schedule 5.8. No SeqLL Related Party (A) owns any interest in any material asset used in the business of SeqLL, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, lender, partner, customer, lessor, lessee or other material business relation of SeqLL or (C) owes any material amount to, or is owed any material amount by, SeqLL.

5.9 Litigation. There is no Action pending or, to SeqLL’s or Purchaser Sub’s Knowledge, threatened against SeqLL or Purchaser Sub that, if adversely decided or resolved, would have a Material Adverse Effect on SeqLL. Neither SeqLL nor Purchaser Sub nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Actions by SeqLL or Purchaser Sub pending against any other Person.

5.10 Compliance with Applicable Legal Requirements.

(a) SeqLL and Purchaser Sub have complied and are in compliance in all material respects with all material Legal Requirements applicable to them and to their assets, properties, operations and business. Neither SeqLL nor Purchaser Sub has received any written notice from any Governmental Authority to the effect, or otherwise been advised, that it is not in compliance with any such Legal Requirements, and SeqLL has no Knowledge that any existing circumstances are likely to result in an Action for a violation of any such Legal Requirement. To the Knowledge of SeqLL, no investigation or review by any Governmental Authority with respect to SeqLL or Purchaser Sub, or their promoters, stockholders, affiliates, directors, officers, consultants, employees, agents or other representatives is pending or, to the Knowledge of SeqLL threatened, nor has any Governmental Authority given SeqLL or Purchaser Sub written notice of its intention to conduct the same.

(b) Except as set forth on Schedule 5.10(b) of the Disclosure Schedules, there is no Contract or Order binding upon SeqLL or Purchaser Sub which has had or could reasonably be expected to have the effect of prohibiting or impairing any business practice of SeqLL or Purchaser Sub, any acquisition of property (tangible or intangible) by SeqLL or Purchaser Sub, or the conduct of business by SeqLL or Purchaser Sub.

(c) Without limiting any provision of this Agreement: (i) neither SeqLL nor Purchaser Sub, nor, to the Knowledge of SeqLL, any officer, manager, agent, employee or other Person associated with or acting on behalf of SeqLL or Purchaser Sub has, directly or indirectly (a) paid or delivered or agreed to pay or deliver any fee, commission or other sum of money or item of property, however characterized, to any Person, government official or other party that is illegal or improper under any applicable Legal Requirement, (b) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (c) made any unlawful payment or offered anything of value to any foreign or domestic government official or employee or to any foreign or domestic political parties or campaigns, (d) violated or is in violation of any provision of the United States Foreign Corrupt Practices Act of 1977 (15 United States Code Section 78dd-1, et seq.), as amended, or any applicable Legal Requirement of similar effect, (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or transfer of value to any other Person or (f) established or maintained any fund that has not been recorded in the books and records of SeqLL; and (ii) SeqLL has complied and is in compliance with applicable provisions of the United States export and sanctions laws, and regulations implemented thereunder, including the Arms Export Control Act (22 United States Code Section 2751 et seq.), as amended, the Export Administration Act (50 United States Code Section 2401 et seq.), as amended, the International Emergency Economic Powers Act (50 United States Code Section 17091 et seq.), as amended, and the various sanctions regulations administered by the Office of Foreign Assets Control of the Department of the Treasury of the United States, as amended. Without limiting the foregoing, SeqLL has not made any investments or performed any Contracts in, or involving a Person from, Cuba, Iran, Sudan, Syria or Burma (Myanmar).

(d) Neither SeqLL nor Purchaser Sub is in violation of any applicable Legal Requirements relating to terrorism or money laundering, including Executive Order No. 13224, the USA PATRIOT Act, applicable Legal Requirements comprising or implementing the Bank Secrecy Act and applicable Legal Requirements administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Legal Requirements may from time to time be amended, renewed, extended, or replaced) (collectively, “Anti-Terrorism Law”) and has not engaged in or conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(e) To the Knowledge of SeqLL, neither SeqLL nor Purchaser Sub nor any agents acting or benefiting in any capacity in connection with this Agreement or the transactions contemplated hereby is any of the following (each a “Blocked Person”): (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224: (iii) a Person with which the Company is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224; (v) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or (vi) a Person who is affiliated or associated with a Person listed above.

(f) To the Knowledge of SeqLL, neither SeqLL or Purchaser Sub nor any of their agents acting in any capacity in connection with this Agreement or the transactions contemplated hereby (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

5.11 Purchaser Sub Activities. Purchaser Sub was organized solely for the purpose of entering into this Agreement, the Ancillary Documents to which it is a party and consummating the Contemplated Transactions and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its incorporation or the negotiation, preparation or execution of this Agreement and any Ancillary Documents, the performance of its covenants or agreements in this Agreement and any Ancillary Document or the consummation of the Contemplated Transactions. Purchaser Sub does not have any Indebtedness.

5.12 Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of SeqLL’s status as an “emerging growth company” or “smaller reporting company” as defined in Rule 12b-2 promulgated under the Exchange Act, since its initial public offering, (i) SeqLL has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SeqLL’s financial reporting and the preparation of SeqLL’s financial statements for external purposes in accordance with GAAP and (ii) SeqLL has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that information relating to SeqLL is made known to SeqLL’s principal executive officer and principal financial officer by others within SeqLL. Such disclosure controls and procedures are effective in timely alerting SeqLL’s principal executive officer and principal financial officer to material information required to be included in SeqLL’s periodic reports required under the Exchange Act.

(b) Each director and executive officer of SeqLL has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(c) The classes of securities representing issued and outstanding SeqLL Common Stock are registered pursuant to Section 12(g) of the Exchange Act. Except as set forth in the SEC Reports, there is no Action pending or, to the Knowledge of SeqLL, threatened against SeqLL by the SEC with respect to any intention by such entity to deregister the SeqLL Common Stock. SeqLL has not taken any action that is designed to terminate the registration of SeqLL Common Stock under the Exchange Act.

(d) (i) The SEC Reports contain true and complete copies of the audited consolidated balance sheet of SeqLL as of December 31, 2021, 2022 and 2023 and the related audited consolidated statements of operations and comprehensive loss, shareholders equity (deficit) and cash flows of SeqLL for the years then ended, together with the auditor’s reports thereon (collectively, the “SeqLL Financial Statements”). The SeqLL Financial Statements (A) fairly present in all material respects the financial position of SeqLL as at the respective dates thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended, (B) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto), (C) in the case of the audited SeqLL Financial Statements, were audited in accordance with the standards of the Public Company Accounting Oversight Board and (D) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) SeqLL has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for SeqLL’s and its Subsidiaries’ assets. SeqLL maintains and, for all periods covered by the SeqLL Financial Statements, has maintained, in all material respects in accordance with GAAP and applicable Law, books and records of SeqLL in the Ordinary Course of Business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of SeqLL.

(f) There are no outstanding loans or other extensions of credit made by SeqLL to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SeqLL. SeqLL has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(g) Except as set forth in the SEC Reports, for the past three (3) years, neither SeqLL (including any employee thereof) nor, to the Knowledge of SeqLL, SeqLL’s independent auditors, has received any written complaint, allegation, assertion or claim that there is, or there has been, (i) a “significant deficiency” in the internal controls over financial reporting of SeqLL, (ii) “material weakness” in the internal controls over financial reporting of SeqLL or (iii) fraud, whether or not material, that involves management or other employees of SeqLL who have a role in the internal controls over financial reporting of SeqLL.

5.13 No Undisclosed Liabilities. SeqLL has no material liabilities except for the liabilities (a) set forth in Schedule 5.13 of the Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (c) set forth or disclosed in the SeqLL Financial Statements, (d) that have arisen since the date of the most recent balance sheet included in the SEC Reports in the Ordinary Course of Business, or (e) either permitted to be incurred pursuant to Section 5.10 or incurred in accordance with Section 5.10.

5.14 Tax Matters.

(a) SeqLL has prepared and filed all material Tax Returns required to have been filed by SeqLL, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws, and SeqLL has paid all material Taxes required to have been paid or deposited by them regardless of whether shown on a Tax Return.

(b) SeqLL has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, other service providers, equity interest holder or other third-party.

(c) SeqLL is not currently the subject of a Tax audit or examination, and have not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(d) SeqLL has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the Ordinary Course of Business.

(e) SeqLL has not taken or agreed to take any action not contemplated by this Agreement or any Ancillary Documents that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(f) Purchaser Sub is disregarded as an entity separate from its owner under Treasury Regulations Section 301.7701-3(b)(1)(ii).

5.15 Investigation; No Other Representations. In entering into this Agreement and the Ancillary Documents to which it is or will be a party, SeqLL has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in ARTICLE VI and ARTICLE VII and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company or any other Person, either express or implied, and SeqLL, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in ARTICLE VI and in the Ancillary Documents to which it is or will be a party, neither the Company nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the Contemplated Transactions.

5.16 Absence of Certain Changes or Events. Except as described in the SEC Reports, since December 31, 2023, SeqLL has conducted its business only in the ordinary and usual course and in a manner consistent with past practice and there has not been any change, event, loss, development, damage or circumstance affecting SeqLL which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on SeqLL.

5.17 No Conflicts; Required Consents; No Violations. Except as described on Schedule 5.17 of the Disclosure Schedules, the execution and delivery by SeqLL and Purchaser Sub of this Agreement and any Ancillary Agreements do not, and the consummation of the Contemplated Transactions will not: (a) conflict with or violate any provision of the Governing Documents of SeqLL or Purchaser Sub; (b) violate any provision of any Legal Requirements; (c) conflict with, violate, result in a breach of, constitute a default under (determined without regard to requirements of notice or lapse of time, or both) or accelerate or permit the acceleration of the performance required by, any SeqLL material Contract or agreement to which SeqLL or Purchaser Sub is a party or by which SeqLL or Purchaser Sub or the assets or properties owned or leased by either of them are bound or affected; (d) violate, or constitute a breach under, any Order or applicable Law to which SeqLL or Purchaser Sub or any of their properties or assets are bound or (e) result in the creation of any Encumbrance upon any of the assets or properties (other than any Permitted Encumbrances) or SeqLL Common Stock, except in the case of any of clauses (a) through (e) above, as would not have a Material Adverse Effect on SeqLL or Purchaser Sub. Except as described on Schedule 5.17 of the Disclosure Schedules, the execution and delivery by SeqLL and Purchaser Sub of this Agreement and any Ancillary Agreements do not, and the consummation of the Contemplated Transactions will not require any Consent of, or designation declaration or filing of any certificate, notice, application, report or other document with, any Governmental Authority or other Person, except for, (i) the filing with the SEC of such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (ii) filing of the Certificates of Merger, (iii) the approvals and consents to be obtained by Purchaser Sub to effect the Merger, (iv) the approval of the shareholders of SeqLL which has been obtained to consummate the Contemplated Transactions and (v) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have any Material Adverse Effect on SeqLL or Purchaser Sub.

5.18 SeqLL Benefit Arrangements.

(a) Schedule 5.18 of the Disclosure Schedules includes a true and complete description of all arrangements under or with respect to which SeqLL or any of its ERISA Affiliates provides employee or executive compensation (other than salary or wage), bonus or benefits to any current, former or retired employee, any employee on an approved leave of absence, or any dependent of SeqLL, whether or not SeqLL Benefit Arrangement is covered by ERISA (each, a “SeqLL Benefit Arrangement”). SeqLL has provided to the Company and Atlantic true and complete copies of each SeqLL Benefit Arrangement or, in the case of each SeqLL Benefit Arrangement not existing in written form, a complete and accurate description of its material terms.

(b) SeqLL does not contribute or have any obligation to contribute, nor has it contributed or had any obligation to contribute, to any multi-employer plan, multiple-employer plan, multiple employer welfare arrangement, a self-funded employee welfare plan, or defined benefit plan subject to Title IV of ERISA (as each term is defined in ERISA) in which any former, retired or current employees have or have had any right to participate. SeqLL has no obligation to provide any former or retired employees with health insurance, life insurance or other welfare benefits, other than as required by the health care continuation and notice provisions of ERISA Section 601, et seq. and Code Section 4980B and applicable state law.

(c) Except as disclosed on Schedule 5.18 of the Disclosure Schedules, or with respect to benefits already accrued, the SeqLL has the unilateral right to amend or terminate all SeqLL Benefit Arrangements.

(d) Except as set forth in Schedule 5.18 of the Disclosure Schedules, no individual will, as a direct or indirect result of the transactions contemplated hereby: (i) incur any liability to pay the excise tax due under Code Section 409A; or (ii) receive any gross up payment in connection with the imposition of an excise tax under Code Section 409A.

(e) With respect to each SeqLL Benefit Arrangement, to the Knowledge of SeqLL, SeqLL is in material compliance with: (i) the health care continuation and notice provisions of ERISA Section 601, et seq. and Code Section 4980B and applicable state law; and (ii) the applicable requirements of HIPAA (as defined herein below).

Article VI
Representations and Warranties Regarding the Company Entities

Except as expressly set forth in the Disclosure Schedules delivered to SeqLL and Atlantic by the Seller together with, and as part of, this Agreement, the Company, the Company Entities and the Seller, jointly and severally, represent and warrant to SeqLL and Atlantic that the following statements are true and correct in all material respects on the Agreement Date and as of the Closing Date:

6.1 Organization; Authority. Each of the Company and Lyneer Staffing is a limited liability company duly formed, validly existing and in good standing under the laws of State of Delaware. Lyneer Holdings is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each Company Entity has the necessary power and authority to carry on its business as it is currently being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such assets and properties are currently owned, operated or held. Each Company Entity has qualified as a foreign limited liability company or a corporation and is in good standing under the laws of all jurisdictions where the nature of its business or the nature or location of its assets requires such qualification. The Company has the requisite right, power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is (or will be) a Party, to perform its obligations under this Agreement and such Ancillary Documents, and to consummate the Contemplated Transactions, and such actions have been duly authorized by all necessary limited liability company action of the Company and its members, as may be appropriate. This Agreement and the Ancillary Documents to which the Company is (or will be) a Party have been duly executed and delivered by the Company with the Required Company Member Approval and the approval of the Company’s board of managers. This Agreement and such Ancillary Documents will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with the terms thereof, except to the extent such enforceability may be limited by the General Enforceability Exceptions.

6.2 Consents; Conflicts.

(a) Except as set forth on Schedule 6.2(a) of the Disclosure Schedules, neither the execution and delivery of this Agreement or any Ancillary Document, nor the consummation of the Contemplated Transactions will (with or without notice or lapse of time):

(i) breach (A) any provision of any of the Governing Documents of any Company Entity, or (B) any resolution adopted by the managers, members, shareholders, directors, or officers of any Company Entity;

(ii) give any Governmental Authority or other Person the right to challenge any of the Contemplated Transactions, or to exercise any remedy or obtain any relief under any Law, Legal Requirement or any Order to which any Company Entity may be subject or by which any of their respective assets may be bound;

(iii) contravene, conflict with or result in a violation or breach in any material respect, of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by any Company Entity, or that otherwise relates to the assets of any Company Entity or to the Business;

(iv) violate, conflict with or result in a material breach of, constitute a material default under, give rise to any right of termination, modification, foreclosure, cancellation or acceleration under, or cause any loss of benefit under, any of the terms, conditions or provisions of any material Contract to which any Company Entity is a party or by which any Company Entity or the assets or properties owned or leased by any of them are bound or affected or give to others any rights (including rights of termination, modification, foreclosure, cancellation or acceleration) in or with regard to any Company Entities or any of their respective assets, or result in, or require or permit the creation or imposition of any Encumbrance of any nature upon or with regard to any Company Entities, their respective assets or the Business; or

(v) cause to be enforced any existing right of first refusal, right of first offer, right of exclusivity or other like or similar right granted by any Company Entities to the Business or any assets of any Company Entities.

(b) Except as set forth in Schedule 6.2(b) of the Disclosure Schedules,

(i) neither the execution and delivery of this Agreement or any Ancillary Document, or the consummation of the Contemplated Transactions, will (with or without notice or lapse of time) require any Consent under any of the terms, conditions or provisions of any material Contract to which any Company Entity is a party or by which its assets are bound; and

(ii) no Consent of, permit or exemption from, or declaration, filing or registration with, or notice to, any Governmental Authority or any other Person is required to be made or obtained by any Company Entity in connection with the execution, delivery and performance by the Company of this Agreement or any Ancillary Document to which the Company is a party or the consummation of the Contemplated Transactions, which, if not made or obtained, (A) would result in a material violation of any Law or Permit, (B) would result in any Material liability to SeqLL, or (C) would prohibit the consummation of the Contemplated Transactions.

6.3 Equity Interests.

(a) Schedule 6.3(a) of the Disclosure Schedules sets forth the authorized and issued outstanding Equity Interests of the Company (the “Company Equity Interests”) and of the other Company Entities. Prior to the Lyneer Merger, the Seller is the record and beneficial owners of 100% of the Interests free and clear of any and all Encumbrances and no Company Equity Interests are reserved for issuance or will be reserved for issuance as of the Closing Date. The Company is the record and beneficial owner of 100% of the authorized and issued outstanding Equity Interests of Lyneer Holdings free and clear of any and all Encumbrances. Lyneer Holdings is the record and beneficial owner of 100% of the authorized and issued outstanding Equity Interests of Lyneer Staffing free and clear of any and all Encumbrances. Except as set forth in Schedule 6.3(a) of the Disclosure Schedules: (i) there are no Equity Interests of any Company Entity of any other class authorized, issued or outstanding; (ii) there are no outstanding subscriptions, options, warrants, phantom equity, incentive equity plans, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any Company Entity or otherwise obligating any Company Entity to issue any securities of any kind; (iii) there are no outstanding Equity Interests or other interests of any Company Entity that are intended to be “profits interests” within the meaning of Revenue Procedures 93-27 and 2001-43; and (iv) there are no voting agreements, proxies, pledges, transfer restrictions or other arrangements of any kind with respect to any of the foregoing in clauses (i) and (ii) above. Except as set forth on Schedule 6.3(a) of the Disclosure Schedules, none of the Company Entities holds or beneficially owns any direct or indirect interest (whether it be capital stock, membership interests, partnership interests, joint venture interests or otherwise), or any subscriptions, options, warrants, rights, calls, convertible securities or other agreements or commitments with respect to any interest in any Person. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Company Equity Interests.

(b) Schedule 6.3(b) of the Disclosure Schedules sets forth a list of all bonuses and other payments to any Persons that become due and payable as a result of the Contemplated Transactions (each, a “Change of Control Payment”), identifying for each such Change of Control Payment (i) the Person eligible to receive such Change of Control Payment, (ii) the total potential amount of such Change of Control Payment, and (iii) the Contract or other arrangement pursuant to which such Change of Control Payment is payable or required to be made.

(c) Each Company Equity Interest was issued or granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the applicable Company Benefit Plan, and each Company Option, if any, has an exercise price per share that is equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant determined in a manner consistent with Section 409A of the Code.

(d) The Company has Made Available to SeqLL true, complete and correct copies of the Governing Documents of each Company Entity, including all amendments, restatements, supplements, or other modifications thereto. Such documents are in full force and effect and none of the Company Entities are in material violation of any provision of their respective Governing Documents.

6.4 Financial Statements.

(a) The Consolidated Balance Sheets of the Company Entities as of December 31, 2023 and 2022; Consolidated Statements of Operations for the Years Ended December 31, 2023 and 2022; Consolidated Statements of Changes in Mezzanine Capital and Members’ Capital (Deficit) for the Years Ended December 31, 2023 and 2022; Consolidated Statements of Cash Flows for the Years Ended December 31, 2023 and 2022; and Notes to the Consolidated Financial Statements of Cash Flows for the Years Ended December 31, 2023 and 2022 as filed with the SEC with Post-Effective Amendment No. 2 to Form S-1 Registration Statement No. 333-272908 (the “Registration Statement”), as audited by RBSM LLP are collectively referred to as the Financial Statements. The Financial Statements fairly present in all material respects the financial condition of the Business, the results of operations of the Business and changes in equity of the Company Entities as at the respective dates of and for the periods referred to in the Financial Statements, in accordance with GAAP consistently applied through the periods covered thereby. The Company Entities maintain systems of internal accounting controls sufficient to provide reasonable assurances that: (A) transactions are executed in accordance with management’s authorization, and (B) transactions are recorded as necessary to permit the preparation of financial statements and to maintain accountability for assets. Since January 1, 2021, no Company Entity has received any written complaint, allegation, assertion or claim that there is fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company Entities.

(b) Except as set forth on Schedule 6.4 of the Disclosure Schedules, the financial books and records, and the accounts, of the Company Entities used to prepare the Financial Statements: (i) have been maintained in accordance with sound business practices on a basis consistent with prior years, (ii) are stated in reasonable detail and reflect actual bona fide transactions of the Company Entities, (iii) constitute the basis for the Financial Statements, and (iv) are accurate and complete in material respects.

(c) Except (i) as set forth in the Financial Statements, (ii) for liabilities incurred in the Ordinary Course of Business as of December 31, 2023 (none of which is a liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) for liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Contemplated Transactions, and (iv) for liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company, the Company has no liabilities required by GAAP to be reflected or reserved against in the consolidated balance sheet as of December 31, 2023 included in the Financial Statements.

6.5 Absence of Undisclosed Liabilities. Except as set forth on the Financial Statements, the Company Entities do not have any Indebtedness, obligations or other liabilities of any nature or kind whatsoever, whether accrued, absolute, contingent or otherwise (including liabilities as guarantor or otherwise with respect to obligations of others), and, to the Company Entities’ Knowledge, there is no reasonable foreseeable basis for any present or future Action against any Company Entity giving rise to any liability, except the liabilities (a) that are accrued for or reserved against in the Financial Statements, (b) that have arisen since the Financial Statement Date in the Ordinary Course of Business, (c) that are otherwise disclosed in Schedule 6.5 of the Disclosure Schedules, or (d) to the extent not otherwise included in subparagraphs (a) through (c) above. None of the liabilities described in clauses (a) through (d) above has, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on the Company Entities or the Business.

6.6 Title to Assets. The Company Entities have good and marketable title to, or a valid leasehold interest in or a valid right to use, the assets used in the Business (tangible and intangible), free and clear of any and all Encumbrances, other than Permitted Encumbrances. On the Closing Date, except with respect to the Lenders, no unreleased mortgage, trust deed, chattel mortgage, security agreement, financing statement or other instrument encumbering any assets has been recorded, filed, executed or delivered. All tangible personal property located on the Leased Real Property (as defined herein below) is owned by the Company Entities. Schedule 6.6 of the Disclosure Schedules sets forth a list of all holders of Indebtedness that have an Encumbrance (other than a Permitted Encumbrance) in any of the assets of the Company Entities used in the Business (tangible and intangible).

6.7 Intentionally Omitted.

6.8 Insurance. Schedule 6.8 of the Disclosure Schedules contains a true and correct list and description of all insurance policies which are held by the Company Entities or which names any Company Entity as an insured (or loss payee). All such insurance policies are for such amounts as are sufficient for requirements of Law and all Contracts to which any Company Entity is a party or by which it is bound. During the preceding three (3) years, no Company Entity has received any notice from or on behalf of any insurance carrier issuing such insurance policies to the effect that insurance rates will thereafter be substantially increased, that there will thereafter be no renewal of an existing policy. Except as set forth on Schedule 6.8 of the Disclosure Schedules, there are no pending claims that have been denied insurance coverage. No Company Entity has failed to give any notice or present any claim under any insurance policy in due and timely fashion or as required by any insurance policy. The Company has Made Available to SeqLL copies of all loss runs with respect to claims asserted against the Company Entities for all periods commencing on or after January 1, 2020.

6.9 Taxes.

(a) The Company Entities have properly filed on a timely basis (taking into account extensions of time to file) all Tax Returns that they were required to file, and all such Tax Returns are true, correct and complete in all material respects and were prepared in compliance with all applicable Laws. The Company Entities have timely paid or remitted all Taxes (whether or not shown on any Tax Return).

(b) All Taxes that the Company Entities are or were required by Law to withhold or collect from amounts paid to any employee, independent contractor, creditor, stockholder, equityholder or other Person have been duly withheld or collected and, to the extent required, have been properly and timely remitted or paid to the appropriate Taxing Authority. No Company Entity has ever been a member of a group with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns. The Company Entities have no liability under Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign Law), as a transferee or successor, or pursuant to any contractual obligation, for any Taxes of any other Person (other than with respect to an agreement entered into in the Ordinary Course of Business and not primarily related to Taxes). No Company Entity is a party to or bound by any Tax Sharing Agreement.

(c) No Company Entity has received written notice of any examination or audit, tax nexus inquiry or other action of or relating to Taxes or Tax Returns of such Company Entity by any Governmental Authority that is currently in progress and no such examination, audit, inquiry or action has been threatened in writing. Since January 1, 2021, no Company Entity has received from any Taxing Authority (including jurisdictions where the Company has not filed Tax Returns) any: (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against the Company. The Company Entities have delivered or Made Available to SeqLL correct and complete copies of all U.S. federal and state, local and non-U.S. income and other material Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company in connection with any taxable periods since January 1, 2021. There are no Encumbrances with respect to Taxes upon any of the assets or properties of the Company Entities, other than Permitted Encumbrances.

(d) In the past three (3) years, no claim has been made by a Governmental Authority in a jurisdiction where a Company Entity does not file a particular type of Tax Return or pay a particular type of Tax that such Company Entity is or may be required to file such Tax Return or subject to such Tax by that jurisdiction.

(e) No Company Entity has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) For U.S. federal and applicable state and local income Tax purposes: (i) the Company is and has always been treated as a partnership; (ii) Lyneer Holdings is and has always been treated as an association taxable as a corporation; and (iii) each Subsidiary of the Company, including Lyneer Staffing (but other than Lyneer Holdings) is and has always been treated as a disregarded entity and not as an association taxable as a corporation.

(g) No Company Entity has distributed equity interests of another Person, and has not had its equity interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code within the preceding two (2) years.

(h) Lyneer Holdings is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(i) No Company Entity is or has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b). Each Company Entity has disclosed on its Tax Returns all positions taken therein that would give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or non-U.S. Law).

(j) The Company Entities are not subject to Tax in any jurisdiction other than the United States and political subdivisions thereof.

(k) The Company Entities will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made on or prior to the Closing Date; (ii) use of an improper method of accounting for a Pre-Closing Tax Period; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. Law) executed on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount or any other income eligible for deferral under the Code or Treasury Regulations promulgated thereunder (including, without limitation, pursuant to Sections 455 or 456 of the Code, Treasury Regulations Section 1.451-5 and Revenue Procedure 2004-34, 2004-22 I.R.B. 991) received on or prior to the Closing Date; (vi) the application of Sections 951, 951A or 965 of the Code; or (vii) an ownership interest in any “passive foreign investment company” within the meaning of the Code.

(l) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to any Company Entity, and no power of attorney with respect to Taxes with respect to any Company Entity is in effect.

(m) No Company Entity is a party to any joint venture, partnership or other arrangement or contract treated as a partnership for income Tax purposes (other than with respect to the entities identified in Schedule 6.9(m) of the Disclosure Schedule).

(n) The taxable year of each Company Entity is and has always been the calendar year ending on December 31 for U.S. federal and applicable state and local income tax purposes. Each Company Entity is, and always has been, an accrual taxpayer for U.S. federal (and applicable state and local) income tax purposes.

(o) No Company Entity has made an election to defer any Tax payments under Section 2302 of the CARES Act or IRS Notice 2020-65 (or any similar election under federal, state or local Law). Each Company Entity has properly complied with all applicable Laws and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act for 2020 (or any similar election under federal, state or local Law) and Section 2301 of the CARES Act (or any similar election under federal, state or local Law).

(p) No Company Entity has made an election pursuant to Section 1101(g)(4) of P.L. 144 74 (2015) (or any corresponding or similar state or local Law or any Treasury Regulations promulgated with respect thereto).

(q) The Company Entities do not possess or hold any property or obligation, including uncashed checks to customers, patients, or employees, non-refunded overpayments, credits or unclaimed amounts or intangibles, that is, or may become, escheatable or reportable as unclaimed property to any Governmental Authority under any applicable escheatment, unclaimed property or similar Laws.

(r) The Company (i) is treated as a partnership within the meaning of Section 7701(a)(2) of the Code and the Treasury Regulations promulgated thereunder, and (ii) has an election under Section 754 of the Code in effect for the taxable year of the Company that includes the Lyneer Merger.

Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties set forth in Section 6.3(a)(iii), this Section 6.9, Section 6.10(m), Section 6.15 (solely to the extent related to Taxes) and Section 5.16(f) constitute the sole representations and warranties made with respect to Tax matters relating to the Company Entities.

6.10 Conduct of Business. Since December 31, 2023, each Company Entity has not:

(a) sold, assigned, leased, exchanged, transferred or otherwise disposed of any of its material assets or property except in the Ordinary Course of Business;

(b) suffered any material casualty, damage, destruction or loss, or interruption in use, of any asset or property (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or act of God;

(c) written off any material asset as unusable or obsolete or for any other reason;

(d) made or suffered any Material Adverse Change in the conduct or nature of any aspect of the Business;

(e) made capital expenditures in an amount which exceeds $50,000 for any item or $100,000 in the aggregate;

(f) (i) delayed the payment of any payments or liabilities; (ii) delayed billing or paying of suppliers for items received and not accrued; (iii) accelerated the collection of any receivable or offered any discount, concession or incentive for early payment of accounts receivable other than in the Ordinary Course of Business; or (iv) otherwise paid (or delayed payment of) payables or collected (or delayed collection of) receivables other than in the Ordinary Course of Business;

(g) made any change in accounting methods or principles or such Company Entity’s terms of sale;

(h) borrowed any money or issued any bonds, debentures, notes or other corporate securities, including those evidencing borrowed money, or waived any right or canceled or compromised any debt or claim;

(i) other than in the Ordinary Course of Business and as between the Company Entities, paid (or been paid by) any Related Party, or charged (or been charged by) any Related Party, for (i) goods sold or services rendered by or to such Company Entity, or (ii) corporate overhead expenses, management fees, legal or accounting fees, capital charges, or similar charges or expenses;

(j) except as set forth in Schedule 6.10(j) of the Disclosure Schedules, (i) increased the compensation payable or benefits provided to any employee, (ii) made any payments or distributions to its employees, officers or directors except such amounts as constitute currently effective compensation for services rendered, or reimbursement for reasonable ordinary and necessary out-of-pocket business expenses, (iii) paid or incurred any management or consulting fees, or engaged any consultants other than in the Ordinary Course of Business or in connection with the transactions contemplated by this Agreement, (iv) hired any employee who has an annual salary in excess of $150,000, (v) terminated any employee having an annual salary or wages in excess of $150,000, or (vi) made any commitment to pay without having paid, or failed to make payment with respect to any prior commitment to pay during such period, any bonus or other cash or non-cash incentive payment to any employee of any Company Entity;

(k) established, adopted, entered into, amended or terminated any Employee Plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any employee;

(l) planned, announced, implemented or effected any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Business (other than routine employee terminations for cause);

(m) (i) made, changed or revoked any Tax election or settled and/or compromised any Tax claim, assessment or deficiency, (ii) prepared any Tax Returns in a manner which is inconsistent with the past practices of such Company Entity with respect to the treatment of any material item on such Tax Returns, (iii) incurred any material liability for Taxes other than in the Ordinary Course of Business, (iv) filed an amended Tax Return or a claim for refund of material Taxes, or (v) consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(n) (i) taken (or failed to take) any actions that could reasonably be expected to materially and adversely affect such Company Entity’s customer Contracts or any customer relationship or (ii) been subject to an audit by any current or former customer;

(o) (i) accelerated any payments from customers on account of work to be performed, billed customers in advance or otherwise billed customers for work not completed, (ii) accelerated the performance of any work or offered any discount, concession or incentive which has resulted in the acceleration of work by the Business, or (iii) otherwise experienced a material change in the aggregate amount of customer prepayments;

(p) entered into, terminated or received notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which such Company Entity is a party, or (ii) any Contract or transaction involving a total remaining commitment by such Company Entity of at least $150,000;

(q) cancelled or waived any claims or rights with a value to such Company Entity in excess of $50,000;

(r) received any indication by any customer or supplier of an intention to discontinue or change the terms of its relationship with such Company Entity;

(s) without limitation by the enumeration of any of the foregoing, entered into any transaction other than in the Ordinary Course of Business or as contemplated by this Agreement;

(t) paid any dividend or distribution with respect to its Equity Interests;

(u) amended, affirmatively waived any material right under, or terminated any Material Company Contract, except in the Ordinary Course of Business; or

(v) made any commitment or agreement (legally binding or otherwise) to do any of the acts described above in this Section 6.10.

6.11 Contracts.

(a) Schedule 6.11(a) of the Disclosure Schedules contains a list of the following Contracts to which any of the Company Entities is a party or by which any of the Company Entities is bound:

(i) each Contract with a Significant Customer (as defined herein below), Significant Supplier (as defined herein below) and each other Contract that involves performance of services or delivery of goods or materials by or to any of the Company Entities of an amount or value in excess of $750,000;

(ii) each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of any of the Company Entities in excess of $100,000;

(iii) each Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (excepting personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $100,000 and with a term of less than one (1) year);

(iv) each Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(v) each partnership, joint venture or other Contract involving a sharing of profits, losses, costs or liabilities by any of the Company Entities with any other Person;

(vi) each Contract containing covenants that in any way purport to restrict any of the Company Entity’s (A) business activity, (B) freedom to engage in any line of business or to compete with any Person, including any Contracts requiring such Company Entity to maintain an exclusive relationship or requiring such Company Entity to not to compete or to not to solicit in any manner, (C) ability to increase prices to a customer of the Business, or (D) operation of the Business;

(vii) each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods in the Ordinary Course of Business;

(viii) each power of attorney (or similar grant of authority) of any of the Company Entities that is currently effective and outstanding;

(ix) each Contract that contains or provides for an express undertaking by any of the Company Entities be responsible for consequential damages or indemnification obligations;

(x) each Contract for capital expenditures in excess of $100,000 for any item or $250,000 in the aggregate;

(xi) each executive employment Contract that provides for employment of senior executives or management personnel by any of the Company Entities on a full-time, part-time or other basis;

(xii) each Contract for any independent contractor or consultant providing services to any of the Company Entities;

(xiii) each written warranty, guaranty or other similar undertaking with respect to contractual performance executed by any of the Company Entities other than in the Ordinary Course of Business;

(xiv) any Contract relating to the acquisition or disposition, directly or indirectly, of any business, Real Property or other assets, or the Equity Interests of any other Person;

(xv) any Contract relating to Indebtedness, the borrowing of money, or the guaranty of another Person’s borrowing of money or other obligation, including, without limitation, all notes, mortgages, indentures and other obligations, guarantees of performance, letters of credit, advances, and agreements and instruments for or relating to any lending or borrowing;

(xvi) any Contract under which the execution and delivery of this Agreement or any Ancillary Document may cause a default, give rise to any right of termination, cancellation or acceleration, or require any Consent;

(xvii) any Contract involving the settlement, release, compromise or waiver of any material rights, claims, obligations, duties or liabilities;

(xviii) any management service, consulting, financial advisory or any other similar type Contract and all Contracts with investment or commercial banks;

(xix) any Contract with any Related Parties;

(xx) any Contract involving any ownership, right to use, use, infringement or any claim, liability or obligation with respect to any Intellectual Property;

(xxi) any other material Contract of any of the Company Entities, whether or not entered into in the Ordinary Course of Business, which shall include, without limitation, any Contract that requires payment by any Company Entity(ies) in excess of $500,000 in any twelve (12) month period that cannot be terminated on less than ninety (90) days’ notice without the payment of any termination fee, premium or penalty; and

(xxii) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

(b) Except as set forth in Schedule 6.11(b) of the Disclosure Schedules: (i) each Contract identified or required to be identified in Schedule 6.11(a) of the Disclosure Schedules (the “Company Material Contracts”) is in full force and effect and is valid and enforceable in accordance with its terms; (ii) each Company Entity is in compliance with all applicable terms and requirements of each Material Contract; (iii) to the Knowledge of the Company Entities, no other party to any Company Material Contract is in default thereunder; (iv) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give any Company Entity or any other party thereto the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Company Material Contract; and (v) no Company Entity has waived any material right under any of the Company Material Contracts or modified any material terms thereof. There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to any of the Company Entities under current or completed Company Material Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation. No party to any Company Material Contract has exercised any acceleration, cancellation, termination or modification rights with respect thereto, and no party to any Company Material Contract or other Person has notified any of the Company Entities of its intention to do so.

6.12 [INTENTIONALLY LEFT BLANK]

6.13 Customers and Suppliers. Schedule 6.13 of the Disclosure Schedules sets forth a list of the top twenty (20) customers by revenue for the period January 1, 2021, through December 31, 2022 and the Registration Statement disclosed the revenues attributed to the largest customer for the two-year period ended December 31, 2023 (the “Significant Customers”) and the Disclosure Schedules set forth the top twenty (20) suppliers by payables for the period January 1, 2022 through December 31, 2022; (collectively, the “Significant Suppliers”) of the Company Entities. The relationships of the Company Entities with the Significant Customers and Significant Suppliers are good commercial working relationships and no Significant Customer or Significant Supplier has given any Company Entity any oral or written notice, or otherwise indicated any intention, and to the Knowledge of the Company Entities there is no intention by any Significant Customer or Significant Supplier, to terminate its business relationship or to limit or alter its business relationship (including stopping, decreasing the rate of, or changing the terms (whether related to payment, price or otherwise) with respect to, buying products and/or services from any Company Entity or supplying materials, products or services to any Company Entity (whether as a result of the consummation of the Contemplated Transactions or otherwise).

6.14 Related Party Transactions. Schedule 6.14 of the Disclosure Schedules and/or in the Registration Statement sets forth all Contracts between any of the Company Entities (on the one hand) and any Related Party of any Company Entity or any Seller, or any of the aforementioned Persons’ respective Related Parties (on the other hand). Except as set forth on Schedule 6.14 of the Disclosure Schedules and/or in the Registration Statement, no property (including Intellectual Property) or interest in any property which relates to and is or will be necessary or useful in the present or currently contemplated future operation of the Business is presently owned by or leased or licensed by or to any Related Party. Except as set forth on Schedule 6.14 and/or in the Registration Statement of the Disclosure Schedules, and/or in the Registration Statement no Related Party has an interest, directly or indirectly, in (a) any vendor, supplier, distributor, customer or other business relationship of the Company, or any other relationship, Contract or understanding with the Company, or (b) any business, corporate or otherwise, which is in competition with the Business.

6.15 Employee Benefit Plans.

(a) A list of each material Employee Plan that covers any current or former director, officer, employee or individual service provider of any Company Entity or the dependents of any thereof is set forth in Schedule 6.15(a) of the Disclosure Schedules.

(b) With respect to each Employee Plan:

(i) each such Employee Plan, and related trust, insurance contract or fund, complies in form and has been operated in all material respects within the requirements of applicable Law, including without limitation, ERISA, the Code, HIPAA, and the Public Health Services Act;

(ii) the Company has delivered to SeqLL true, current, correct and complete copies of each Employee Plan (or if not written, a written summary of its material terms), including without limitation, to the extent applicable: (A) all plan documents and amendments thereto, (B) current IRS determination, opinion, notification and advisory letters, (C) trust agreements, insurance Contracts, and other funding arrangements, (D) most recent summary plan descriptions, together with the summaries of material modifications thereto, (E) the three (3) most recent annual reports (Form Series 5500), (F) non-discrimination testing results for the last three (3) plan years, and (G) any material correspondence to and from governmental agencies, during the most recent three years;

(iii) each Company Entity, and each ERISA Affiliate to the extent the Company Entities could reasonably be expected to incur any material liability therefor, has offered affordable, minimum value, employer group medical coverage to all of its full-time, common law employees, within the meaning of the employer shared responsibility regulations promulgated under Code §4980H; no penalties under Code § 4980H and the regulations thereunder have been assessed on any Company Entity or, to the Knowledge of the Company Entities, any ERISA Affiliate with respect to any employee of the Company Entities and each Company Entity has timely filed its Form 1094-C and Forms 1095-C with respect to its employer group medical coverage for the past three (3) years, if required by law;

(iv) no Company Entity has incurred any liability to the Pension Benefit Guaranty Corporation with respect to any Employee Plan;

(v) each Employee Plan that is intended to be qualified under Section 401(a) of the Code is subject to a favorable determination letter or opinion letter upon which the Company Entities are entitled to rely under Internal Revenue Service pronouncements, that such plan is qualified under Section 401(a) of the Code and no action or omission occurred with respect to any such plan since the date of its most recent determination letter or opinion letter which would adversely affect its qualification, or materially increase its costs;

(vi) each Employee Plan which provides for cafeteria benefits meets the requirements of Section 125 of the Code in all material respects, and such program of benefits for which employee contributions are provided pursuant to elections under any such Employee Plan meets the requirements of the Code applicable thereto;

(vii) none of the Employee Plans is or was, within the past six (6) years, and no Company Entity nor any of its respective ERISA Affiliates have or are reasonably expected to have any liability under (A) a “multiemployer plan” within the meaning of ERISA, (B) a plan subject to Section 412 of the Code and/or Title IV of ERISA, or (C) a multiple employer plan subject to Section 413(c) of the Code;

(viii) none of the Employee Plans provide for medical benefits to any employee of any of the Company Entities following such employee’s retirement or other termination of employment, except as required by applicable Law (including Section 4980B of the Code) and except for continuation coverage under COBRA;

(ix) none of the Employee Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit, or the acceleration of the payment or vesting of a benefit by reason of the negotiation or execution of this Agreement or any Ancillary Document or the consummation of the Contemplated Transactions;

(x) each Employee Plan, or other plan or arrangement maintained by any Company Entity, that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated, in all material respects, in accordance with, and is in documentary compliance, in all material respects, with, the final regulations under Section 409A of the Code, and none of the Company Entities has any obligation to indemnify, hold harmless or gross-up any individual with respect to any penalty tax or interest under Section 409A of Code;

(xi) all material contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made;

(xii) no Action with respect to the administration or the investment of assets of any Employee Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Company Entities, threatened;

(xiii) no Company Entity, nor any ERISA Affiliate to the extent the Company Entities could reasonably be expected to incur any material liability therefor, has any commitment or formal plan, whether in writing or otherwise, whether legally binding or not, to create or adopt any new plan, policy, program or arrangement that would constitute an Employee Plan or increase or improve the compensation, benefits or terms and conditions of employment or service of any director, officer, employee or consultant other than as required under an applicable Employee Plan, and each Employee Plan may be amended and terminated without material liability to the Company;

(xiv) the Company Entities do not maintain, have any obligation to contribute to or have any liability, contingent or otherwise, with respect to, any benefit plan or arrangement outside the United States and has never had any obligation or liability with respect to any such benefit plan or arrangement; and

(xv) the Company Entities have previously paid any amounts payable to, or on behalf of, current and/or former managers, employees, officers and agents of the Company Entities pursuant to any Employee Plan or other arrangement (including any sale bonus, incentive, retention, employment, retirement, compensation, separation, severance or similar plan or agreement) in connection with or as a result of any sale or acquisition transaction (not including the Contemplated Transactions) completed prior to the Closing Date.

(c) Neither the execution and delivery of this Agreement and the Ancillary Documents nor the consummation of the Contemplated Transactions will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or any employee of any of the Company Entities from the Company Entities under any Employee Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Employee Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent, or (iv) result in any payment which will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

6.16 Employees.

(a) Schedule 6.16(a) of the Disclosure Schedules contains a list of all employees of the Company Entities, and all employees who, pursuant to a Contract with a Related Party or Employer’s HR LLC, a Florida limited liability company (“Employer’s HR”), provide services directly and only to the Company Entities (collectively, the “Internal Employees”), as well as any Temporary Employees (as defined herein below) that that also provide services directly and only to the Company Entities, together with (i) their respective job titles, (ii) hire date, (iii) office location, (iv) current base salaries or hourly wage rates, (v) commission, bonus or other incentive-based compensation, (vi) any other form of compensation paid or payable to such individuals for the most recent fiscal year, (vii) a summary description of the fringe benefits currently provided to such individual, (viii) vacation entitlement and accrual, and (ix) such individual’s classification as exempt or non-exempt for wage and hour purposes, as applicable. The Company Entities have no employees or other service providers outside of the United States. For avoidance of doubt, persons who are hired and compensated by the Company Entities but placed with or work for a customer of the Company Entities or such other third parties are not considered Internal Employees or Temporary Entities for purposes of Schedule 6.16(a).

(b) None of the Company Entities is a party to any collective bargaining agreement or other Contract with a labor union or labor organization, and no Internal Employee or any temporary employee, whether of the Company or a Related Party of any Company Entity employed pursuant to a Contract with a Related Party, providing services to a customer of any Company Entity pursuant to a Contract between such Company Entity (or a Related Party thereof) and such customer (each, a “Temporary Employee”) is represented by any labor organization with respect to such employee’s employment with the Company or the applicable Related Party employer. Since January 1, 2020, there have not been, nor are there presently pending or, to the Knowledge of the Company Entities, has there been any threat of, any (i) work stoppages, strikes, work slowdowns, lockouts, labor disputes or other material controversies between any of the Company Entities and any of its Internal Employees or Temporary Employees; (ii) labor union grievances or organizational efforts; or (iii) unfair labor practice or labor arbitration proceedings.

(c) Except as set forth on Schedule 6.16(c) of the Disclosure Schedules and/or in the Registration Statement, since January 1, 2020, there have not been any Actions pending or, to the Knowledge of the Company Entities, threatened to be brought or filed, by or with any Government Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of any of the Company Entities (including any Internal Employee or Temporary Employee), including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment-related matter arising under applicable laws or regulations. There are no currently-pending internal complaints or investigations regarding any of the foregoing.

(d) No Management Employee or any of their respective direct reports has provided verbal or written notice and no other Internal Employee has provided written notice to any of the Company Entities of his or her intent to terminate his or her employment with any Company Entity. To the Knowledge of the Company Entities, no officer or other key Internal Employee intends to terminate their employment with the Business prior to or following the Closing. None of the Company Entities or any of their Related Parties has taken any action which was calculated to dissuade any present Internal Employees, Temporary Employees, representatives or agents of any of the Company Entities from continuing their employment with the Business following the Closing.

(e) None of the Company Entities is a party to any Contract, and no Company Entity has established any policy or practice, requiring it to make a payment or provide any other form of compensation or benefit to any Person performing services for the Company upon termination of such services.

(f) Each of the Company Entities (i) is and has been in compliance in all respects with applicable Legal Requirements with respect to employment, employment practices, terms and conditions of employment, worker classification, prohibited discrimination (including without limitation employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, hiring, promotion and termination of employees), equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, working conditions, workers’ compensation, leaves of absence, paid family leave, mandatory short-term disability insurant, unemployment insurance, privacy, wages (including overtime wages), compensation and hours of work, hiring, promotion and termination of employees; (ii) has withheld and reported all amounts required by Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to the Internal Employees and Temporary Employees, including any severance payments to former employees; (iii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with the Legal Requirements applicable to the foregoing; (iv) is not liable for any payment to any trust or other fund governed or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for the Internal Employees and Temporary Employees (other than routine payments to be made in the normal course of business and consistent with past practices); (v) except as set forth on Schedule 6.16(f) of the Disclosure Schedules, has no leased employees; and (vi) has no independent contractors who have provided services to such Company Entity for a period of six (6) consecutive months or longer. To the Knowledge of the Company Entities, Employer’s HR is in compliance in all respects with all applicable Legal Requirements with respect to Tax withholding for all Internal Employees and Temporary Employees.

(g) Each of the Company Entities has properly classified all individuals who perform services for such Company Entity as an employee or independent contractor and as exempt or non-exempt, and there is no Action pending or, to the Knowledge of the Company Entities, threatened that challenges such classifications.

(h) Each of the Company Entities is employing individuals who are lawfully permitted to work in the United States. Each of the Company Entities is in compliance in all material respects with all applicable Legal Requirements of the United States regarding immigration and/or employment of non- citizen workers. Since January 1, 2020, none of the Company Entities has been notified of any pending or threatened investigation by any branch or department of U.S. Immigration and Customs Enforcement (“ICE”) or other federal agency charged with administration and enforcement of federal immigration laws concerning it, and none of the Company Entities has received any “no match” notices from ICE, the Social Security Administration or the IRS within the preceding twelve (12) months. Schedule 6.16(a) of the Disclosure Schedules lists all foreign national individuals who are presently working or were hired at any time during the preceding twelve (12) months subject to a work permit or visa, including the type of visa or work permit and the expiration date thereof.

(i) None of the Company Entities has laid off any employees within twelve (12) months of the Closing Date, nor have any or all of the Company Entities been affected by any transaction or engaged in any employment terminations sufficient in number to trigger application of the WARN Act, or any similar state or local law in connection with any of the transactions contemplated hereby.

(j) To the Knowledge of the Company Entities, no current Internal Employee or Temporary Employee is bound by any Contract that purports to limit the ability of such employee (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (ii) to assign to any Company Entity or to any other Person any rights to any invention, improvement, or discovery. To the Knowledge of the Company Entities, no former or current Internal Employee or Temporary Employee is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of SeqLL to conduct the business as heretofore carried on by any of the Company Entities.

(k) The employment of the Company’s Internal Employees and the Temporary Employees is terminable at will without cost to the Company Entities except for payments required under the Employee Plans and the payment of accrued salaries or wages and vacation pay, to the extent required by Company policy or law, with respect to the Internal Employees.

(l) Each of the Company Entities has paid or properly accrued in the Ordinary Course of Business all wages, overtime pay, bonuses, and other compensation due to the Internal Employees and the Temporary Employees, including without limitation, and except as set forth in Schedule 6.16(l) of the Disclosure Schedules, all vacations or vacation pay, holidays or holiday pay and sick days or sick pay.

6.17 Litigation and Claims. Schedule 6.17 of the Disclosure Schedules and/or in the Registration Statement set forth all Actions (including any Action before any Governmental Authority) pending or, to the Knowledge of the Company Entities, threatened (a) against any of the Company Entities or that otherwise relates to or could materially affect the Business, or its operations or the Internal Employees or Temporary Employees or (b) with respect to or that could have the effect of preventing, delaying, imposing limitations or conditions on or otherwise interfering with the consummation of the Contemplated Transactions. None of the Company Entities is a party to, or bound by, any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any Governmental Authority) that has a Material Adverse Effect on the Business or any Company Entity’s operations, assets or Internal Employees or Temporary Employees. Except as set forth in Schedule 6.17 of the Disclosure Schedules, and/or in the Registration Statement all Actions listed (or which are required to be listed) in Schedule 6.17 of the Disclosure Schedules are fully covered by insurance policies, subject to such deductibles as are set forth in Schedule 6.17 of the Disclosure Schedules and/or in the Registration Statement and in all instances subject to the Indemnification provisions of Article IX. There is no pending Action by any Company Entity, any Seller or any of their respective Related Parties that, if found against such Company Entity, Seller or their respective Related Parties, would be reasonably expected to have a Material Adverse Effect on the Business or any of the Company Entities’ operations, assets or employees, and during the past three (3) years, to the Knowledge of the Company Entities, none of the Company Entities, the Sellers or their respective Related Parties has threatened any such Action against any Third Party.

6.18 Compliance with Laws.

(a) Except as set forth on Schedule 6.18(a) of the Disclosure Schedules and/or in the Registration Statement, each of the Company Entities is and has been during the preceding three (3) years in material compliance with each Legal Requirement that is applicable to it or to the conduct or operation of its business or the ownership or use of any of its respective assets.

(b) Except as set forth on Schedule 6.18(b) of the Disclosure Schedules and/or in the Registration Statement, no event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a material violation by any Company Entity of, or a material failure on the part of such Company Entity to comply with, any Legal Requirement or (ii) may give rise to any obligation on the part of any Company Entity to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(c) Except as set forth on Schedule 6.18(c) of the Disclosure Schedules and/or in the Registration Statement, no Company Entity has received or failed to address any written notice or Order from any Governmental Authority regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (ii) any actual, alleged, possible or potential obligation on the part of such Company Entity to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

6.19 Permits.

(a) Schedule 6.19(a) of the Disclosure Schedules contains a true and correct list of, and each Company Entity possesses, all material Permits which are required in order for the Company Entities to conduct the Business as presently conducted, including all Permits required pursuant to the Contracts to which such Company Entity is a party.

(b) Except as set forth in Schedule 6.19(b) of the Disclosure Schedules:

(i) each Permit is valid and in full force and effect;

(ii) each Company Entity is, and at all times has been, in compliance in all material respects with all of the terms and requirements of each Permit;

(iii) no Action to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit is pending, or, to the Knowledge of the Company Entities, threatened, including in connection with the consummation of the Contemplated Transactions. No administrative or governmental Action has been taken, or, to the Knowledge of the Company Entities, threatened, in connection with the expiration, continuance or renewal of any Permit set forth (or required to be set forth) on Section 6.19(a) of the Disclosure Schedules and, to the Knowledge of the Company Entities, there is no valid basis for any such Action other than the transactions contemplated herein;

(iv) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Permit or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit;

(v) no Company Entity has received any notice, Order or other communication (whether oral or written) from any Governmental Authority regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Permit or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Permit;

(vi) all applications required to have been filed for the renewal of the Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Authority;

(vii) the Permits collectively constitute all of the Permits necessary to permit the Company Entities to lawfully conduct and operate the Business in the manner in which the Company Entities currently conduct and operate the Business and to permit the Company Entities to own and use their respective assets in the manner in which they currently own and use such assets;

(viii) each such Permit can be renewed in the Ordinary Course of Business; and

(ix) there are no circumstances that could reasonably be expected to result in a failure of, or material delay in, the issuance of any Permit for which an application of any Company Entity is pending.

6.20 Environmental Matters. Each Company Entity is, and has been, in compliance with all applicable Environmental Laws. The Company Entities possess, and are in compliance with, all Environmental Permits which are required under applicable Environmental Laws for the operation of the Business. There are no, and there have not been, any Environmental Claims pending or, to the Knowledge of the Company Entities, threatened against any Company Entity, nor is there any basis for any such Environmental Claims. No Internal Employee or Temporary Employee or other Person has been exposed to Hazardous Materials which exposure could be the basis of any Environmental Claim or other claim against or liability of any Company Entity. No Company Entity has received any communication alleging that it is not (or was not) in compliance with, or has liability or potential liability under, any applicable Environmental Laws or Environmental Permits. There are no and have not been any Hazardous Materials used, generated, treated, stored, transported, disposed of, handled or otherwise existing on, under or about the Leased Real Property or any other real property or personal property owned, leased, operated or used by any Company Entity or at which any Company Entity has performed services, nor has there been any Release of any Hazardous Materials therefrom, in violation of, or which could be the basis of liability or obligation under, Environmental Laws. No Company Entity has received any notice or request for information from any Person (a) of potential or actual liability for cleanup or environmental remediation thereof or (b) under or relating to CERCLA or any comparable state or local law. No capital improvements are necessary for the Company Entities to continue to operate the Business in compliance with Environmental Law, and the Company Entities do not maintain reserves under GAAP for environmental matters, liabilities or potential liabilities.

6.21 Real Estate.

(a) None of the Company Entities owns any Real Property.

(b) Schedule 6.21(b) of the Disclosure Schedules and/or in the Registration Statement sets forth a complete and correct list of all Real Property in which any of the Company Entities has a leasehold or subleasehold interest, or other right to use or occupy (such Real Property is herein referred to as the “Leased Real Property”), including the address of all the Leased Real Property and the owner(s) of the Leased Real Property. The Company has Made Available to SeqLL a complete and correct copy of each Lease or other Contract (or, in the case of any oral Lease or Contract, a written description thereof) pertaining to any of the Leased Real Property, together with all amendments, extensions, renewals, modifications, alterations, guaranties and other changes thereto (collectively, the “Company Entity Leases”) all of which are identified on Schedule 6.21(b) of the Disclosures Schedule and/or in the Registration Statement. Each of the Company Entity Leases is legal, valid, binding, enforceable and in full force and effect in accordance with the terms thereof, except to the extent that such enforceability may be limited by the General Enforceability Exceptions. All conditions precedent to the enforceability of each Company Entity Lease has been satisfied and there is no Breach or default, nor state of facts which, with the passage of time, notice or otherwise, would result in a Breach or default (i) on the part of or by any Company Entity, or permit the termination, modification or acceleration of rent by the lessor thereunder, or (ii) on the part of the lessor thereunder.

(c) Assuming good title in the landlord, each Company Entity holds a valid, binding and enforceable leasehold interest in its applicable Leased Real Property, in each case free and clear of all Encumbrances. Except as set forth on Schedule 6.21(c) of the Disclosure Schedules and/or in the Registration Statement, the Leased Real Property constitutes all of the Real Property currently used or occupied by the Company Entities in connection with or related to the Business, and the buildings and improvements thereon are in good condition and repair, normal wear and tear excepted. Such Leased Real Property, and the premises located thereon occupied by the Company Entities, is sufficient for the business and operational use requirements of the Business, and the Company Entities enjoy peaceful and undisturbed possession of the Leased Real Property sufficient for the current business and operational use requirements of the Business.

(d) Except as set forth on Schedule 6.21(d) of the Disclosure Schedules and/or in the Registration Statement, no Company Entity is a lessor under, or otherwise a party to, any lease, sublease, license, assignment, encumbrance, hypothecation or concession pursuant to which such Company Entity has granted to any Person the right to use or occupy all or any portion of the Leased Real Property.

(e) No Company Entity has received any notice from any insurance company or board of fire underwriters of any defects or inadequacies in or on any Leased Real Property or any part or component thereof that could adversely affect the insurability of any Leased Real Property or cause any increase in the premiums for insurance for any Leased Real Property and that have not been cured or repaired. Each Company Entity currently maintains insurance for the Leased Real Property in compliance with all Company Entity Leases.

(f) None of the Company Entities has received any notice of violation of any Real Property Law and, to the Knowledge of the Company Entities, there is no basis for the issuance of any such notice or the taking of any action for such violation with respect to any Leased Real Property.

6.22 Intellectual Property; IT Assets; Data Privacy.

(a) Schedule 6.22(a)(i) of the Disclosure Schedules contains a complete list of (i) all Registered Intellectual Property and (ii) other material Company Intellectual Property. The Company Intellectual Property listed on Schedule 6.22(a)(i) of the Disclosure Schedules constitutes all of the Intellectual Property necessary for the operation of the Business as it is currently conducted. Each Person listed in Schedule 6.22(a)(i) of the Disclosure Schedules is the owner or licensee of all right, title and interest in and to each of the Company Intellectual Property items listed for it therein, free and clear of all Encumbrances, and has the right to use all of the Company Intellectual Property without payment to a Third Party, other than with respect to licenses listed on Schedule 6.22(a)(ii) of the Disclosure Schedules. The use of the Company Intellectual Property does not interfere with, infringe upon, misappropriate or otherwise come into conflict with the Intellectual Property rights of any Third Party. The Company Entities have taken all actions reasonably necessary to maintain and protect all of the Registered Intellectual Property held by them, including payment of applicable maintenance fees and filing of applicable required filings as and when required with the appropriate Governmental Authority. No action must be taken within sixty (60) days after the Closing Date with respect to any of the Company Intellectual Property to protect or maintain SeqLL’s ownership and/or rights with respect thereto. None of the Company Intellectual Property is or has been adjudged by a Governmental Authority to be invalid or unenforceable in whole or part. The consummation of the transactions contemplated by this Agreement will not (i) alter, restrict, encumber, impair or extinguish any rights in any material Company Intellectual Property, or (ii) result in the creation of any Encumbrance with respect to any of the Company Intellectual Property.

(b) Except as set forth in Schedule 6.22(b) of the Disclosure Schedules, no Person, other than the Company Entities, possesses any ownership or other interest with respect to any Company Intellectual Property or any current or contingent rights to sublicense, sell or otherwise distribute products or services utilizing any Company Intellectual Property.

(c) To the Company’s Knowledge, none of the Company Entities, nor their conduct of the Business, has materially interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any Third Party, and no Company Entity has received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation. To the Knowledge of the Company Entities, no Third Party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Company Intellectual Property. No Action is pending or, to the Knowledge of the Company Entities, threatened (i) alleging infringement, misappropriation or any other violation of any Intellectual Property rights of any Person by the Company or by any product or service made, used, sold or otherwise provided by any of them, or (ii) challenging the scope, ownership, validity, or enforceability of any Intellectual Property owned or used by the Company.

(d) The Company Entities have taken all reasonable precautions to protect the secrecy, confidentiality and value of all trade secrets forming part of the Company Intellectual Property. None of the Company Entities has made any of its respective trade secrets or other confidential or proprietary information available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such information or materials. The Company Entities have good title to and an absolute right to use the trade secrets forming part of the Company Intellectual Property, as well as all other material Company Intellectual Property purported to be owned by them. The trade secrets forming part of the Company Intellectual Property are not part of the public knowledge or literature and, to the Knowledge of the Company Entities, have not been used, divulged or appropriated either for the benefit of any Person (other than the Company Entities) or to the detriment of the Company Entities. No Company Intellectual Property is subject to any adverse claim or has been challenged or threatened in any way or infringes any intellectual property right of any other Person.

(e) Except as set forth in Schedule 6.22(e) of the Disclosure Schedules, the Company Entities have obtained from all Persons (including employees and current or former consultants and subcontractors) who have created or developed any portion of, or otherwise who would have any rights in or to, any Company Intellectual Property purported to be owned by them, valid and enforceable written assignments of any such work, invention, improvement or other rights to the Company, or other agreements or written documentation which assign to and vest in the Company the exclusive ownership of such work, invention, improvement or other rights. The Company has delivered or Made Available to SeqLL copies of the standard forms of such assignments, agreements or other written documentation used by the Company Entities. None of such agreements (including any agreement for the performance of professional services by or on the behalf of the Company Entities) confers upon any Person other than the Company Entities any ownership interest, exclusive license or other right with respect to any Company Intellectual Property in connection with such agreement.

(f) The IT assets of the Company Entities operate and perform in all material respects in a manner that permits the Company Entities to conduct the Business as currently conducted and no Person has gained unauthorized access to or otherwise interfered with the operation of any IT asset. In all matters related to the Business, the Company Entities have implemented and followed reasonable security measures including, data backup and disaster recovery processes that are appropriate for businesses that collect, maintain and transfer sensitive health and other personal information.

(g) Each of the Company Entities is in compliance in all material respects with (i) all applicable Laws and Legal Requirements pertaining to (A) data security, cybersecurity, privacy, and (B) the collection, storage, use, access, disclosure, processing, security, and transfer of Personal Data (referred to collectively in this Agreement as “Data Activities”) ((A) and (B) together “Privacy Laws”) (e.g., the FTC Act, the CCPA, and the NY SHIELD Act); (ii) the Payment Card Industry Security Standards set by the PCI Security Standards Council, to the extent that it is subject to same, pursuant to contract or otherwise, and it has validated its compliance with such standards to the extent required by the applicable rules and guidelines issued by card associations; and (iii) all obligations imposed upon any Company Entity in Contracts (or portions thereof) to which it is a Party that are applicable to Data Activities (such obligations collectively, “Privacy Agreements”). Except as set forth in Schedule 6.22(g) of the Disclosure Schedules, the Company Entities do not have any premises, employees or tangible assets, and does not conduct any business activities, in any country other than the United States. The Company Entities have implemented and distributed written privacy and data security policies, including a publicly posted website privacy policy (“Privacy and Data Security Policies”), which are all of the privacy and data security policies that the Company Entities are required to maintain. The Company has Made Available to SeqLL a true, correct, and complete copy of each of said Privacy and Data Security Policies. At all times, the Company Entities have been and they are in compliance in all material respects with all such Privacy and Data Security Policies. None of the execution, delivery, or performance of this Agreement, nor the consummation of any of the Contemplated Transactions, will violate any of the Privacy Agreements, Privacy and Data Security Policies or any applicable Privacy Laws.

(h) (i) There is no pending, nor has there been since January 1, 2021 any material Actions against the Company initiated by: (x) any Person; (y) the United States Federal Trade Commission, any state attorney general or similar state official; (z) any other Governmental Authority, foreign or domestic; or (iv) any regulatory or self-regulatory entity alleging any violation by or on behalf of the Company of Privacy and Data Security Policies.

(ii) Since January 1, 2021, there has been no material breach of security resulting in unauthorized access, use or disclosure of Personal Data in the possession or control of the Company or, to the Company’s Knowledge, any of its contractors with regard to any Personal Data obtained from or on behalf of the Company, or any material unauthorized intrusions or breaches of security into the Company systems.

(iii) The Company owns or has license to use the Company IT Systems as necessary to operate the business of the Company as currently conducted. To the Company’s Knowledge, none of the Company IT Systems contain any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine that causes the software of any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any unauthorized person.

(iv) The Company has taken organizational, physical, administrative and technical measures required by Privacy Requirements consistent with standards prudent in the industry in which the Company operates to protect (i) the integrity, security and operations of the Company’s information technology systems, and (ii) the confidential data owned by the Company or provided by the Company’s customers, and Personal Data against data security incidents or other misuse. The Company has implemented reasonable procedures, satisfying the requirements of applicable Privacy Laws in all material respects, to detect data security incidents and to protect Personal Data against loss and against unauthorized access, use, modification, disclosure or other misuse.

(v) In connection with each third-party service provider whose services are material to the Company and involve the processing of Personal Data on behalf of the Company, the Company has in accordance with Privacy Laws, since January 1, 2020, entered into valid data processing agreements with any such third party in accordance with applicable Privacy Laws.

(vi) The consummation of any of the transactions contemplated hereby, will not violate any applicable Privacy Agreements.

(vii) There have not been any Actions related to any data security incidents or any violations of any Privacy Requirements that have been asserted in writing against the Company, and, to the Company’s Knowledge, the Company has not received any written correspondence relating to, or written notice of any Actions with respect to, alleged violations by the Company of, Privacy Agreements.

(viii) The Company has not transferred any Personal Data from the European Union or United Kingdom to a jurisdiction outside the European Economic Area or United Kingdom, other than in accordance with Articles 45 and 46(2) of the GDPR.

6.23 Improper Payments. None of the Company Entities or their respective former or current Related Parties or Representatives has: (a) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other person who was, is or may be in a position to help or hinder the Business (or assist in connection with any actual or proposed transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office which might subject any Company Entity to any damage or penalty in any civil, criminal or governmental Action; (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose, (c) taken any action, directly or indirectly, that would result in a violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption law, or (d) has been or is designated on any list of any United States Governmental Authority, including the Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List, the United States Department of Commerce’s (“Commerce”) Denied Persons List, the Commerce Entity List, and the United States Department of State’s Debarred List.

6.24 Brokers. Except as set forth in Schedule 6.24 of the Disclosure Schedules, none of the Company Entities nor any of their respective Related Parties have dealt with any Person who is entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment from a Company Entity, the Sellers or SeqLL for arranging the transactions contemplated hereby or introducing the Parties to each other.

6.25 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company expressly for inclusion or incorporation by reference prior to the Closing in the Proxy Statement will, when the Proxy Statement is declared effective or when the Proxy Statement is mailed to the SeqLL Shareholders or at the time of the Special Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

6.26 No Other Representations. In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in ARTICLES V and VIII and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of SeqLL or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledge, represent, warrant and agree that, except for the representations and warranties expressly set forth in ARTICLES VI and VII and in the Ancillary Documents to which it is or will be a party, neither the Company, the Sellers, nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the Contemplated Transactions.

Article VII
Representations and Warranties Regarding the Sellers

Except as expressly set forth in the Disclosure Schedules delivered to SeqLL and Atlantic by the Sellers (which includes Lyneer Management Holdings LLC for purposes of this Article VII) together with, and as part of, this Agreement, each Seller, severally and not jointly, represents and warrants to SeqLL and Atlantic, that the following statements are true and correct with respect to itself on the Agreement Date and as of the Closing:

7.1 Organization; Authority. Such Seller is a limited liability company or corporation, as the case may be, duly formed, validly existing and in good standing under the laws of the state of its formation. Such Seller has the necessary power and authority to carry on its business as it is currently being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such assets and properties are currently owned, operated or held. Such Seller has the requisite right, power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is (or will be) a party, to perform its obligations under this Agreement and such Ancillary Documents, and to consummate the Contemplated Transactions, and such actions have been duly authorized by all necessary limited liability company action or corporate action of such Seller, as the case may be. This Agreement and the Ancillary Documents to which such Seller is (or will be) a party have been, or will be at the Closing, duly executed and delivered by such Seller, and this Agreement and such Ancillary Documents will constitute the valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with the terms thereof, except to the extent such enforceability may be limited by the General Enforceability Exceptions.

7.2 Title to Interests; Encumbrances. Such Seller has record and beneficial ownership of the portion of the Interests set forth opposite such Seller’s name in Exhibit A hereto, free and clear of any and all Encumbrances except as set forth in Schedule 7.2 of the Disclosure Schedules; and the Equity Interests held by such Seller constitute all of the Equity Interests in the Company owned beneficially or held of record by such Seller. Except as provided in this Agreement, any Ancillary Document or the Governing Documents of the Company, no Seller is a party to, or bound by, any agreement or instrument affecting or relating to the right to transfer or vote the Equity Interests of the Company.

7.3 Consents; Conflicts.

(a) Except as set forth on Schedule 7.3(a) of the Disclosure Schedules, neither the execution and delivery of this Agreement or any Ancillary Document, nor the consummation of Contemplated Transactions will (with or without notice or lapse of time):

(i) breach (A) any provision of any of the Governing Documents of such Seller, or (B) any resolution adopted by the managers and members of such Seller;

(ii) violate, conflict with or result in a breach of, or give any Governmental Authority or other Person the right to challenge any of the Contemplated Transactions, or to exercise any remedy or obtain any relief under any Law, Legal Requirement or any Order to which such Seller may be subject or by which any of their respective assets may be bound;

(iii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by such Seller;

(iv) violate, conflict with or result in a breach of, constitute a default under, give rise to any right of termination, modification, foreclosure, cancellation or acceleration under, or cause any loss of benefit under, any of the terms, conditions or provisions of any material Contract or give to others any rights (including rights of termination, modification, foreclosure, cancellation or acceleration) in or with regard to such Seller or any of its assets, or result in, or require or permit the creation or imposition of any Encumbrance of any nature upon or with regard to such Seller or any of its assets; or

(v) cause to be enforced any existing right of first refusal, right of first offer, right of exclusivity or other like or similar right granted by such Seller or any assets of such Seller.

(b) Except as set forth in Schedule 7.3(b) of the Disclosure Schedules:

(i) neither the execution and delivery of this Agreement or any Ancillary Document, or the consummation of the Contemplated Transactions, will (with or without notice or lapse of time) require any consent under any of the terms, conditions or provisions of any material Contract to which such Seller is a party or by which its assets are bound; and

(ii) no consent of, permit or exemption from, or declaration, filing or registration with, or notice to, any Governmental Authority is required to be made or obtained by such Seller in connection with the execution, delivery and performance by such Seller of this Agreement or any Ancillary Document to which such Seller is a party or the consummation of the Contemplated Transactions, which, if not made or obtained, (A) would result in a violation of any Law or Permit, (B) would result in any liability to SeqLL, or (C) would prohibit the consummation of the Contemplated Transactions.

7.4 Litigation and Claims. No Action is pending or, to the Knowledge of such Seller, has been threatened in writing (or, to the Knowledge of such Seller, threatened verbally or orally) against such Seller with respect to such Seller’s execution, performance and delivery of this Agreement or any Ancillary Document to which such Seller is to be a party or the consummation by such Seller of the Contemplated Transactions. No Action is pending or, to the Knowledge of such Seller, has been threatened in writing (or, to the Knowledge of such Seller, threatened verbally or orally) against such Seller before any arbitrator or court or other Governmental Authority which (a) if adversely determined, would be reasonably likely to result in payments, penalties or fines payable by any Company Entity, or (b) challenges the validity of this Agreement or any Ancillary Agreement or any action taken or to be taken in connection herewith or therewith.

7.5 Brokers. Except as set forth in Schedule 7.5 of the Disclosure Schedules, such Seller has not, and none of its respective Related Parties have not, dealt with any Person who is entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment from the Company, the Sellers or SeqLL for arranging the transactions contemplated hereby or introducing the Parties to each other.

Article VIII
Representations and Warranties Regarding Atlantic and Atlantic Merger Sub

Except as expressly set forth in the Disclosure Schedules delivered to SeqLL by Atlantic together with, and as part of, this Agreement, Atlantic and Atlantic Merger Sub represent and warrant to SeqLL and the Sellers that the following statements are true and correct with respect to Atlantic and Atlantic Merger Sub on the Agreement Date and as of the Closing:

8.1 Organization; Authority. Atlantic is a corporation duly incorporated, validly existing and in good standing, under the Laws of the State of Delaware. Atlantic Merger Sub is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Each of Atlantic and Atlantic Merger Sub have requisite power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party and to perform their respective obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and all Ancillary Documents to which Atlantic and Atlantic Merger Sub are or will be a Party have been duly authorized by Atlantic and/or Atlantic Merger Sub as applicable. Required Atlantic Stockholder Approval and approval of the Board of Directors have been obtained. Atlantic and Atlantic Merger Sub have all requisite power and authority to own and lease the properties and assets they currently own and lease and to conduct their activities as currently conducted and as presently contemplated to be conducted. Each of Atlantic and Atlantic Merger Sub is duly qualified to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in all jurisdictions in which the ownership or leasing of the properties and assets owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Atlantic or Atlantic Merger Sub. Schedule 8.1 is a true and complete list of (i) each jurisdiction in which Atlantic and Atlantic Merger Sub are qualified to do business, (ii) every state or foreign jurisdiction in which Atlantic and Atlantic Merger Sub has employees or facilities and (iii) the directors and officers of Atlantic and Atlantic Merger Sub.

8.2 Books and Records. Atlantic has delivered to the Sellers true and complete copies of the Governing Documents of Atlantic and Atlantic Merger Sub. Such Governing Documents are in full force and effect. The minute books of Atlantic and Atlantic Merger Sub contain accurate and complete records of all meetings held by, and actions taken by, the directors and stockholders of Atlantic, and no meeting of any directors or stockholders has been held where material matters were approved, voted upon or acted upon for which minutes have not been prepared and are not contained in such minute books.

8.3 Enforceability. This Agreement and the Ancillary Documents have been duly executed and delivered by Atlantic and Atlantic Merger Sub, as applicable, enforceable against Atlantic and Atlantic Merger, as applicable, in accordance with its terms, except to the extent such enforceability may be limited by the General Enforceability Exceptions.

8.4 Brokers. Atlantic and Atlantic Merger Sub have no liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated hereby for which the Company and/or the Sellers could become liable or obligated.

8.5 Capitalization. (a) Except as indicated on Schedule 8.5 of the Disclosure Schedules, as at Closing, there shall be no outstanding or authorized subscriptions, options, or warrants, calls, rights, commitments or any other agreements or arrangements of any character obligating Atlantic or Atlantic Merger Sub to issue any capital stock or other Equity Interests, or evidencing the right to subscribe for any capital stock or other Equity Interests of Atlantic Merger Sub except in respect of the Mergers and the Capital Raise. At Closing, all issued and/or outstanding shares of capital stock or other securities of Atlantic and Atlantic Merger Sub shall be issued, sold and delivered in compliance with all applicable Federal and state securities laws and the similar laws of other foreign jurisdictions as may be applicable. No person has, and at Closing no person shall have, any right of first refusal, preemptive right, right of participation, or any similar right to acquire securities of Atlantic or Atlantic Merger Sub. The issuance of the Atlantic Merger Sub Shares as part of the Mergers will not obligate Atlantic and Atlantic Merger Sub to issue shares of Atlantic Merger Sub or other securities to any person and will not result in a right of any holder of Atlantic and Atlantic Merger Sub’s securities to adjust the exercise, conversion, exchange or reset price under such securities. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of Atlantic Merger Sub Shares; and (b) the Equity Interests of Atlantic Merger Sub outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract to which Atlantic or Atlantic Merger Sub is a party or bound. All of the outstanding Equity Interests of Atlantic Merger Sub are owned directly by Atlantic free and clear and clear of all Encumbrances (other than transfer restrictions under applicable Federal Securities Laws). As of the date of this Agreement, Atlantic has no Subsidiaries other than Atlantic Merger Sub and does not own, directly or indirectly, any Equity Interests in any Person other than Atlantic Merger Sub.

8.6 Transactions with Affiliates. Schedule 8.6 of the Disclosure Schedules sets forth all Contracts between (a) Atlantic, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equity holder or Affiliate of Atlantic or any family member of the forgoing Persons, on the other hand (each Person identified in this clause (b), an “Atlantic Related Party”), other than (i) Contracts with respect to an Atlantic Related Party’s employment with, or the provision of services to, Atlantic entered into in the Ordinary Course of Business (including benefit plans, indemnification arrangements and other ordinary course compensation) and (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Schedule 8.6 or entered into in accordance with Schedule 8.6. No Atlantic Related Party (A) owns any interest in any material asset used in the business of Atlantic, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, lender, partner, customer, lessor, lessee or other material business relation of Atlantic or (C) owes any material amount to, or is owed any material amount by, Atlantic.

8.7 Litigation. There is (and since its incorporation) there has been no Action pending or, to Atlantic’s and Atlantic Merger Sub’s Knowledge, threatened against Atlantic and Atlantic Merger Sub that, if adversely decided or resolved, would have a Material Adverse Effect on Atlantic and Atlantic Merger Sub, taken as a whole. Neither Atlantic or Atlantic Merger Sub nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Actions by Atlantic or Atlantic Merger Sub pending against any other Person.

8.8 Compliance with Applicable Legal Requirements.

(a) Atlantic and Atlantic Merger Sub have complied and are in compliance with all material Legal Requirements applicable to them and to their assets, properties, operations and business. Atlantic or Atlantic Merger Sub has not received any written notice from any Governmental Authority to the effect, or otherwise been advised, that it is not in compliance with any such Legal Requirements, and Atlantic has no Knowledge that any existing circumstances are likely to result in an Action for a violation of any such Legal Requirement. To the Knowledge of Atlantic, no investigation or review by any Governmental Authority with respect to Atlantic or Atlantic Merger Sub, or their promoters, stockholders, affiliates, directors, officers, consultants, employees, agents or other representatives is pending or, to the Knowledge of Atlantic threatened, nor has any Governmental Authority given Atlantic written notice of its intention to conduct the same.

(b) Except as set forth on Schedule 8.8(b) of the Disclosure Schedules, there is no Contract or Judgment binding upon Atlantic or Atlantic Merger Sub which has had or could reasonably be expected to have the effect of prohibiting or impairing any business practice of Atlantic or Atlantic Merger Sub, any acquisition of property (tangible or intangible) by Atlantic or Atlantic Merger Sub, the conduct of business by Atlantic or Atlantic Merger Sub, or otherwise limiting the freedom of Atlantic or Atlantic Merger Sub to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, Atlantic or Atlantic Merger Sub has not entered into any Contract under which it is restricted from selling, licensing, manufacturing or otherwise distributing any products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

(c) Without limiting any provision of this Agreement: (i) neither Atlantic nor Atlantic Merger Sub, nor, to the Knowledge of Atlantic, any officer, manager, agent, employee or other Person associated with or acting on behalf of Atlantic or Atlantic Merger Sub has, directly or indirectly (a) paid or delivered or agreed to pay or deliver any fee, commission or other sum of money or item of property, however characterized, to any Person, government official or other party that is illegal or improper under any applicable Legal Requirement, (b) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (c) made any unlawful payment or offered anything of value to any foreign or domestic government official or employee or to any foreign or domestic political parties or campaigns, (d) violated or is in violation of any provision of the United States Foreign Corrupt Practices Act of 1977 (15 United States Code Section 78dd-1, et seq.), as amended, or any applicable Legal Requirement of similar effect, (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or transfer of value to any other Person or (f) established or maintained any fund that has not been recorded in the books and records of Atlantic and Atlantic Merger Sub, or (ii) Atlantic and Atlantic Merger Sub have complied and are in compliance with applicable provisions of the United States export and sanctions laws, and regulations implemented thereunder, including the Arms Export Control Act (22 United States Code Section 2751 et seq.), as amended, the Export Administration Act (50 United States Code Section 2401 et seq.), as amended, the International Emergency Economic Powers Act (50 United States Code Section 17091 et seq.), as amended, and the various sanctions regulations administered by the Office of Foreign Assets Control of the Department of the Treasury of the United States, as amended. Without limiting the foregoing, Atlantic and Atlantic Merger Sub have not made any investments or performed any Contracts in, or involving a Person from, Cuba, Iran, Sudan, Syria or Burma (Myanmar).

(d) Atlantic and Atlantic Merger Sub are not in violation of any applicable Legal Requirements relating to terrorism or money laundering, including Executive Order No. 13224, the USA PATRIOT Act, applicable Legal Requirements comprising or implementing the Bank Secrecy Act and applicable Legal Requirements administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Legal Requirements may from time to time be amended, renewed, extended, or replaced) (collectively, “Anti-Terrorism Law”) and has not engaged in or conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(e) To the Knowledge of Atlantic, neither Atlantic nor Atlantic Merger Sub nor any of their agents acting or benefiting in any capacity in connection with this Agreement or the transactions contemplated hereby is any of the following (each a “Blocked Person”): (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224: (iii) a Person with which the Company is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224; (v) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or (vi) a Person who is affiliated or associated with a Person listed above.

(f) To the Knowledge of Atlantic, neither Atlantic nor Atlantic Merger Sub nor any of their agents acting in any capacity in connection with this Agreement or the transactions contemplated hereby (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

8.9 Atlantic Merger Sub Activities. Atlantic Merger Sub was organized solely for the purpose of entering into this Agreement, the Ancillary Documents and consummating the Contemplated Transactions and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its incorporation or the negotiation, preparation or execution of this Agreement and any Ancillary Documents, the performance of its covenants or agreements in this Agreement and any Ancillary Document or the consummation of the Contemplated Transactions. Purchaser Sub does not have any Indebtedness.

8.10 Financial Statements. Atlantic has not commenced commercial operations, exclusive of conducting a private placement and the Contemplated Transactions and there are no financial statements for Atlantic or Atlantic Merger Sub.

8.11 No Undisclosed Liabilities. Atlantic has no material liabilities except for the liabilities set forth in Schedule 8.11 of the Disclosure Schedules.

8.12 Investigation; No Other Representations.

(a) Atlantic, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning the business, assets, condition, operations and prospects of the Company and (ii) it has been furnished with or given access to such documents and information about the Company and the Business as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, Atlantic has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in ARTICLE VI and ARTICLE VII and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company or any other Person, either express or implied, and Atlantic, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in ARTICLES VI and VII and in the Ancillary Documents to which it is or will be a party, neither the Company nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the Contemplated Transactions.

8.13 Absence of Certain Changes or Events. Atlantic has conducted its business only in the ordinary and usual course and in a manner consistent with past practice and there has not been any change, event, loss, development, damage or circumstance affecting Atlantic which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Atlantic.

8.14 Material Contracts. Schedule 8.14 of the Disclosure Schedules lists all of the Contracts of the following nature to which Atlantic is a party or any of its properties or assets is bound (the “Atlantic Material Contracts”):

(a) (i) each Contract with a Significant Customer, Significant Supplier and each other Contract that involves performance of services or delivery of goods or materials by Atlantic;

(ii) each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of Atlantic in excess of $100,000;

(iii) each Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (excepting personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $100,000 and with a term of less than one (1) year);

(iv) each Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(v) each partnership, joint venture or other Contract involving a sharing of profits, losses, costs or liabilities by Atlantic with any other Person;

(vi) each Contract containing covenants that in any way purport to restrict Atlantic’s (A) business activity, (B) freedom to engage in any line of business or to compete with any Person, including any Contracts requiring Atlantic to maintain an exclusive relationship or requiring Atlantic to not to compete or to not to solicit in any manner, (C) ability to increase prices to a customer of the Business, or (D) operation of the Business;

(vii) each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods in the Ordinary Course of Business;

(viii) each power of attorney (or similar grant of authority) of Atlantic that is currently effective and outstanding;

(ix) each Contract that contains or provides for an express undertaking by Atlantic to be responsible for consequential damages or indemnification obligations;

(x) each Contract for capital expenditures in excess of $100,000 for any item or $250,000 in the aggregate;

(xi) each executive employment Contract that provides for employment of senior executives or management personnel by Atlantic on a full-time, part-time or other basis;

(xii) each Contract for any independent contractor or consultant providing services to Atlantic;

(xiii) each written warranty, guaranty or other similar undertaking with respect to contractual performance executed by Atlantic other than in the Ordinary Course of Business;

(xiv) any Contract relating to the acquisition or disposition, directly or indirectly, of any business, Real Property or other assets, or the Equity Interests of any other Person;

(xv) any Contract relating to Indebtedness, the borrowing of money, or the guaranty of another Person’s borrowing of money or other obligation, including, without limitation, all notes, mortgages, indentures and other obligations, guarantees of performance, letters of credit, advances, and agreements and instruments for or relating to any lending or borrowing;

(xvi) any Contract under which the execution and delivery of this Agreement or any Ancillary Document may cause a default, give rise to any right of termination, cancellation or acceleration, or require any Consent;

(xvii) any Contract involving the settlement, release, compromise or waiver of any material rights, claims, obligations, duties or liabilities;

(xviii) any management service, consulting, financial advisory or any other similar type Contract and all Contracts with investment or commercial banks;

(xix) any Contract with any Related Parties;

(xx) any Contract involving any ownership, right to use, use, infringement or any claim, liability or obligation with respect to any Intellectual Property;

(xxi) any other material Contract of Atlantic, whether or not entered into in the Ordinary Course of Business, which shall include, without limitation, any Contract that requires payment by Atlantic in excess of $100,000 in any twelve (12) month period that cannot be terminated on less than ninety (90) days’ notice without the payment of any termination fee, premium or penalty; and

(xxii) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

(b) Atlantic is not in material breach or default under the terms of any Atlantic Material Contract and, to the Knowledge of Atlantic, there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a material breach or default by Atlantic, nor has Atlantic received any written notice of any breach or default or alleged breach of default under any Atlantic Material Contract. To the Knowledge of Atlantic, no other party to any Atlantic Material Contract is in breach or default under the terms thereof, and, to the Knowledge of Atlantic, there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a breach or default by any such party, nor has Atlantic received any written notice of any breach or default by any such party. The Atlantic Material Contracts are in full force and effect and are valid and binding obligations of Atlantic and, to the knowledge of Atlantic, the other parties thereto. Atlantic has not received any written notice from any other party to an Atlantic Material Contract of the termination or threatened termination thereof, or of any claim, dispute or controversy with respect thereto, nor, to the Knowledge of Atlantic, is there any basis therefor. Except as provided on Schedule 8.20 of the Disclosure Schedules, no consent of, or notice to, any third party is required under any Atlantic Material Contract as a result of or in connection with, and neither the enforceability nor any of the terms or provisions of any Atlantic Material Contract will be affected in any manner by the execution, delivery and performance of this Agreement, or the transactions contemplated hereby.

8.15 Atlantic Subsidiaries. Except as to Atlantic Merger Sub and Atlantic Holdings Grp LLC, at Closing, Atlantic shall not own, directly or indirectly, any of the stock or equity interests in any corporation, partnership, joint venture, limited liability company, trust or other legal entity. Except as to Atlantic Merger Sub and, as set forth on Schedule 8.15 of the Disclosure Schedules, at Closing, Atlantic shall not own (and have never in the past owned) any equity, partnership, membership, or similar interest in, or any interest convertible into or exchangeable or exercisable for, directly or indirectly, any equity, partnership, membership or similar interest in, any Person, and is not under any obligation to form or participate in, provide funds to, or make any loan, capital contribution or other investment in, any Person.

8.16 No Conflicts; Required Consents; No Violations. Except as described on Schedule 8.16 of the Disclosure Schedules, the execution and delivery by Atlantic and Atlantic Merger Sub of this Agreement and any Ancillary Agreements do not, and the consummation of the Contemplated Transactions will not: (i) conflict with or violate any provision of the Governing Documents of Atlantic or Atlantic Merger Sub; (ii) violate any provision of any Legal Requirements; or (iii) conflict with, violate, result in a breach of, constitute a default under (determined without regard to requirements of notice or lapse of time, or both) or accelerate or permit the acceleration of the performance required by, any material Contract to which Atlantic or Atlantic Merger Sub is a party or by which Atlantic or Atlantic Merger Sub or the assets or properties owned or leased by either of them Atlantic are bound or affected; or (iv) violate, or constitute a breach under, any Order or applicable Law to which Atlantic or Atlantic Merger Sub or any of their properties or assets are bound or (v) result in the creation of any Encumbrance upon any of the assets or properties (other than any Permitted Encumbrances) or Atlantic shares, except in the case of any of clauses (i) through (v) above, as would not have a Material Adverse Effect on Atlantic or Atlantic Merger Sub. Except as described on Schedule 8.16 of the Disclosure Schedules, the execution and delivery by Atlantic and Atlantic Merger Sub of this Agreement and any Ancillary Agreements do not, and the consummation of the Contemplated Transactions will not require any Consent of, or designation declaration or filing of any certificate, notice, application, report or other document with, any Governmental Authority or other Person, except for, (i) filing of the Certificates of Merger, (ii) the approvals and consents to be obtained by Atlantic Merger Sub to effect the Mergers, (iii) the approval of the shareholders of Atlantic Shareholders necessary to consummate the Contemplated Transactions or (iv) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have any Material Adverse Effect on Atlantic or Atlantic Merger Sub.

8.17 Intellectual Property. The representations and warranties set forth on Schedule 8.17 of the Disclosure Schedules are the sole and exclusive representations and warranties of Atlantic with respect to Intellectual Property Rights and any actual or alleged infringement by Atlantic or the conduct of the Business of the Intellectual Property Rights of any Person as set forth on Schedule 8.17 of the Disclosure Schedules.

8.18 Information Supplied. None of the Information supplied or to be supplied by or on behalf of either Atlantic or Atlantic Merger Sub expressly for inclusion or incorporation by reference prior to the Closing in the Proxy Statement will, when the Registration Statement is declared effective, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

8.19 Tax Status of Atlantic Merger Sub. Atlantic Merger Sub is disregarded as an entity separate from its owner under Treasury Regulations Section 301.7701-3(b)(1)(ii).

Article IX

9.1 Indemnification by Atlantic. Subject to the provisions of this ARTICLE IX, from and after the Closing, Atlantic will indemnify and hold Seller and its Related Parties and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of, any Damages based upon, resulting from or related to

(a) any claims made by the SeqLL Legacy Stockholders concerning the Settlement Offer; and

(b) any claims made by holders of any debt obligations or liabilities of SeqLL, including any promissory or similar notes, existing prior to the Closing Date that are not transferred or assigned pursuant to the Asset Purchase Agreement.

Any claim or recovery available from Atlantic shall be limited to shares needed with the Atlantic Consideration. For avoidance of doubt, the Seller’s liabilities under this ARTICLE IX shall not exceed the aggregate amount of the Atlantic Consideration, valued at the current price of SeqLL (ATLN) common stock at the time of payment and there shall be no recourse of any kind against any other consideration or compensation paid or payable to the Seller. Notwithstanding anything to the contrary, no Atlantic Consideration adjustment may be taken with respect to damages actually recovered from insurance or compensation from other sources so as to avoid duplication or “double counting” of the same damages.

9.2 Indemnification Procedures.

(a) Subject to Section 9.1, any claim or demand by a Seller Indemnified Party under this Article IX in respect of payment that may be brought (such claim or demand, a “Direct Claim”) shall be asserted by the Seller Indemnified Party giving Atlantic against whom such claim or demand is made (the “Indemnifying Party”) reasonably prompt written notice thereof (each, a “Claim Notice”), setting forth in reasonable detail the nature of the claim. The failure of a Seller Indemnified Party to reasonably promptly provide a Claim Notice of any Direct Claim shall not release, waive or otherwise affect Atlantic’s obligations with respect thereto, except to the extent that Atlantic is actually and materially prejudiced as a result of such failure. Atlantic shall have thirty (30) days after its receipt of such Claim Notice to respond in writing to such Direct Claim. If Atlantic does not so respond within such thirty (30) day period, Atlantic shall be deemed to have agreed to such claim and Atlantic’s obligation, subject to any limitation contained in this Agreement, to indemnify the Seller Indemnified Party for the full amount of all Damages related to or resulting therefrom.

(b) In the event that any Action shall be instituted or that any claim or demand shall be asserted by any third Party in respect of which payment may be sought under Section 9.1, (a “Third-Party Claim”), subject to Section 9.1, such Seller Indemnified Party shall give notice to Atlantic of the assertion of such Third Party Claim no later than thirty (30) days after receipt of such notice; provided, that the failure to notify Atlantic within such time period will not relieve Atlantic of any liability that it may have to any Seller Indemnified Party, except to the extent that Atlantic demonstrates that the defense of such Third Party Claim is materially prejudiced by the Seller Indemnified Party’s failure to give such notice in a timely manner (and then only to the extent of such prejudice). If a Seller Indemnified Party gives notice to Atlantic pursuant to this Section of the assertion of a Third Party Claim, Atlantic shall be entitled to participate in the defense of such Third Party Claim and, to the extent that it wishes (unless (i) Atlantic is also a Person against whom the Third Party Claim is made and the Seller Indemnified Party determines in good faith that joint representation would be inappropriate or (ii) Atlantic fails to provide reasonable assurance to the Seller Indemnified Party of its financial capacity to defend such Third Party Claim and provide indemnification with respect to such Third Party Claim), to assume the defense of such Third Party Claim with counsel satisfactory to the Seller Indemnified Person. If Atlantic assumes the defense of a Third Party Claim, no compromise or settlement of such Third Party Claim may be effected by Atlantic without the Seller Indemnified Party's Consent unless: (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by Atlantic; (C) the Seller Indemnified Party shall have no liability with respect to any compromise or settlement of such Third Party Claims effected without its Consent; and (D) the compromise or settlement includes a complete release of the Seller Indemnified Party with respect to such Third Party Claim. Notwithstanding the foregoing, if a Seller Indemnified Party determines in good faith that there is a reasonable probability that a Third Party Claim may adversely affect it or its Related Parties other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Seller Indemnified Party may, by notice to Atlantic, assume the exclusive right to defend, compromise or settle such Third Party Claim, but Atlantic will not be bound by any determination of any Third Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld). With respect to any Third Party Claim subject to indemnification under this Section 9.5(b): (x) both the Seller Indemnified Party and Atlantic, as the case may be, shall keep the other Person fully informed of the status of such Third Party Claim and any related Actions at all stages thereof where such Person is not represented by its own counsel; (y) the Parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third Party Claim; and (z) the Seller Indemnified Party shall be entitled to recover Damages from the Indemnifying Party not received from another Person as set forth in this ARTICLE IX. With respect to any Third Party Claim subject to indemnification under this Section, the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each Party agrees that: (i) it will use its commercially reasonable efforts, in respect of any Third Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any Party hereto and counsel responsible for or participating in the defense of any Third Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

9.3 Certain Indemnification Limitations and Terms.

(a) The aggregate amount of all Damages arising under the indemnification obligations set forth in this ARTICLE IX that has been adjudicated pursuant to a final unappealable order of a court of competent jurisdiction and for which Atlantic shall be liable shall not exceed the Atlantic Consideration.

(b) Notwithstanding anything to the contrary contained in this Agreement, the Parties acknowledge and agree that in no event shall Atlantic be liable to any Seller Indemnified Party for any punitive, exemplary, incidental, consequential, special or indirect Damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any Damages based on any type of multiple.

(c) Each limitation set forth herein may be read and construed together, and is not exclusive of any other limitation set forth herein.

Article X
Termination

10.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of SeqLL, Atlantic and the Seller;

(b) by SeqLL, if there has been a material breach of any of the representations or warranties set forth in ARTICLES VI, VII or VIII or any material breach by the Company, Atlantic or the Seller of any covenant or agreement on the part of the Company, Atlantic or the Seller set forth in this Agreement and such failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company or Atlantic, as the case may be, by SeqLL, and (ii) the Termination Date; provided, however, that SeqLL is not then in breach of this Agreement so as to prevent any of the conditions to Closing set forth in Sections 3.8, 3.10, 3.11 and 3.12 from being satisfied;

(c) by Seller, if there has been a material breach of any representation or warranty set forth in ARTICLES V or VIII or any material breach by SeqLL or Atlantic of any covenant or agreement set forth in this Agreement and the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to SeqLL or Atlantic by Seller and (ii) the Termination Date; provided, however, that neither the Seller nor the Company is then in breach of this Agreement so as to prevent any of the conditions to Closing set forth in Sections 3.8, 3.9 and 3.12 from being satisfied;

(d) by Atlantic, if there has been a material breach of any representation or warranty set forth in ARTICLES V, VI or VII or any material breach by SeqLL or the Company of any covenant or agreement set forth in this Agreement and the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to SeqLL or the Company by Atlantic and (ii) the Termination Date; provided, however, that Atlantic is not then in breach of this Agreement so as to prevent any of the conditions to Closing set forth in Sections 3.8, 3.9, 3.10 and 3.11 from being satisfied;

(e) by SeqLL, Atlantic or either Seller, if the transactions contemplated by this Agreement shall not have been consummated on or prior to June 30, 2024 (the “Termination Date”); provided that (i) the right to terminate this Agreement pursuant to this Section 10.1(e) shall not be available to SeqLL if SeqLL’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, (ii) the right to terminate this Agreement pursuant to this Section 10.1(e) shall not be available to a Seller if such Seller’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date; and (iii) the right to terminate this Agreement pursuant to this Section 10.1(e) shall not be available to any party if such party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date; or

(f) by SeqLL, Atlantic or Seller, if any Governmental Authority shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and non-appealable;

10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives) with the exception of this Section 10.2 and ARTICLE XI , each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement dated December 1, 2022 by and between Atlantic and IDC, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms. Notwithstanding the foregoing, the termination of this Agreement pursuant to Section 10.1 shall not affect any Liability on the part of any Party for the willful breach of this Agreement by, or any fraud of, such Party.

Article XI
Miscellaneous

11.1 Expenses. Except as provided herein, each Party shall pay its fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of their respective Representatives. Any governmental filing fees required to be paid prior to Closing shall be paid by Atlantic at the time any such payments are required to be remitted. Notwithtsanding the foregoing, IDC shall be reimbursed by SeqLL (then Atlantic) for all expenses and costs it has paid or advanced on behalf of the Company with respect to the Allocation Agreement, or otherwise, from and out of any capital raised or other funding sources obtained by SeqLL during the 12 month period following the completion of the Merger. IDC shall promptly provide SeqLL with invoiced evidence of amounts paid and/or advanced.

11.2 Construction and Usage.

(a) The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Sections” refer to the corresponding Sections of this Agreement.

(b) In this Agreement, unless a clear contrary intention appears: (i) the singular number includes the plural number and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes each other gender; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof; (vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (viii) “or” is used in the inclusive sense of “and/or”; (ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and (xi) references to “Dollar” or $ means the lawful currency of the United States.

(c) This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

11.3 Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party when: (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, e-mail address or person as a Party may designate by notice to the other Parties):

(a)	if to SeqLL and Purchaser Sub:

SeqLL Inc.

3 Federal Street

Billerica, MA 01821

Attention: Daniel Jones, Chief Executive Officer

Email: dan@seqll.com

with a copy (which shall not constitute notice) to:

Pryor Cashman LLP

7 Times Square

New York, NY 10036

Attention: Eric M. Hellige

Email: ehellige@pryorcash.com

(b)	if to Atlantic and Atlantic Merger Sub or the Company after the Closing:

Atlantic Merger Sub

c/o Atlantic Acquisition Corp.

270 Sylvan Avenue, Suite 2230

Englewood Cliffs, NJ 07632

Attention: Christopher Broderick, Chief Operating Officer

Email: cbroderick@atlantic-international.com

with a copy (which shall not constitute notice) to:

Davidoff Hutcher & Citron LLP

605 Third Avenue, 34th Floor

New York, New York 10158

Attention: Elliot H. Lutzker, Esq.

Email: ehl@dhclegal.com

(c)	if to Seller, or to the Company (prior to Closing):

IDC

IDC Technologies, Inc.

920 Hillview Court, Suite 250

Milpitas, CA 95035

Attention: Yogen Malvia, Chief Financial Officer

Email: yogen.malvia@idctechnologies.com

with a copy (which shall not constitute notice) to:

Lucosky Brookman LLP

111 Broadway, Suite 807

New York, New York 10006

Attention: Joseph M. Lucosky, Esq.

Email: jlucosky@lucbro.com

the Company (prior to Closing)

Lyneer Investments, LLC

133 Franklin Corner Road

Lawrenceville, New Jersey 08618

11.4 Jurisdiction; Service of Process. Any Action arising out of or relating to this Agreement or any Contemplated Transaction may be brought in a state or federal court of competent jurisdiction in the State of New York, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court and agrees not to bring any Action arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The Parties agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the Parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Action referred to in the first sentence of this Section 11.4 may be served on any Party anywhere in the world.

11.5 Enforcement of Agreement. Each Party acknowledges and agrees that the other Parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a Party may be entitled, at law or in equity, it may be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

11.6 Waiver, Remedies Cumulative. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.7 Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, between the Parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between the Parties and any of their Related Parties) and constitutes (along with the schedules, exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the Parties hereto.

11.8 Disclosure Schedule. The representations and warranties contained in ARTICLES V -VIII are qualified by reference to the Disclosure Schedules of SeqLL and Atlantic attached to this Agreement and as to the Company as set forth in the Disclosure Schedules attached to the M/A dated May 29, 2023, as amended, and in the Registration Statement of (collectively, the “Disclosure Schedule”). The Disclosure Schedule has not been otherwise updated since the M/A was signed on May 29, 2023, except as set forth in this Agreement or in the Registration Statement. The Parties agree that the Disclosure Schedules constitute (a) exceptions to particular representations, warranties, covenants and obligations of such Seller and the Company, as set forth in this Agreement, or (b) descriptions or lists of other items referred to in this Agreement. Inclusion of information in the Disclosure Schedules shall not be construed as an admission that such information is material to any Party or, or the Business. The Parties acknowledge that headings have been inserted on the individual schedules included in the Disclosure Schedules for the convenience of reference only and shall not affect the construction or interpretation of any of the provisions of the Agreement or the Disclosure Schedule.

11.9 Assignments, Successors and No Third Party Rights. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties; provided, that SeqLL may assign its rights hereunder to Purchaser Sub and/or collaterally assign its rights hereunder to any financial institution providing financing in connection with the Contemplated Transactions. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties. Any attempted assignment in violation of this Section 11.9 shall be void ab initio. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 11.9.

11.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.11 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the Contemplated Transactions, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York.

11.12 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as otherwise provided in this Agreement, express or implied, nothing is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

11.13 Extension; Waiver. The Company (prior to the Closing) may (a) extend the time for the performance of any of the obligations or other acts of SeqLL or Atlantic set forth herein, (b) waive any inaccuracies in the representations and warranties of SeqLL or Atlantic set forth herein or (c) waive compliance by SeqLL or Atlantic with any of the agreements or conditions set forth herein. SeqLL or Atlantic may (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

11.14 Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

11.15 Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by electronic mail in PDF format shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by electronic mail in PDF or Docusign formats shall be deemed to be their original signatures for all purposes.

11.16 Right of First Refusal. IDC has entered into a Right of First Refusal (the “ROFR”) Agreement with Atlantic. Pursuant to the ROFR, prior to June 30, 2024, IDC shall provide written notice to Atlantic of any third party offer to purchase the Membership Interests of the Company upon the same terms and conditions as set forth in the M/A. The ROFR is hereby incorporated by reference in its entirety into this Amendment.

11.17 No Further Amendment. The Parties hereby agree that all other provisions of the M/A shall, subject to the amendments set forth in this Amendment, continue unmodified, in full force and effect and constitute legal and binding obligations of the Parties in accordance with their terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the M/A or any of the documents referred to therein. This Amendment shall form an integral and inseparable part of the M/A. From and after the date of this Amendment, each reference in the M/A to “this Agreement,” “hereof,” “hereunder” or words of like import, and all references to the M/A in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than in this Amendment or as otherwise expressly provided) will be deemed to mean the M/A, as amended by this Amendment, whether or not this Amendment is expressly referenced.

11.18 Other Terms. The provisions of Article X of the Agreement are incorporated herein by reference and shall apply to the terms and provisions of this Amendment and the parties hereto, mutatis mutandis. All capitalized terms used herein without definition shall have the meanings assigned to such terms in the M/A.

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IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Reorganization on the date first above written.

PURCHASER:

SeqLL INC., a Delaware corporation

By:	/s/ Daniel Jones
Daniel Jones, Chief Executive Officer

PURCHASER SUB:

SEQLL MERGER LLC, a Delaware limited liability company

By:	/s/ Daniel Jones
Daniel Jones, Managing Member

ATLANTIC ACQUISITION CORP., a Delaware corporation

By:	/s/ Jeffrey Jagid
Jeffrey Jagid, Chief Executive Officer

ATLANTIC MERGER, LLC,
a Delaware limited liability company

By:	/s/ Jeffrey Jagid
Jeffrey Jagid, Managing Member

COMPANY:

LYNEER INVESTMENTS, LLC, a Delaware limited liability company

By:	/s/ Prateek Gattani
Prateek Gattani, Manager

SELLER:

IDC TECHNOLOGIES, INC., a California corporation

By:	/s/ Prateek Gattani
Prateek Gattani, Chief Executive Officer

SIGNATURE PAGE TO AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION

ANNEX A

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings set forth below.

“Action” means any litigation, suit, action, proceeding, claim, indemnification claim (under contract or otherwise), demand, complaint, grievance, investigation (including a Tax audit), hearing, audit, order, decree, injunction, judgment, ruling, directive, charge, award, arbitration, mediation or otherwise, including those commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Affiliate” and “Affiliates,” with respect to any Person, means any Person or Persons which, directly or indirectly, control(s) or is or are controlled by that Person, or is or are under common control with that Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Ancillary Document” or “Ancillary Documents” means any one or more of the agreements, documents, certificates and instruments being delivered pursuant to this Agreement, including, without limitation, the documents and agreements to be delivered by the Parties pursuant to ARTICLE III hereof.

“Approval” means any license, permit, consent, approval, authorization, order, registration, filing, waiver, qualification or certification.

“Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any Ancillary Document or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in New York, New York are permitted or required to be closed.

“Company Intellectual Property” means any and all Intellectual Property that is owned or licensed by the Company and/or has been or is used or is held for use in the Business, including any and all derivative works developed from such Intellectual Property, and includes the Registered Intellectual Property.

“CCPA” means the California Consumer Protection Act, as amended.

“CERCLA” means Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the United States Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

Annex A-1

“Company Acquisition Proposal” means (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, (i) acquires or otherwise purchases the Company or (ii) all or a material portion of assets or businesses of the Company (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (b) any material equity or similar investment in the Company. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.

“Company Entities” means collectively, the Company, Lyneer Holdings, Inc., a Delaware corporation, (“Lyneer Holdings”) that is a direct subsidiary of the Company and Lyneer Staffing Solutions, LLC, a Delaware limited liability company (“Lyneer Staffing”) that is an indirect subsidiary of the Company.

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement and each of the Ancillary Documents.

“Contract” means any written or oral agreement, note, guarantee, mortgage, indenture, lease, deed of trust, license, plan, instrument or other contract or legally binding arrangement or commitment.

“Damages” means all Actions, charges, complaints, claims, Third Party Claims, demands, injunctions, judgments, orders, decrees, rulings, dues, liabilities, obligations, Taxes, liens, assessments, levies, losses, fines, penalties, damages, liabilities, costs, fees and expenses, including reasonable attorneys’, accountants’, consultants’, investigators’ and experts’ fees and expenses incurred in investigating, defending or settling any of the foregoing and/or in the enforcement of this Agreement. For the avoidance of doubt, “Damages” shall include any punitive damages owing to a third Party.

“Employee Plan” means any “employee benefit plan” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive- compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental- unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (a) is sponsored, maintained or contributed to by a Company Entity, or with respect to which any Company Entity has or may have any liability (including, without limitation, through its relationship with an ERISA Affiliate), and (b) provides compensation and/or benefits, or describes policies or procedures applicable to any current or former director, officer, employee or individual service provider of any Company Entity, or the dependents of any thereof.

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, warrant, purchase right, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

Annex A-2

“Environmental Claim(s)” means any and all administrative, regulatory or judicial actions, suits, demands, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person alleging potential liability (including potential liability for enforcement, investigation costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from: (a) the presence or Release into the environment of any Hazardous Material; (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law; or (c) any and all claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Material.

“Environmental Law(s)” means any and all foreign, federal, state or local statutes, laws, rules, regulations, ordinances, codes, policies or rules of common law in effect and any judicial or administrative interpretation thereof as of the Agreement Date and the Closing, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including without limitation the CERCLA; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3808 et seq.

“Environmental Permits” means all environmental, health and safety licenses, permits, registrations, approvals, authorizations and agreements from or with Governmental Authorities.

“Equity Interests” means (a) any partnership interests, (b) any membership interests or units, (c) any shares of capital stock, (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (e) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire partnership interests, membership interests or units, capital stock, or any other equity securities, (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, capital stock, or any other equity securities, or (g) any other interest classified as an equity security of a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles consistently applied, as in effect from time to time.

“General Enforceability Exceptions” means those exceptions to enforceability due to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

“Governing Documents” means with respect to any particular entity: (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (g) any amendment or supplement to any of the foregoing.

Annex A-3

“Governmental Authority” means any (a) nation, state, county, city, town, borough, village, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (d) multinational organization or body; (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (f) official of any of the foregoing.

“Hazardous Materials” means: (a) any petroleum or petroleum products, radioactive materials, asbestos in any form, mold, mildew, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls (PCBs), silica, respiratory irritants, lead and lead based paint and radon gas; (b) any chemicals, materials or substances which are now or ever have been defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or other words of similar import, under any Environmental Law; and (c) any other pollutant, contaminant, chemical, material, substance, waste or constituent (including crude oil or any other petroleum product and asbestos) addressed by, subject to regulation under, or which can give rise to liability or an obligation under, any Environmental Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 Public Law 104- 191, as amended and the HHS implementing regulations at 45 C.F.R. Parts 160, 162, 164.

“Indebtedness” means, with respect to any Person, all liabilities in respect of: (a) borrowed money; (b) indebtedness evidenced by bonds, notes, debentures or similar instruments; (c) capitalized lease obligations; (d) the deferred purchase price of assets, services or securities, including earn-out payments or similar obligations, (other than ordinary trade accounts payable) net of any acquisition-related receivables arising under or related to the purchase of such assets, services or securities (other than ordinary trade accounts receivable); (e) conditional sale or other title retention agreements; (f) the factoring or discounting of accounts receivable; (g) swap or hedging agreements or arrangements; (h) reimbursement obligations, whether contingent or matured, with respect to letters of credit, bankers’ acceptances, bank overdrafts, surety bonds, other financial guarantees and interest rate protection agreements (without duplication of other indebtedness supported or guaranteed thereby); (i) Management Payments; (j) interest, premium, penalties and other amounts owing in respect of the items described in the foregoing clauses (a) through (i) after giving effect to the Closing; (k) all Indebtedness of the types referred to in clauses (a) through (i) guaranteed in any manner by such Person, whether or not any of the foregoing would appear on a consolidated balance sheet prepared in accordance with GAAP; and (l) any unfunded pension liabilities. For the avoidance of doubt, the definition of Indebtedness shall exclude the Stand-Alone Amount under the BMO Credit Facility.

“Intellectual Property” means all (a) foreign and domestic patents, patent applications, patent disclosures and inventions, (b) internet domain names, trademarks, service marks, trade dress, trade names (including variants thereof currently used in the Business), logos and corporate or company names (both foreign and domestic) and registrations and applications for registration thereof together with all of the goodwill associated therewith, (c) copyrights (registered or unregistered) and copyrightable works (both foreign and domestic) and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) computer software (including source code and executable code), data, data bases and documentation thereof, including rights to Third Party Software used in the Business, (f) trade secrets and other Confidential Information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, manufacturing, assembly, construction, production and service processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information), (g) social media accounts, (h) other intellectual property rights, (i) copies and tangible embodiments thereof (in whatever form or medium) and (j) all goodwill associated with the foregoing (including the right to sue and recover damages for past, present and future infringements thereof).

Annex A-4

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Knowledge”: (a) with respect to the Company Entities means the actual knowledge of Todd McNulty and James Radvany; (b) with respect to Lyneer Management means the actual knowledge of Todd McNulty and James Radvany; (c) with respect to IDC means the actual knowledge of the directors and officers of IDC, as well as any employees or consultants acting in relation to the Contemplated Transactions, with respect to a particular fact or other matter; (d) with respect to Atlantic and Atlantic Merger Sub means the actual knowledge of the directors and officers of Atlantic; and (e) with respect to SeqLL and Purchaser Sub, means the actual knowledge of the officers and directors of SeqLL.

“Law” means each provision of any currently implemented Federal, state, local or foreign law, statute, ordinance, order, code, rule or regulation, promulgated or issued by any Governmental Authority.

“Lease” means any lease of Real Property or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which any Company Entity is a Party and any other Contract pertaining to the leasing or use of any equipment.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, and multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

“Made Available” or words of similar import (regardless of whether capitalized or not) means, when used with reference to documents or other materials required to be provided or made available to any other Party, any documents or other materials posted to the respective electronic data rooms maintained by each Party as of 5:00 p.m., Eastern Time, at least one (1) day prior to the date of this Agreement.

“Management Payments” means all obligations and liabilities of the Company Entities (or assumed from other Persons) with respect to all amounts payable to, or on behalf of, current and/or former managers, employees, officers and agents of the Company Entities pursuant to any Employee Plan or any other arrangement (including any sale bonus, incentive, retention, employment, retirement, compensation, separation, severance or similar plan or agreement) in connection with or as a result of the Contemplated Transactions, whether or not accrued on the Financial Statements, and together with the employer’s portion of all payroll and similar Taxes payable in connection therewith.

Annex A-5

“Material Adverse Change” or “Material Adverse Effect” means, with respect to any Person, any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is materially adverse to such Person or to the condition (financial or otherwise), results of operations or prospects of such Person or its business taken as a whole; provided, however, that none of the following shall be taken into account (either alone or in combination) in determining whether there has been a Material Adverse Change or Material Adverse Effect: (a) the effect of any change that is generally applicable to the industry and markets in which such Person operates; (b) without limiting subparagraph (a) immediately above, the effect of any change that is generally applicable to the United States economy or its securities or financing markets, or the world economy or international securities or financing markets; (c) any event, effect, change or circumstance resulting from or related to an act of God, war, natural disaster, act of terrorism or similar event affecting the United States; (d) the effect of any change in GAAP or applicable Laws; (e) the failure of such Person to meet or achieve the results set forth in any projection, forecast, or budget; (f) the effect of any events or occurrences related to the announcement or consummation of the Contemplated Transactions pursuant to this Agreement; or (g) the effect of any action taken by such Person that is required by the terms of this Agreement or was otherwise taken (or not taken) with the prior written consent of or at the direct request of an authorized officer of the other parties to this Agreement; provided, however, that any change or effect referred to in subparagraphs (a), (b), (c), or (d) of the foregoing definition may be included in the determination of whether a Material Adverse Change or Material Adverse Effect has occurred if such change or effect has a disproportionate adverse impact on such Person, relative to the other companies of similar size operating in the same industry in which such Person operates.

“NY SHIELD Act” means the New York Stop Hacks and Improve Electronic Data Security Act, as amended.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action: (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (b) does not require extraordinary or special authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (c) is similar in nature, scope and magnitude to actions customarily taken or events that occur, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same or similar line of business as such Person.

“Permitted Encumbrances” means (a) Encumbrances for current Taxes not yet due and payable or for Taxes the amount or validity of which is being contested in good faith by appropriate proceedings; (b) mechanics’, carriers’, workers’, repairers’ and similar liens arising or incurred in the Ordinary Course of Business, in each case, for amounts which are not delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the face of the balance sheet included in the Interim Financial Statements; (c) applicable zoning, entitlement, building and other land use Encumbrances promulgated by any Governmental Authority applicable to the Leased Real Property which do not, individually or in the aggregate, interfere in more than a de minimis way with the current use, occupancy or operation of any Leased Real Property; (d) as to the Leased Real Property, (i) easements, encumbrances, restrictions and other matters of record, (ii) easements, encumbrances, restrictions and other matters that would be shown by an accurate ALTA title insurance policy or an accurate ALTA/ACSM survey, and (iii) rights of any landlords.

“Permits” means all Consents, licenses, permits, registrations, approvals, authorizations and agreements from, with, issued, granted, given or otherwise Made Available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement, including, without limitation, Environmental Permits.

Annex A-6

“Person” means any individual, sole proprietorship, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust or other entity, whether or not legal entities, or any Governmental Authority.

“Personal Data” means all data relating to one or more individual(s) that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to any Person, is capable of identifying an individual), including, without limitation, data collected automatically, including data collected through a mobile or other electronic device.

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Public Documents” means any report, document or filing made with the U.S. Securities and Exchange Commission.

“Real Property” means all parcels and tracts of land, together with all buildings, structures, fixtures and improvements located thereon (including those under construction), and all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of such land, including all easements appurtenant to and for the benefit of such land, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.

“Registered Intellectual Property” means all of the Registered IP owned by, under obligation of assignment to, or filed in the name of, the Company.

“Registered IP” means all United States, international and foreign: (a) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications and filings claiming priority thereto or serving as a basis for priority thereof; (b) registered trademarks, registered service marks, applications to register trademarks, applications to register service marks, intent-to-use applications, or other registrations or applications related to trademarks; (c) registered copyrights and applications for copyright registration; (d) domain name registrations and Internet number assignments; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority.

“Related Party” means:

(a) with respect to a particular individual: (i) each other member of such individual’s Family; (ii) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family; (iii) any Person in which members of such individual’s Family hold (individually or in the aggregate) an interest; (iv) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity); and (v) any Person that directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with any of the foregoing individuals; and

(b) with respect to a specified Person other than an individual: (i) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person; (ii) any Subsidiary of such Person; (iii) any Person that holds an equity or other beneficial interest, directly or indirectly, in such specified Person; (iv) each Person that serves as a director, officer, partner, manager, employee, consultant, agent, executor, trustee, advisor or other Representative of such specified Person (or in a similar capacity);(v) any Person in which such specified Person holds an equity or other beneficial interest, directly or indirectly; and (vi) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

Annex A-7

For purposes of this definition, (x) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (y) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual.

“Release” means any release, spill, emission, emptying, leaking, injection, deposit, disposal, discharge, dispersal, leaching, pumping, pouring, or migration into the atmosphere, soil, surface water, groundwater or property.

“Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Required Atlantic Stockholder Approval” means the requisite vote, consent or approval of the Atlantic stockholders (including any separate class or series vote, consent or approval that is required, whether pursuant to Atlantic’s organizational documents, any stockholder agreement or otherwise) shall have authorized, approved and consented to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which Atlantic is or is required to be a party or bound, and the consummation of the transactions contemplated hereby and thereby, including the SeqLL Merger.

“Required Company Member Approval” means the requisite vote, consent or approval of the Company’s members (including any separate class or series vote, consent or approval that is required, whether pursuant to the Company’s organizational documents, any member agreement or otherwise) shall have authorized, approved and consented to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the consummation of the transactions contemplated hereby and thereby, including the Lyneer Merger.

“Required SeqLL Stockholder Approval” means the requisite vote, consent or approval of the SeqLL stockholders (including any separate class or series vote, consent or approval that is required, whether pursuant to SeqLL’s organizational documents, any stockholder agreement or otherwise) shall have authorized, approved and consented to, the execution, delivery and performance of the Stockholder Approval Matters.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the U.S. Federal securities laws.

“SeqLL Acquisition Proposal” means any transaction or series of related transactions under which any person(s), directly or indirectly, acquires or otherwise purchases SeqLL or all or a material portion of SeqLL’s capital stock, or any material equity or similar investment in SeqLL, in each case excluding this Agreement and the transactions contemplated thereby, including the Asset Purchase Agreement.

Annex A-8

“Software” means all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

“Straddle Period” means any taxable period beginning before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation); and the term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee or similar assessment, levy, tariff, charge or duty in the nature of a tax, and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Taxing Authority, and any amounts described herein for which a taxpayer is liable pursuant to a tax indemnification agreement, tax sharing agreement, tax allocation agreement or other similar agreement.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Tax Sharing Agreement” means any written agreement or arrangement entered into prior to the Closing binding any Company Entity, the principal purpose of which is the allocation, apportionment, sharing or assignment of, or indemnity for, any Tax liability or benefit.

“Taxing Authority” means any Governmental Authority, domestic or foreign, having jurisdiction over the assessment, determination, collection, or other imposition of any Taxes.

“Third Party” means a Person that is not a Party to this Agreement and not an Affiliate or Related Party of any such Party.

“Third Party Claim” means any Action against any Indemnified Party by a Third Party.

“Trading Day” means any day on which Nasdaq is open for trading.

Annex A-9

“Transaction Tax Deductions” means, without duplication, any deductions allowable under applicable Tax Law generated by the payment by the Company Entities on or prior to the Closing Date of (a) any and all stay bonuses, sale bonuses, change in control payments, retention payments, synthetic equity payments, or similar payments made or to be made by the Company Entities in connection with or resulting from the Closing, (b) all fees, expenses and interest (including amounts treated as interest for U.S. federal income Tax purposes), original issue discount, unamortized debt financing costs, breakage fees, tender premiums, consent fees, redemption, retirement or make-whole payments, defeasance in excess of par or similar payments incurred in respect of the Indebtedness and/or the BMO Credit Facility in connection with or resulting from the Closing, (c) all fees, costs and expenses incurred by the Company Entities in connection with or incident to this Agreement and the transactions contemplated hereby, including, any such legal, accounting and investment banking fees, costs and expenses, (d) any Seller transaction expenses, and (e) any employment Taxes with respect to the amounts set forth in the foregoing clauses. The parties shall apply the safe harbor election set forth in Internal Revenue Service Revenue Procedure 2011-29, to the extent applicable, to determine the amount of any success based fees for purposes of subparagraph (c) above.

“Transfer Tax” means all sales, use, transfer, recording, privilege, documentary, gross receipts, conveyance, excise, license, stamp, duties or similar Taxes and fees, regardless of the Person on whom such Taxes are imposed by applicable Law, including any penalties and interest.

“Treasury Regulations” means the regulations of the United States Department of the Treasury promulgated under the Code, as such Treasury Regulations may be amended from time to time. Any reference herein to a particular Treasury Regulation means, where appropriate, the corresponding successor provision regardless of how numbered or classified.

“WARN Act” means the Worker Adjustment and Retraining Notification Act or any similar state or local laws.

*         *         *         *         *

Annex A-10

EXHIBIT A-1

STATE OF DELAWARE CERTIFICATE OF MERGER OF

DOMESTIC LIMITED LIABILITY COMPANIES

Pursuant to Title 6, Section 18-209 of the Delaware Limited Liability Act, the undersigned limited liability company executed the following Certificate of Merger:

FIRST: The name of the surviving limited liability company is LYNEER INVESTMENTS, LLC, and the name of the limited liability company being merged into this surviving limited liability company is ATLANTIC MERGER LLC.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent limited liability companies.

THIRD: The name of the surviving limited liability company is LYNEER INVESTMENTS, LLC.

FOURTH: The merger is to become effective on June ___, 2024.

FIFTH: The Agreement of Merger is on file at Atlantic International Corp., 270 Sylvan Avenue, Suite 2230, Englewood Cliffs, New Jersey 07632, the place of business of the surviving limited liability company.

SIXTH: A copy of the Agreement of Merger will be furnished by the surviving limited liability company on request, without cost, to any member of the constituent limited liability companies.

IN WITNESS WHEREOF, said surviving limited liability company has caused this certificate to be signed by an authorized person, the _____ day of June, A.D., 2024.

LYNEER INVESTMENTS, LLC

By:
Authorized Person

Name:
Print or Type

Title:	Manager

Exhibit A-1-1

EXHIBIT A-2

STATE OF DELAWARE
CERTIFICATE OF MERGER OF

DOMESTIC LIMITED LIABILITY COMPANIES

Pursuant to Title 6, Section 18-209 of the Delaware Limited Liability Act, the undersigned limited liability company executed the following Certificate of Merger:

FIRST: The name of the surviving limited liability company is LYNEER INVESTMENTS, LLC, and the name of the limited liability company being merged into this surviving limited liability company is SeqLL MERGER LLC.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent limited liability companies.

THIRD: The name of the surviving limited liability company is LYNEER INVESTMENTS, LLC.

FOURTH: The merger is to become effective on June _____, 2024.

FIFTH: The Agreement of Merger is on file at Atlantic International Corp., 270 Sylvan Avenue, Suite 2230, Englewood Cliffs, New Jersey 07632, the place of business of the surviving limited liability company.

SIXTH: A copy of the Agreement of Merger will be furnished by the surviving limited liability company on request, without cost, to any member of the constituent limited liability companies.

IN WITNESS WHEREOF, said surviving limited liability company has caused this certificate to be signed by an authorized person, the ______ day of June, A.D., 2024.

LYNEER INVESTMENTS, LLC

By:
Authorized Person

Name:
Print or Type

Title:	Manager

Exhibit A-2-2

EXHIBIT B

NEITHER THE ISSUANCE NOR SALE OF THE SECURITIES REPRESENTED BY THIS NOTE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER AND ACCEPTABLE BY THE COMPANY), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Principal Amount: $35,000,000.00	Issue Date: June ____, 2024

CONVERTIBLE PROMISSORY NOTE

For value received, Atlantic International Corp., a Delaware corporation (f/k/a SeqLL Inc.) (the “Borrower”), hereby promises to pay to the order of IDC Technologies, Inc., a California corporation (the “Holder”), the principal sum of THIRTY-FIVE MILLION DOLLARS ($35,000,000.00) (the “Principal Amount”) on the date set forth below (or as may be amended, extended, renewed and refinanced, collectively, this “Note”).

This Note is issued by the Borrower to the Holder pursuant to the terms of that certain Amended and Restated Agreement and Plan of Reorganization dated as of June 4, 2024, entered among the Borrower, IDC Technologies, Inc., Atlantic Acquisition Corp., a Delaware corporation, Atlantic Merger LLC, a Delaware limited liability company, Lyneer Investments, LLC, a Delaware limited liability company, and SeqLL Merger LLC (the “Merger Agreement”).

Each capitalized term used herein, and not otherwise defined, shall have the meaning ascribed thereto in the Merger Agreement. As used herein, the term “Trading Day” means any day that the Borrower’s common stock (the “Common Stock”) is listed for trading or quotation on Nasdaq or any other exchanges or electronic quotation systems on which the Common Stock is then traded.

Unless extended by mutual agreement of the parties hereto, the maturity date (“Maturity Date”) shall be the earlier of: (a) September 30, 2024; (b) completion of debt or equity offerings by the Borrower in which the Borrower received gross proceeds of at least forty million ($40,000,000) dollars (the “Capital Raise”); or (c) any other date on which any principal amount of, or accrued unpaid interest on, this Note is declared to be, or becomes, due and payable pursuant to its terms prior to the Maturity Date (the “Acceleration Date”) (such period from the Issue Date through the Maturity Date referred to herein as the “Note Term”). The principal sum, accrued and unpaid interest, if any, as well as any other fees due hereunder shall be due and payable on the Maturity Date.

Exhibit B-1

This Note may be prepaid in whole or in part without penalty or deduction. In the event that Borrower elects to repay any or all indebtedness of the Holder to BMO Bank N.A. (f/k/a BMO Harris Bank N.A. or BMO) and/or to SPP Credit Advisors LLC (“SPP”), such payment will be in satisfaction of this Note. Any amount paid to BMO and/or SPP in excess of the Principal Amount of this Note shall be in exchange for shares (the “Exchange Shares”) of Borrower’s Common Stock owned by Holder valued at their price on the date of issuance. Any Exchange Shares shall be returned to the Treasury of the Borrower for cancellation. In order to affect such clawback, IDC hereby agrees to the return of such Exchange Shares to the Borrower’s transfer agent.

All payments to the Holder (to the extent not converted into Common Stock) of this Note shall be paid by automatic debit, wire transfer, check or in coin or currency which, at the time or times of payment, is the legal tender for public and private debts in the United States of America and shall be made at such place as each Holder or the legal holder or holders of the Note may from time to time appoint in a payment invoice or otherwise in writing, and in the absence of such appointment, then at such address as each Holder shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Note. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a business day, the same shall instead be due on the next succeeding day which is a business day. As used in this Note, the term “business day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the city of New York, New York are authorized or required by law or executive order to remain closed.

It is further acknowledged and agreed that the Principal Amount owed by Borrower under this Note shall be increased by the amount of all reasonable expenses incurred by the Holder in connection with the collection of amounts due, or enforcement of any terms pursuant to, this Note. All such expenses shall be deemed added to the Principal Amount hereunder to the extent such expenses are paid or incurred by the Holder.

This Note is free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of shareholders of Borrower and will not impose personal liability upon the holder thereof.

All of the proceeds of this Note will be used by the Holder to satisfy existing indebtedness for which the Holder and Lyneer Investments LLC are currently jointly and severally liable.

The principal amount of this Note shall not bear interest. However, the Borrower agrees that upon and following an Event of Default (defined below) and/or after any stated or any Accelerated Date of Maturity of this Note hereunder, this Note shall bear simple interest at a rate equal to seven (7%) percent per annum payable on demand as set forth in Section 3.2 below.

In addition to the terms above, the following terms shall also apply to this Note:

ARTICLE I. CONVERSION RIGHTS

1.1 Conversion Right. At any time following the Note Term, the Holder shall have the right, at the Holder’s option, to convert all, but not part, of the outstanding Conversion Amount (as defined below), into fully paid and non-assessable Common Stock of Borrower or other securities into which such Common Stock shall hereafter be changed or reclassified (each, a “Conversion Share”) at a price per share of Common Stock (“Conversion Price”) equal to the lowest daily VWAP during five (5) Trading Days immediately preceding the date of the conversion notice, in the form attached hereto as Exhibit A (the “Conversion Notice”), is delivered to the Borrower. Notwithstanding the foregoing, the Conversion Price shall not be less than eighty (80%) percent of the Offering Price in the initial Capital Raise (subject to adjustment for reverse and forward stock splits, recapitalizations and similar transactions following the date of the Capital Raise).

Exhibit B-2

1.2 Holder’s Exercise Limitations. Notwithstanding anything to the contrary contained in this Note, the Holder and the Borrower agree that the total cumulative number of Conversion Shares issued to Holder hereunder may not exceed the requirements of any National Securities Exchange (“NSE”), except that such limitation will not apply following Shareholder Approval or if the Common Stock is no longer listed on a NSE. If the Borrower is unable to obtain Shareholder Approval (defined below) to issue Common Shares to the Holder in excess of the NSE 19.99% Cap, any remaining outstanding balance of this Note must be repaid in cash at the request of the Holder in accordance with the terms hereof. For purposes of this Note, the term “Shareholder Approval” shall mean the approval of the holders of a majority of the Borrower’s outstanding voting Common Stock to ratify and approve the issuance of all of the Conversion Shares issued and potentially issuable to the Holder hereunder, all as may be required by the applicable rules and regulations of the NSE (or any successor entity).

1.3 Conversion Amount. The number of Conversion Shares to be issued to the Holder upon conversion of this Note shall be determined by dividing the Conversion Amount (as defined below) by the applicable Conversion Price then in effect on the date specified in the Conversion Notice, delivered to Borrower by the Holder in accordance with Section 1.1 above; provided that the Conversion Notice is submitted by facsimile or e-mail (or by other means resulting in, or reasonably expected to result in, notice) to Borrower before 5:00 p.m., New York, New York time on such conversion date (the “Conversion Date”). The term “Conversion Amount” means, with respect to any conversion of the Holder under this Note, the sum of: (1) the Holder’s Principal Amount of this Note; (2) accrued interest, if any; and (3) the Holder’s expenses relating to a Conversion, including, but not limited to, amounts paid by the Holder on the Borrower’s transfer agent account.

1.4 Mechanics of Conversion. Subject to Section 1.3, the Holder may convert its Conversion Amount under this Note in whole, but not in part, at any time before or after the Maturity Date, by (A) submitting to Borrower a Conversion Notice (by facsimile, e-mail or other reasonable means of communication dispatched on the Conversion Date prior to 5:00 p.m., New York, New York time) and (B) surrendering the counterpart of this Note at the principal office of Borrower.

1.5 Authorized Shares. Borrower covenants that, as of the Maturity Date, Borrower will reserve from its authorized and unissued shares of Common Stock a sufficient number of shares, free from preemptive rights, to provide for the issuance of Common Stock upon the full conversion by the Holder of this Note (the “Reserved Amount”). Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. The shares issued upon conversion of the Note (the “Note Shares”) shall be restricted securities under the Federal securities laws and subject to registration by the Borrower pursuant to Sections 2.7 and 2.8 below. In addition, if Borrower shall issue any securities or make any change to its capital structure which would change the number of shares of Common Stock into which the Note shall be convertible at the then current Conversion Price, Borrower shall at the same time make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Note, including, but not limited to, authorizing additional shares or effectuating a reverse split. Borrower agrees that its issuance of this Note shall constitute full authority to its officers and agents who are charged with the duty of executing Common Stock certificates to execute and issue the necessary certificates for Common Stock in accordance with the terms and conditions of this Note. If, at any time Borrower does not maintain the Reserved Amount it will be considered an Event of Default under Section 3.1.1 of this Note.

Exhibit B-3

1.6 Payment of Taxes. Borrower shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of Common Stock or other securities or property on conversion of this Note in a name other than that of the Holder (or in street name), and Borrower shall not be required to issue or deliver any such shares or other securities or property unless and until the person or persons (other than the Holder or the custodian in whose street name such shares are to be held for the Holder’s account) requesting the issuance thereof shall have paid to Borrower the amount of any such tax or shall have established to the satisfaction of Borrower that such tax has been paid.

1.7 Delivery of Common Stock Upon Conversion. Upon receipt by Borrower from the Holder of a facsimile transmission or e-mail (or other reasonable means of communication) of a Conversion Notice meeting the requirements for conversion as provided in this Section 1.7, Borrower shall issue and deliver to or cause to be issued and delivered to or upon the order of the Holder certificates for Common Stock issuable upon such conversion by the end of the third business day after such receipt (the “Deadline”) (and, surrender of the Holder’s counterpart of this Note) in accordance with the terms hereof. Failure to issue and deliver shares or cause to be issued and delivered shares by the Deadline as described above, will be considered an Event of Default under Section 3.1.1 of this Note.

1.8 Obligation of Borrower to Deliver Common Stock. Upon receipt by Borrower of a Conversion Notice, the Holder issuing such Conversion Notice shall be deemed to be the holder of record of the Common Stock issuable upon such conversion of its outstanding Conversion Amount under this Note, and, unless Borrower defaults on its obligations under this Article I, all rights with respect to this Note being so converted shall forthwith terminate for the Holder except the right to receive the Common Stock or other securities, cash or other assets, as herein provided, on such conversion. If the Holder shall have given a Conversion Notice as provided herein, Borrower’s obligation to issue and deliver the certificates for Common Stock shall be absolute and unconditional, irrespective of the absence of any action by the Holder to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of Borrower to the holder of record, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder of any obligation to Borrower, and irrespective of any other circumstance which might otherwise limit such obligation of Borrower to the Holder in connection with such conversion. The Conversion Date specified in the Notice of Conversion shall be the Conversion Date so long as the Conversion Notice is received by Borrower before 5:00 p.m., New York, New York time, on such date.

Exhibit B-4

1.9 Delivery of Common Stock by Electronic Transfer. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided Borrower is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon request of the Holder and its compliance with the provisions contained in Section 1.1 and in this Section 1.9, Borrower shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of the Holder’s Prime Broker with DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system. If the Borrower is not registered with DTC as of the Issue Date, the Borrower shall be required to register with DTC within 30 days of the Issue Date, and the provisions of this paragraph shall apply after such registration. Failure to become DTC registered or maintain DTC eligibility as provided herein shall be an Event of Default under Section 3.1.20 of this Note.

1.10 Concerning the Common Stock. The Common Stock issuable to the Holder upon conversion of the Holder’s Conversion Amount under this Note may not be sold or transferred unless (i) such shares are sold pursuant to an effective registration statement under the Act or (ii) Borrower or its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration or (iii) such shares are sold or transferred pursuant to Rule 144 under the Act (or a successor rule) (“Rule 144”) or (iv) such shares are transferred to an “affiliate” (as defined in Rule 144) of Borrower who agrees to sell or otherwise transfer the shares only in accordance with this Section 1.10 and who is an Accredited Investor. Except as otherwise provided (and subject to the removal provisions set forth below), until such time as the Common Stock issuable upon conversion of this Note have been registered under the Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, each certificate for Common Stock issuable upon conversion of this Note that has not been so included in an effective registration statement or that has not been sold pursuant to an effective registration statement or an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER AND ACCEPTABLE TO THE COMPANY), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Exhibit B-5

The legend set forth above shall be removed and Borrower shall issue to the Holder a new certificate therefore free of any transfer legend if (i) Borrower or its transfer agent shall have received an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Common Stock may be made without registration under the Act, which opinion shall be accepted by Borrower (which acceptance shall be subject to and conditioned on any requirements, if any, of the its transfer agent, the exchange on which Borrower is then trading or other applicable laws, rules or regulations) so that the sale or transfer is effected or (ii) in the case of the Common Stock issuable upon conversion of this Note, such security is registered for sale by the Holder under an effective registration statement filed under the Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold. In the event that Borrower does not accept the opinion of counsel provided by the Holder with respect to the transfer of Securities pursuant to an exemption from registration, such as Rule 144 or Regulation S, at the Deadline, it will be considered an Event of Default pursuant to Section 3.1.1 of this Note.

1.11 Status as Shareholder. Upon submission of a Conversion Notice by the Holder, (i) the Common Stock covered thereby shall be deemed converted into Conversion Shares and (ii) the Holder’s rights as the Holder of such converted portion of this Note shall cease and terminate, excepting only the right to receive certificates for such Conversion Shares and to any remedies provided herein or otherwise available at law or in equity to the Holder because of a failure by Borrower to comply with the terms of this Note. Notwithstanding the foregoing, if the Holder has not received certificates for all of its Conversion Shares prior to the tenth (10th) business day after the expiration of the Deadline with respect to a conversion of its respective Amount of this Note for any reason, then (unless the Holder otherwise elects to retain its status as the Holder of Conversion Shares by so notifying Borrower) the Holder shall regain the rights of the Holder of this Note and Borrower shall, as soon as practicable, return such unconverted counterpart of this Note to the Holder or, if the respective counterpart of this Note has not been surrendered, adjust its records to reflect that such portion of the Principal Amount of this Note has not been converted. In all cases, the Holder shall retain all of its rights and remedies, including, without limitation, the right to have the Conversion Price with respect to subsequent conversions adjusted upon an Event of Default (if applicable), for Borrower’s failure to convert this Note.

ARTICLE II. RANKING, CERTAIN COVENANTS, AND POST CLOSING OBLIGATIONS

2.1 Distributions on Common Stock. So long as the Borrower shall have any obligation under this Note, the Borrower shall not without the written consent of the Holder pay, declare or set apart for such payment, any dividend or other distribution (whether in cash, property or other securities) on the Common Stock (or other capital securities of the Borrower) other than dividends on Common Stock solely in the form of additional shares of Common Stock.

2.2 Restrictions on Certain Other Transactions. So long as the Borrower shall have any obligation under this Note and unless approved in writing by the Holder (which such approval not to be unreasonably withheld), except as contemplated by the Merger Agreement, the Borrower shall not directly or indirectly: (a) change the nature of its business; (b) sell, divest, change the structure of any material assets of the Borrower or any subsidiary other than in the ordinary course of business (c) accept Merchant-Cash-Advances in which it sells future receivables at a discount, any other factoring transactions, or similar financing instruments or financing transactions; or (d) Enter into a borrowing arrangement where the Company pays an effective APR greater than 20%.

Exhibit B-6

2.3 Restriction on Common Stock Repurchases. So long as the Borrower shall have any obligation under this Note, Borrower shall not without the written consent of the Holder redeem, repurchase or otherwise acquire (whether for cash or in exchange for property or other securities or otherwise) in any one transaction or series of related transactions any Common Stock (or other securities representing its capital) of Borrower or any warrants, rights or options to purchase or acquire any such shares; except for the repurchase of shares at a nominal price in connection with rights under an agreement with an employee or consultant of the Borrower whose shares have been forfeited as a result of such employee or consultant’s ceasing to provide services to the Borrower.

2.4 Piggyback Registration. If the Borrower or any subsidiary proposes to register any of its Common Stock (other than pursuant to a Registration on Form S-4 or S-8 or any successor form) following the completion of the Capital Raise, it will give prompt written notice to the Holder of its intention to effect such registration (the “Incidental Registration”). Within five (5) business days of receiving such written notice of an Incidental Registration, the Holder may make a written request (the “Piggy-Back Request”) that the Borrower include in the proposed Incidental Registration all, or a portion, of the Conversion Shares owned by the Holder. The Borrower will use its commercially reasonable efforts to include in any Incidental Registration all Conversion Shares which the Borrower has been requested to register pursuant to any timely Piggy-Back Request to the extent required to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be registered. Failure to register the Conversion Shares pursuant to this Section 2.4 shall be an Event of Default pursuant to Section 3.1.2 of the Note.

2.5 Mandatory Registration. Within ninety (90) days of the completion of the Capital Raise, Borrower shall be required to file a Registration Statement on Form S-3, if available, or otherwise on Form S-1 with the SEC, to register the Underlying Securities. Within 270 days of the Issue Date, such registration statement shall be required to be declared effective by the SEC.

2.6 Lock-Up/Leak-Out Agreements. The obligations in the foregoing Sections 2.4 and 2.5 shall be (i) subject to underwriter approval in connection with a public offering including customary lock-up or leak-out agreements if required by such underwriter.

2.7 Opinion Letter. Borrower shall be responsible for supplying an opinion letter specific to the fact that Common Stock issued pursuant to conversion of the Note is either exempt from Registration Requirements pursuant to Rule 144 (so long as the requirements of Rule 144 are satisfied) or have been duly registered and permitted to be sold and transferred without restriction. Failure to provide an opinion letter as described herein shall be an event of default pursuant to Section 3.1.1 of the Note.

Exhibit B-7

ARTICLE III. EVENTS OF DEFAULT

3.1 It shall be considered an event of default if any of the following events listed in this Article III (each, an “Event of Default”) shall occur:

3.1.1 Failure to Reserve or Deliver Shares. (a) Borrower fails to reserve a sufficient amount of Common Stock as required under the terms of this Note (including the requirements of Section 1.5 of this Note), fails to issue Common Stock to the Holder (or announces or threatens in writing that it will not honor its obligation to do so) upon exercise by the Holder of the conversion rights of the Holder in accordance with the terms of this Note, fails to transfer or cause its transfer agent to transfer (issue) (electronically or in certificated form) Common Stock issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note, Borrower directs its transfer agent not to transfer or delays, impairs, and/or hinders its transfer agent in transferring (or issuing) (electronically or in certificated form) Common Stock to be issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note, or fails to remove (or directs its transfer agent not to remove or impairs, delays, and/or hinders its transfer agent from removing) any restrictive legend (or to withdraw any stop transfer instructions in respect thereof) on any Common Stock issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note subject to regulations (or makes any written announcement, statement or threat that it does not intend to honor the obligations described in this paragraph), or fails to supply an opinion letter specific to the fact that Common Stock issued pursuant to conversion of the Note, is exempt from Registration Requirements pursuant to Rule 144, and any such failure shall continue uncured (or any written announcement, statement or threat not to honor its obligations shall not be rescinded in writing) for three (3) business days after the Holder shall have delivered a Conversion Notice. It is an obligation of Borrower to remain current in its obligations to its transfer agent. It shall be an event of default of this Note, if a conversion of this Note is delayed, hindered or frustrated due to a balance owed by Borrower to its transfer agent. If at the option of the Holder, the Holder advances any funds to Borrower’s transfer agent in order to process a conversion, such advanced funds shall be paid by Borrower to the Holder within five (5) business days of a demand from the Holder, either in cash or as an addition to the outstanding Principal Amount of the Note, and such choice of payment method is at the discretion of Borrower; and (b) Borrower establishes a reserve of its Common Stock for the benefit of a party other than the Holder, without obtaining prior approval in writing by the Holder.

3.1.2 Breach of Covenants. Borrower, or the relevant related party, as the case may be, breaches any material covenant, post-closing obligation or other material term or condition contained in this Note including, but not limited to, failure to pay the Principal Amount or any other amount payable under this Note when due and payable, or in the related Merger Agreement or any other collateral documents (together, the “Transaction Documents”) and breach continues for a period of ten (10) business days.

3.1.3 Breach of Representations and Warranties. Any representation or warranty of the Borrower made herein or in any agreement, statement or certificate given pursuant hereto or in connection herewith, shall be false or misleading in any material respect when made and the breach of which has (or with the passage of time will have) an effect on the rights of the Holder with respect to this Note and the other Transaction Documents.

Exhibit B-8

3.1.4 Receiver or Trustee. Borrower or any subsidiary of Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.

3.1.5 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against Borrower or any subsidiary of Borrower. With respect to any such proceedings that are involuntary, Borrower shall have a 45 day cure period in which to have such involuntary proceedings dismissed.

3.1.6 Delisting of Common Stock. If at any time on or after the date hereof, the Company shall fail to maintain the listing or quotation of the Common Stock on Nasdaq or other national securities exchange, and the Company does not cure such failure within thirty (30) days.

3.1.7 Change of Control or Liquidation. Any Change of Control of the Borrower, or the dissolution, liquidation, or winding up of Borrower or any substantial portion of its business, other than the Change of Control contemplated by the Merger Agreement. As used herein, a “Change of Control” shall be deemed to occur upon the consummation of any of the following events: (a) any person or persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (other than the Borrower or any subsidiary of the Borrower) shall beneficially own (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, at least 50% of the total voting power of all classes of capital stock of the Borrower entitled to vote generally in the election of the board of directors of the Borrower (the “Board”); (b) Current Directors (as herein defined) shall cease for any reason to constitute at least a majority of the members of the Board (for this purpose, a “Current Director” shall mean any member of the Board as of the date hereof and any successor of a Current Director whose election, or nomination for election by the Borrower’s shareholders, was approved by at least a majority of the Current Directors then on the Board); (c) (i) the complete liquidation of the Borrower or (ii) the merger or consolidation of the Borrower, other than a merger or consolidation in which (x) the holders of the Common Stock of the Borrower immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the Common Stock of the continuing or surviving corporation immediately after such consolidation or merger or (y) the Board immediately prior to the merger or consolidation would, immediately after the merger or consolidation, constitute a majority of the Board of the continuing or surviving corporation, which liquidation, merger or consolidation has been approved by the shareholders of the Borrower; (d) the sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Borrower pursuant to an agreement (or agreements) which has (have) been approved by the shareholders of the Borrower; or (e) the appointment of a new chief executive officer.

3.1.8 Cessation of Operations. Any cessation of operations or dissolution by the Borrower or the Borrower admits it is otherwise generally unable to pay its debts as such debts become due, provided, however, that any disclosure of the Borrower’s ability to continue as a “going concern” shall not be an admission that the Borrower cannot pay its debts as they become due.

Exhibit B-9

3.1.9 Failure to Execute Transaction Documents or Complete the Transaction. The failure of the Borrower to execute any of the Transaction Documents or to complete the transaction for the full Principal Amount of the Note, as contemplated by the Merger Agreement.

3.1.10 Illegality. Any court of competent jurisdiction issues an order declaring this Note, any of the other Transaction Documents or any provision hereunder or thereunder to be illegal, as long as such declaration was not the result of an act of negligence by the Holder, exclusive of the execution of the Transaction Documents or the transactions and acts contemplated herein.

3.1.11 Failure to Comply with the Exchange Act. Borrower shall fail to be fully compliant with, or ceases to be subject to, the reporting requirements of the Exchange Act.

3.2 Remedies Upon Default. Upon the occurrence of any Event of Default specified in this Article III, other than those provided in Sections 3.1.4 and 3.1.5 above, the Holder may, at its option: (a) declare the entire outstanding Principal Amount, together will all accrued interest and all other sums due under this Note, to be immediately due and payable, and the same shall thereupon become immediately due and payable without presentment, demand or notice, which are hereby expressly waived; (b) exercise its right of setoff against any money, funds, credits or other property of any nature whatsoever of Borrower now or at any time hereafter in the possession of, in transit to or from, under the control or custody of Holder or otherwise due and payable to Borrower; and (c) exercise any or all rights, powers and remedies provided for in this Note or now or hereafter existing at law, in equity, by statute or otherwise, and the Borrower shall pay to the Holder, an amount (the “Default Amount”) equal to the Principal Amount then outstanding together with simple accrued interest at the rate of 7% per annum (the “Default Rate”) commencing on the Default Date all costs, including, without limitation, legal fees and expenses of collection. In addition, the Holder shall be entitled to exercise all other rights and remedies available at law or in equity, including, without limitation, those set forth in the Transaction Documents.

ARTICLE IV. MISCELLANEOUS

4.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Exhibit B-10

4.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, facsimile, or electronic mail addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery, upon electronic mail delivery, or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Borrower, to:

Atlantic International Corp.

270 Sylvan Road, Suite 2230

Englewood Cliffs, NJ 07632

Attention: Jeffrey Jagid, CEO

Email: jjagid@atlantic-international.com

with a copy (which shall not constitute notice) to:

Davidoff Hutcher & Citron LLP

605 Third Avenue, 15th Floor

New York, NY 10158

Attention: Elliot H. Lutzker

Email: ehl@dhclegal.com

If to the Holder, to:

such address and contact as indicated on the Holder’s signature page hereto.

4.3 Amendments. This Note and any provision hereof may only be amended by an instrument in writing signed by the Borrower and the Holder. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

4.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to be the benefit of the Holders and their respective successors and assigns. Each transferee of this Note must be an “accredited investor” (as defined in Rule 501(a) of the Securities Act of 1933, as amended).

4.5 Cost of Collection. If default is made in the payment of this Note, the Borrower shall pay the Holder hereof costs of collection, including attorneys’ fees. Such amounts spent by the Holder shall be added to the Principal Amount of the Note at the time of such expenditure.

Exhibit B-11

4.6 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts-of-laws principles that would require the application of any other law. Any proceeding arising out of or relating to this Note may be brought in a state or federal court of competent jurisdiction in the State of New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the proceeding shall be heard and determined only in any such court and agrees not to bring any proceeding arising out of or relating to this Note in any other court. The parties agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any proceeding referred to in the first sentence of this Section 4.6 may be served on any party anywhere in the world. THE BORROWER IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTIONS CONTEMPLATED HEREBY. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Note or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement or any other Transaction Documents by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

4.7 Remedies. The Borrower acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder, by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Borrower acknowledges that the remedy at law for a breach of its obligations under this Note will be inadequate and agrees, in the event of a breach or threatened breach by the Borrower of the provisions of this Note, that the Holder shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Note and to enforce specifically the terms and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required.

4.8 Section 3(a)(10) Transactions. At all times while this Note is outstanding, Borrower shall be prohibited to enter into a transaction structured in accordance with, based upon, or related or pursuant to, in whole or in part, Section 3(a)(10) of the Securities Act (“3(a)(10) Transaction”). If Borrower enters into a 3(a)(10) Transaction, it shall be an event of default pursuant to Section 3.1.8.

4.9 No Broker-Dealer Acknowledgement. Absent a final adjudication from a court of competent jurisdiction stating otherwise, so long as any obligation of Borrower under this Note or the other Transaction Documents is outstanding, the Borrower shall not state, claim, allege, or in any way assert to any person, institution, or entity, that Borrower is currently, or ever has been, a broker-dealer under the Securities Exchange Act of 1934.

4.10 Opportunity to Consult with Counsel. All parties represent and acknowledge that they have been provided with the opportunity to discuss and review the terms of this Note and the other Transaction Documents with their respective counsel before signing this Note and that it is freely and voluntarily signing this Note and any other Transaction Documents in exchange for the benefits provided herein. In light of this, neither the Borrower nor the Holder will not contest the validity of Transaction Documents and the transactions contemplated therein. The parties further represent and acknowledges that they have been provided a reasonable period of time within which to review the terms of the Transaction Documents.

Exhibit B-12

4.11 Integration. This Note, along with the other Transaction Documents, constitute the entire agreement between the Parties and supersedes all prior negotiations, discussions, representations, or proposals, whether oral or written, unless expressly incorporated herein, related to the subject matter of the Agreement. Unless expressly provided otherwise herein, this Note may not be modified unless in writing signed by the duly authorized representatives of the Borrower and the Holder. If any provision or part thereof is found to be invalid, the remaining provisions will remain in full force and effect. Additionally, Borrower agrees acknowledges that each of the Transaction Documents are integral to the Note, and their execution by Borrower and the agreement by Borrower to be bound by the terms therein are a material condition to the Holder’s agreement to enter into the transactions contemplated under the Transaction Documents.

4.12 No Assignment. The Borrower may not delegate its obligations under this Note and such attempted delegations shall be null and void. The Holder may not assign, pledge or otherwise transfer this Note without the prior written consent of the Borrower (which consent shall not be unreasonably withheld except in such instance where the proposed assignee or transferee is a direct or indirect competitor or owns any interest in any business that competes, directly or indirectly, with the Borrower). This Note inures to the benefit of Holder, its successors and its assignee of this Note and binds the Borrower, and its successors and assigns, and the terms “Holder” and “the Borrower” whenever occurring herein shall be deemed and construed to include such respective successors and assigns. Any assignment or transfer made in violation of this Section 4.12 shall be void ab initio.

Exhibit B-13

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by its duly authorized officer this June ___, 2024.

ATLANTIC INTERNATIONAL CORP.,
a Delaware corporation

By:
Jeffrey Jagid, Chief Executive Officer

[Borrower Signature Page]

AGREED AND ACCEPTED BY HOLDER:

IDC TECHNOLOGIES INC.

By:
Name:	Prateek Gattani
Title:	Chief Executive Officer

Address:	920 Hillview Court, Suite 250
Milpitas, CA 95035

EXHIBIT A

NOTICE OF CONVERSION

(To be executed by the Holder in order to convert all or part of the Convertible Promissory Note into Common Stock)

[Name and Address of Holder]

The undersigned hereby converts $___________ , which amount represents the Conversion Amount under the Convertible Promissory Note dated as of June _______, 2024 (the “Note”) issued by Atlantic International Corp. (the “Company”) by delivery of shares of Common Stock of the Company (the “Shares”) on and subject to the conditions set forth in the Note.

1.	Date of Conversion:

2.	Shares to be Delivered:

IDC TECHNOLOGIES, INC.

By:
Name:
Title:

EXHIBIT C

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY

AGREEMENT

of

LYNEER INVESTMENTS, LLC

Dated as of June ___, 2024

THIRD AMENDED AND RESTATED LIMITED

LIABILITY COMPANY AGREEMENT

of

LYNEER INVESTMENTS, LLC

This THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of LYNEER INVESTMENTS, LLC, a Delaware limited liability company (the “Company”), is entered into as of June ___, 2024 (the “Effective Date”), by and between the Members set forth on the signature page hereto.

WHEREAS, the Members desire to operate the Company as a limited liability company under the Act for the purposes set forth herein;

WHEREAS, this Agreement amends and restates in its entirety that certain Limited Liability Company Agreement of the Company, dated January 9, 2018, as previously amended and restated, including by that certain Amended and Restated Limited Liability Company Agreement of the Company, dated February 21, 2018 and the Second Amended and Restated Limited Liability Company Agreement of the Company, dated August 31, 2021 (the “Prior Agreement”); and

WHEREAS, the Members are entering into this Agreement to govern the Company.

WHEREAS, SeqLL, Inc., a Delaware corporation (“SQL”), SeqLL Merger LLC, a Delaware limited liability company and a wholly-owned subsidiary of SQL (“Purchaser Sub”), Atlantic Acquisition Corp, a Delaware corporation, Atlantic Merger LLC, a Delaware limited liability company and a majority-owned subsidiary of Atlantic (“Atlantic Merger Sub”), Lyneer Investments, LLC, a Delaware limited liability company (“Lyneer”) and IDC Technologies, Inc., a California corporation (“IDC”), entered into an Amended and Restated Agreement and Plan of Reorganization, dated June 4, 2023 (the “Merger Agreement”), pursuant to which (i) Atlantic Merger Sub will be merged with and into Lyneer, with Lyneer continuing as the surviving entity (the “Lyneer Merger”), and (ii) Purchaser Sub will subsequently be merged with and into Lyneer, with Lyneer continuing as the surviving entity and as a wholly-owned subsidiary of Atlantic International Corp. (“Atlantic”) (the “SeqLL Merger” and, together with the Lyneer Merger, the “Mergers”); and

WHEREAS, pursuant to the Merger Agreement, the ownership of the Company will change, and the members of the Company will be reflected as in Schedule A and the Board of Managers will change as reflected in Schedule B as of the Effective Date.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:

ARTICLE 1
DEFINED TERMS

Section 1.1. Definitions. The terms defined in this Article 1 shall, for the purposes of this Agreement and the Schedules and Exhibits hereto, have the meanings herein specified or in the introductory paragraph of this Agreement or in this Article 1.

Exhibit C-1

“2015 Act” means Title XI of the Bipartisan Budget Act of 2015.

“Act” means 6 Del.C. § 18 101, et seq., Delaware Limited Liability Company Act, as amended from time to time.

“Additional Members” shall have the meaning given that term in Section 5.4(a).

“Adjusted Capital Account Deficit” means a deficit balance in a Member’s Capital Account after giving effect to any amounts the Member is obligated to contribute or restore to the Company pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), and subsequently such Member’s share of the items described in Treasury Regulations Section 1.704- 1(b)(2)(ii)(d)(4), (5) and (6).

“Affiliate” means with respect to a Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise, including, without limitation, investment control. Ownership of more than fifty percent (50%) of the beneficial interests of an entity shall be conclusive evidence that control exists. For purposes of this definition, “Affiliate” shall include, with respect to any natural Person, the spouse, parents, siblings and children of such Person.

“Agreement” means this Second Amended and Restated Limited Liability Company Agreement, as amended, modified, supplemented or restated from time to time.

“Board of Managers” has the meaning given that term in Section 6.1(a).

“Business” means the business of providing permanent, temporary and temporary-to-permanent placement services, managed service provider services and vendor management system services.

“Business Day” means a day other than a Saturday, Sunday or a legal holiday as recognized in New York, New York.

“Capital Account” means, with respect to any Member, the capital account maintained for such Member in accordance with the provisions of Article 4 hereof.

“Capital Contribution” means, with respect to any Member, the aggregate amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company pursuant to Article 4 hereof with respect to such Member’s Interest, reduced, in the case of a contribution of property, by the amount of any liabilities of such Member that are assumed by the Company in connection with such contribution or that are secured by any property contributed by such Member to the Company.

“Certificate” means the Certificate of Formation of the Company, filed with the Secretary of State of the State of Delaware on January 9, 2018, and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the Secretary of State of the State of Delaware pursuant to the Act.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding federal tax statute enacted after the date of this Agreement.

Exhibit C-2

“Company” shall have the meaning given that term in the introductory paragraph hereof.

“Company Minimum Gain” shall have the same meaning as the meaning of “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Company Nonrecourse Liability” shall have the same meaning as the meaning of “partnership nonrecourse liability” set forth in Treasury Regulations Section 1.704-2(b)(3).

“Confidential Information” means data and information relating to the Company and its Subsidiaries which has material value to the Company or its Subsidiaries and is not generally known to its competitors. Confidential Information does not include any data or information that (a) has been voluntarily disclosed to the public by the Company, (b) that has been independently developed by the Person disclosing such data or information without use or reference to the Confidential Information of the Company or its Subsidiaries, (c) becomes available to the Person disclosing such data or information on a non-confidential basis from a source other than the Company who is not bound by a confidentiality agreement with the Company, or (d) that otherwise enters the public domain through lawful means.

“Covered Person” means a Manager, a Member, any Affiliate of a Member, any officers, directors, shareholders, partners, employees, representatives or agents of a Member, any Affiliate of a Member or of a Subsidiary, any employee or agent of the Company or its Affiliates, any Partnership Representative or an officer of the Company.

“Damages” shall have the meaning given that term in Section 12.2(a).

“Effective Date” shall have the meaning given that term in the introductory paragraph hereof.

“Fair Market Value” means the fair market value, as determined by agreement among all parties to a FMV Transaction; provided, however, that if the parties to a FMV Transaction cannot agree on the fair market value after fifteen (15) days following the date on which any party to a FMV Transaction proposes a fair market value to the other parties to an FMV Transaction, then any party may elect to have such fair market value determined by an Appraiser acceptable to all such parties. If the parties cannot unanimously agree on an Appraiser, then all Persons buying in the FMV Transaction (acting as a group) will select one Appraiser, and all Persons selling in the FMV Transaction (acting as a group) will select one Appraiser, and the two Appraisers so selected will select the final Appraiser. The final Appraiser’s appraisal of the fair market value will be conclusive and binding on all parties to the FMV Transaction. The costs of the Appraiser will be borne fifty percent (50%) by all of the buyers in the FMV Transaction and fifty percent (50%) by all of the sellers in the FMV Transaction, in each case based on their pro rata participation in the FMV Transaction; provided, however, that if a FMV Transaction is the result of a Member experiencing Bankruptcy, then that Member must bear the entire cost of the appraisal process as set forth in this definition. Any determination of fair market value shall be based upon the value of the Company as a whole, without taking into consideration any control premiums or minority discounts.

“Fiscal Year” means any twelve (12) month period commencing on January 1 and ending on December 31.

“FMV Transaction” means any transaction for which a determination of Fair Market Value is required pursuant to this Agreement.

Exhibit C-3

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Gross Asset Value” means, with respect to any asset, such asset’s adjusted basis for federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as agreed to by the contributing Member and the Board of Managers and as set forth on Schedule A attached hereto; provided, however, that the initial Gross Asset Value of the assets contributed pursuant to the Purchase Agreements shall be determined in accordance with the Purchase Agreements;

(b) the Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Board of Managers, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution or in exchange for services; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to subparagraphs (i) and (ii) of this sentence shall be made only if the Board of Managers reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c) the Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution, as determined by the Board of Managers; and

(d) the Gross Asset Values of Company assets shall be adjusted to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraphs (a) or (b) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Gross Revenue” means the gross revenue of the Company for each Fiscal Year, or part thereof, arising from the Company’s business other than Capital Contributions and proceeds from loans.

“Holdings” means Lyneer Holdings, Inc., a Delaware corporation and wholly owned subsidiary of the Company.

“Interest” means, with respect to any Member, such Member’s (a) interest in the Company’s capital, (b) share of the Company’s net Profits and net Losses (and specially allocated items of income, gain, and deduction), and the right to receive distributions of Net Cash Flow from the Company, and (c) right to participate in the management of and vote on matters coming before the Members as provided in this Agreement.

“Lyneer Staffing” means Lyneer Staffing Solutions, LLC, a Delaware limited liability company and wholly owned subsidiary of Holdings.

Exhibit C-4

“Member” means any Person executing this Agreement (or a joinder to this Agreement) and any Person admitted as a substitute Member pursuant to the provisions of this Agreement, in such Person’s capacity as a Member of the Company, and “Members” means two (2) or more of such Persons when acting in their capacities as Members of the Company.

“Member Nonrecourse Debt” has the meaning set forth for “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” shall have the meaning set forth for “partner nonrecourse debt minimum gain” in Treasury Regulations Section 1.704-2(i)(2).

“Minimum Distribution” shall have the meaning given that term in Section 8.2.

“Net Cash Flow” means, for each calendar month, Fiscal Year or other period of the Company for which it must be determined (a) the Gross Revenue of the Company from all sources, less all Operating Expenditures, provided, that Net Cash Flow shall not include unexpended Capital Contributions or loan proceeds unless determined by the Board of Managers, or (b) such other amount as determined by the Board of Managers in its discretion.

“Notice” shall have the meaning given that term in Section 14.1.

“Operating Expenditures” means the expenditures of the Company for each Fiscal Year, or part thereof, arising from the Company’s business, including, but not limited to, the following:

(a) general operating expenses including, but not limited to, management, legal, accounting and other professional fees, wages, salaries and other compensation in connection with its business operations, and any other expenses expended on behalf of the Company in relation to its general administrative and management needs

(b) payments of principal and interest upon any indebtedness of the Company (whether third-party indebtedness or loans made by Members to the Company pursuant to this Agreement);

(c) any other cash expended by the Company for business operations, including, without limitation, capital expenditures; and

(d) the establishment of appropriate reserves for debt service, to provide working capital or any other contingency of the Company as determined by the Board of Managers.

“Percentage Interest” means, with respect to any Member as of any measurement date, the percentage obtained by dividing the number of Units held by such Member as of such measurement date, by the total number of Units outstanding as of such measurement date. Each Member’s Percentage Interest shall be set forth in Schedule A, as amended from time to time.

“Permitted Assignee” and “Permitted Assignees” shall have the meaning given those terms in Section 7.2(a).

“Person” includes any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.

Exhibit C-5

“Prior Agreement” shall have the meaning given that term in the recitals hereof.

“Profits” or “Losses” means, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Section 703(a) of the Code (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code), with the following adjustments:

(a) any income of the Company exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(b) any expenditures of the Company described in Section 705(a)(2)(B) of the Code (or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(c) in the event the Gross Asset Value of any Company asset is adjusted in accordance with Paragraph (b) or Paragraph (c) of the definition of “Gross Asset Value” above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(d) gain or loss resulting from any disposition of any asset of the Company with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(e) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of “Depreciation” above; and

(f) notwithstanding any other provisions of this definition, any items which are specially allocated pursuant to Section 9.2 hereof shall not be taken into account in computing Profits or Losses.

“Regulatory Allocations” shall have the meaning given that term in Section 9.2(j).

“Restricted Period” means, with respect to any Restricted Person, such period of time during which such Person (or any Permitted Assignee of such Person) owns, directly or indirectly, Units.

“Restricted Persons” means each Member (or if such Member is an entity, the beneficial owners of such Member) and each of such Member’s respective Permitted Assignees, other than IDC or any of IDC’s Permitted Assignees.

“Secondary Indemnitors” shall have the meaning given that term in Section 12.3(b).

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

Exhibit C-6

“Subsidiary” means, as to the Company, any Person as to which the Company owns, directly or indirectly, shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only be reason of the happening of a contingency) to elect a majority of the board of directors (or similar governing body) of such Person.

“Transfer” means any transfer, assignment, sale, conveyance, hypothecation, license, lease, partition, pledge, grant of an option or grant of a security interest in a Member’s Interest in the Company, and includes any “involuntary transfer” such as a sale of any part of the Interest therein in connection with any bankruptcy or similar insolvency proceedings, or any other disposition or encumbrance of a Member’s Interest.

“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Units” means units representing an ownership Interest in the Company.

ARTICLE 2
ORGANIZATION

Section 2.1. Formation of Company.

(a) The Company was formed as a limited liability company pursuant to the provisions of the Act. The Members agree that the rights, duties and liabilities of the Members shall be as provided in the Act, except as otherwise provided herein. An authorized person has previously filed the Certificate.

(b) The name and mailing address of each Member, the total amount contributed to the capital of the Company and Capital Accounts of the Members as of the date of this Agreement are listed on Schedule A attached hereto. The Board of Managers shall update Schedule A from time to time as may be necessary to accurately reflect (i) the agreements of the Members with respect to the information therein or (ii) any changes in membership, including the admission or withdrawal of Members. Any amendment or revision to Schedule A made in accordance with this Agreement shall not be deemed an amendment to this Agreement. Any reference in this Agreement to Schedule A shall be deemed to be a reference to Schedule A, as amended and in effect from time to time.

Section 2.2. Name. The business and affairs of the Company shall be conducted under the name “Lyneer Investments, LLC” unless the Board of Managers determines to use a different name. The Company’s officers shall execute such assumed or fictitious name certificates as may be desirable or required by law to be filed in connection with the formation of the Company and shall cause such certificates to be filed in all appropriate public records.

Section 2.3. Term. The term of the Company commenced on the date the Certificate was filed and shall continue unless the Company is dissolved in accordance with the provisions of Section 13.2 of this Agreement.

Exhibit C-7

Section 2.4. Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Board of Managers may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Board of Managers may designate from time to time in the manner provided by law. The principal office of the Company shall be at such place as the Board of Managers may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records there. The Company may have such other offices as the Board of Managers may designate from time to time.

Section 2.5. No State Law Partnership. The Company is a Delaware limited liability company that will be treated as a partnership only for federal income tax purposes, and if applicable, state income tax purposes and no Member or Manager shall be deemed to be a partner or joint venturer of any other Member or Manager, for any purposes other than federal income tax purposes and, if applicable, state income tax purposes, and this Agreement shall not be construed to suggest otherwise. The Members intend that the Company shall be treated as a partnership for federal and, if applicable, state income tax purposes, and each Member and the Company shall file all income tax returns and shall otherwise take all income tax and financial reporting positions in a manner consistent with such treatment.

Section 2.6. Qualification in Other Jurisdictions. The Board of Managers shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business. The officers of the Company shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

ARTICLE 3

PURPOSE AND POWERS OF THE COMPANY

Section 3.1. Purpose.

(a) The purpose of the Company shall be primarily to own, directly or indirectly, the equity interests of Holdings and Lyneer Staffing, to engage in all other lawful activities reasonably related thereto, and otherwise to engage in any other lawful act or activity for which limited liability companies may be organized under the Act.

(b) In no event shall this Agreement be held or construed to imply the existence of a general partnership or joint venture among the Members with regard to matters, trades or businesses or enterprises outside the scope of this Company, and no Member shall have any power or authority under this Agreement to act as the agent or representative of the Company or any other Member with regard to any matter beyond the scope of this Company, or as the agent or representative of any other Member on any matter. Without limiting the foregoing, the Members specifically acknowledge that each Manager shall only be required to spend such time on the affairs of the Company as is reasonably necessary to perform its duties and obligations hereunder and shall not be required to manage the Company as its sole and exclusive function and may engage in other business and investment activities. Neither the Company nor any Member shall have any right, solely by virtue of this Agreement or its relationship to the other Members or the Company, to share or participate in any such other investments or activities of the Members or their Affiliates or to the income or proceeds derived therefrom.

Exhibit C-8

Section 3.2. Powers of the Company. The Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose set forth in Section 3.1, including, but not limited to, the power:

(a) to conduct the business of the Company, carry on its operations and have and exercise the powers granted to a limited liability company by the Act in any state, territory, district or possession of the United States, or in any foreign country that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

(b) to acquire by purchase, lease, contribution of property or otherwise, own, hold, operate, maintain, finance, improve, lease, sell, convey, pledge, mortgage, transfer, demolish or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

(c) to enter into, perform and carry out contracts of any kind, including contracts with any Member or Affiliate thereof, necessary to the accomplishment of the purpose of the Company;

(d) to sue and be sued, make claims and defend, and participate in administrative or other proceedings, in its name;

(e) to appoint agents of the Company, and define their duties and fix their compensation;

(f) subject to the provisions of Article 12, to indemnify certain Persons in accordance with the Act and to obtain any and all types of insurance;

(g) to borrow money and issue evidences of indebtedness, including loans from any Member or Affiliate thereof, and to secure any of the same by a deed of trust, mortgage, pledge or other lien on the assets of the Company;

(h) to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities; and

(i) to make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Company.

ARTICLE 4

CAPITAL CONTRIBUTIONS; MEMBER INTERESTS; CAPITAL ACCOUNTS

Section 4.1. Capital Contributions. Subject to this Section 4.1, as of the Effective Date, each Member has contributed or shall contribute, has caused or shall cause to be contributed on its behalf, or shall be deemed to have contributed to the Company, the Capital Contribution set forth opposite its name on Schedule A attached hereto, and each Member shall hold the number of Units and that Percentage Interest in the Company set forth opposite its name on Schedule A.

Section 4.2. Member’s Interest. A Member’s Units shall for all purposes be personal property.

A Member has no interest in specific property, unless and until distributed to such Member.

Exhibit C-9

Section 4.3. Status of Capital Contributions.

(a) Except as otherwise provided in this Agreement, no Member, or the successor or assign of a Member, may demand a return of its Capital Contributions, in whole or in part.

(b) No Member or Affiliate thereof shall receive any interest, return, compensation or drawing with respect to its Capital Contributions or its Capital Account or for services rendered or resources provided on behalf of the Company, except as otherwise specifically provided in this Agreement or in an expenditure permitted by this Agreement or pursuant to an employment agreement with the Company.

(c) No Member shall have any personal liability for the repayment of any other Member’s Capital Contribution.

Section 4.4. Capital Accounts.

(a) A separate Capital Account shall be established and maintained for each Member in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv) and this Section 4.4 shall be interpreted consistently therewith. The original Capital Account established for any Member who acquires Units by virtue of an assignment in accordance with the terms of this Agreement shall be in the same amount as and shall replace the Capital Account of the assignor of such Units, and, for purposes of this Agreement, such Member shall be deemed to have made the Capital Contributions made by the assignor of such Units (or made by such assignor’s predecessor in interest). To the extent such Member acquires less than all of the Units of the assignor of the Units so acquired by such Member, the original Capital Account of such Member and its Capital Contributions shall be in proportion to the Units it acquires, and the Capital Account of the assignor who retains Units, and the amount of its Capital Contributions, shall be reduced in proportion to the Units it retains.

(b) The Capital Account of each Member shall be maintained in accordance with the following provisions:

(i) to such Member’s Capital Account there shall be credited such Member’s Capital Contributions, such Member’s distributive share of Profits, special allocations of income and gain, and the net amount of any Company liabilities that are assumed by such Member or that are secured by any Company assets distributed to such Member;

(ii) to such Member’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Company assets distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Losses, special allocations of loss and deduction, and the net amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company; and

(iii) in determining the amount of any liability for purposes of this Section 4.4(b), there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and the Treasury Regulations.

Exhibit C-10

Section 4.5. Company Debts. No Member or any of its Affiliates shall have any liability for the debts, obligations or liabilities of the Company or of any other Member or their respective Affiliates. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or former Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or former Member.

Section 4.6. Units Not Certificated. ANY PROVISION TO THE CONTRARY CONTAINED IN THIS AGREEMENT NOTWITHSTANDING, THE COMPANY WILL NOT ISSUE ANY CERTIFICATE TO EVIDENCE THE TRANSFERABLE INTERESTS ISSUED HEREUNDER OR COVERED HEREBY AND SUCH TRANSFERABLE INTERESTS SHALL NOT BE DEEMED TO CONSTITUTE A “SECURITY” GOVERNED BY ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE. ANY CERTIFICATE ISSUED BY THE COMPANY SHALL BE VOID.

ARTICLE 5

MEMBERS, MEETINGS AND AMENDMENTS

Section 5.1. Powers of Members.

(a) The Members shall have the power to exercise any and all rights or powers granted to the Members pursuant to the express terms of this Agreement.

(b) The prior written consent of the holders of the majority of the Units held by the Members shall be required prior to the Company’s redemption, purchase for cancellation or acquisition by any other means of any equity interest in the Company (including, without limitation, the Units, and any warrant, option or other right to acquire any equity interest).

Section 5.2. Resignation. Except as expressly provided in this Agreement, a Member may not resign from the Company prior to the dissolution and winding up of the Company. If a Member resigns or withdraws in violation of the foregoing prohibition, such Member shall not be entitled to receive any compensation, shall not be able to exercise any of the rights granted to such Member under this Agreement, shall not be relieved of any obligations under this Agreement and shall not receive any distribution from the Company.

Section 5.3. Meetings or Other Approvals of the Members. There shall not be any required meetings of the Members.

Section 5.4. Additional Members; Additional Units.

(a) With the approval of the Board of Managers, the Company is authorized to admit any Person as an additional member of the Company (each, an “Additional Member” and collectively, the “Additional Members”) or to issue additional Units to an existing Member. Each such Person shall be admitted as an Additional Member at the time such Person (i) executes a signature page, agreeing to be bound by this Agreement, and (ii) is designated as a Member (with a corresponding Percentage Interest) on an amended or supplemental Schedule A hereto. The Board of Managers may issue Units to an existing Member or to an Additional Member in exchange for cash, property or services, including services performed for any Subsidiary or any combination thereof, at the sole discretion of the Board of Managers, provided that such issuances shall be at fair market value (as determined in the reasonable discretion of the Board of Managers). Upon issuance in accordance with this Section 5.4, such new Units shall be entitled to such distributions pursuant to Article 8 and allocations pursuant to Article 9 of this Agreement as the Board of Managers determines, including, without limitation, distributions and allocations that are senior to one or more classes of Units outstanding at the time of the issuance of such Units.

Exhibit C-11

(b) Additional Members shall not be entitled to any retroactive allocation of the Company’s income, gains, losses, deductions, credits or other items; provided, however, that, subject to the restrictions of Section 706(d) of the Code, Additional Members shall be entitled to their respective share of the Company’s income, gains, losses, deductions, credits and other items arising under contracts entered into before the effective date of the admission of any Additional Members to the extent that such income, gains, losses, deductions, credits and other items arise after such effective date. To the extent consistent with Section 706(d) of the Code and Treasury Regulations promulgated thereunder, the Company’s books may be closed at the time Additional Members are admitted (as though the Company’s tax year had ended) or the Company may credit to the Additional Members pro rata allocations of the Company’s income, gains, losses, deductions, credits and items for that portion of the Company’s Fiscal Year after the effective date of the admission of the Additional Members.

(c) Each Member hereby waives any preemptive rights (whether such rights were granted contractually, by law or otherwise) that such Member may have (or may have had) with respect to any ownership interest in the Company that was granted or existed (i) on or prior to the date hereof or (ii) in connection with the transactions contemplated by the Merger Agreement.

Section 5.5. Amendments; Waivers. Any amendment, modification or waiver to this Agreement or the Certificate shall be adopted and be effective upon the approval of the Board of Managers (with such approval by the Board of Managers being the only approval required for such modification, amendment or waiver); provided that any amendment that has a material and disproportionate adverse effect on any Member relative to all other Members of the same class shall not be effective as against such Member unless consented to in writing by such Member.

Section 5.6. Restrictive Covenants.

(a) Confidentiality. Each Member expressly covenants and agrees that neither such Member (while a Member or at any time thereafter) nor any of its Affiliates (to the extent any such Affiliate has received Confidential Information) will disclose, divulge, furnish or make accessible to anyone (other than the Company or any of its Affiliates or representatives) any Confidential Information, or in any way use any Confidential Information in the conduct of any business; provided, however, that nothing in this Section 5.6 will prohibit the disclosure of any Confidential Information (i) which is required to be disclosed by the Member or any such Affiliate in connection with any court action or any proceeding before any judicial or similar authority or under any applicable law or regulation; (ii) in connection with the enforcement of any of the rights of the Member hereunder; (iii) to the extent required by securities laws; (iv) in connection with the prosecution of or defense by the Member of any claim asserted by or against it hereunder; or (v) which is disclosed by a Member to its Affiliates and representatives for purposes of evaluating the Member’s investment in the Company; provided, however, that such Member will be liable for any violation of this Section 5.6 by its Affiliates and representatives who received such Confidential Information from the Member; and, provided, further, that in the case of a disclosure contemplated by clause (i), to the extent reasonably practicable, no disclosure shall be made until the Member shall give notice to the Company of the intention to disclose such Confidential Information so that the Company may contest the need for disclosure, and the Member will cooperate (and will cause its Affiliates and their respective representatives to cooperate) with the Company in connection with any such proceeding, all such cooperation at the expense of the Company. Notwithstanding anything contained herein to the contrary, to the extent that any of the Confidential Information qualifies as a trade secret under the Uniform Trade Secrets Act, the terms of the Uniform Trade Secrets Act shall apply to such information.

Exhibit C-12

(b) Remedies. Each Member acknowledges that a breach of the covenants contained in this Section 5.6 will cause irreparable damage to the Company, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, each of the Members agrees that if any Person or entity breaches the covenants contained in this Section 5.6, in addition to any other remedy that may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief, without posting bond or other security or the need to prove special damages. In the event of a breach or violation of this Section 5.6, the Restricted Period shall be tolled until such breach of violation has been duly cured, to the extent such breach or violation is curable.

(c) Enforcement. In the event the agreements in this Section 5.6 shall be determined by a court of competent jurisdiction to be invalid or unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed, or interpreted with such terms and provisions to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable.

ARTICLE 6
MANAGEMET

Section 6.1. Management of the Company.

(a) The Company shall be managed by or under the direction of the Board of Managers (the “Board of Managers”). The Board of Managers shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by managers of a limited liability company under the Act.

(b) The Board of Managers shall be comprised of three (3) individuals (each, a “Manager” and, collectively, the “Managers”). Subject to this Section 6.1(b), SQL shall have the right to appoint, and to remove for any or no reason and to replace at any time, any or all of the Managers. The Managers as of the Effective Date shall be as set forth on Schedule B attached hereto.

Exhibit C-13

(c) The Board of Managers may, from time to time, elect to increase the number of members of the Board of Managers. Such additional members shall be selected by the Board of Managers.

(d) The Board of Managers shall meet as often as may be reasonably necessary, as determined in the reasonable discretion of the Board of Managers but in no event less than four (4) times a year. No decision of the Board of Managers shall be made except at a meeting duly called with at least three (3) days’ written or electronic notice, specifying the agenda for the meeting (which notice may be waived by any of its members, and such notice and agenda requirements will be deemed to have been waived if the member participates in the meeting, unless the member objects at the outset of such meeting). Meetings of the Board of Managers may be held via telephone or videoconference whereby each of the members participating can hear each of the other members. At all meetings, the attendance of a majority of the members of the Board of Managers shall constitute a quorum, and the act of a majority of the votes of the members of the Board of Managers present at any meeting at which there is a quorum shall constitute action by the Company. Action by the Board of Managers may also be taken and represented by unanimous written consent (including electronic consent). The Company’s Secretary shall be responsible for taking minutes of the meetings and safekeeping them on behalf of the Company. In the case of an emergency, a meeting of the Board of Managers may be called without notice.

Section 6.2. No Management by Other Persons. Except as described in this Agreement or as authorized by further action of the Board of Managers under the provisions of this Agreement, no Person other than the Managers, to the extent each is authorized by this Agreement, and the duly authorized, officers, employees and agents of the Company, if any, shall take part in the management, or the operation or control of the business and affairs of the Company or have any right, power or authority to transact any business in the name of the Company or to act for on behalf of or to bind the Company.

Section 6.3. Reliance by Third Parties. Any Person dealing with the Company or the Board of Managers may rely upon a certificate signed by a Manager as to:

(a) the identity of the members of the Board of Managers;

(b) the existence or nonexistence of any fact or facts which constitute a condition precedent to acts by the Board of Managers in any other manner germane to the affairs of the Company;

(c) the Persons who are authorized to execute and deliver any instrument or document of or on behalf of the Company; or

(d) any act or failure to act by the Company or as to any other matter whatsoever involving the Company or any Member.

Section 6.4. Officers. The Board of Managers may, from time to time, designate one or more natural persons to be officers of the Company. No officer need be a resident of the State of Delaware, a Member or a Manager. Any officers so designated shall have such authority and perform such duties as the Board of Managers may, from time to time, delegate to such officer. Unless the Board of Managers otherwise decides, if the title is one commonly used for officers of a business corporation, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such officer by the Board of Managers. Each officer shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same individual. Other than to the extent set forth in an employment agreement with such officer, the salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Board of Managers.

Exhibit C-14

ARTICLE 7

ASSIGNABILITY AND TRANSFER OF MEMBER INTERESTS

Section 7.1. Assignability of Interest. Except as otherwise provided in this Article 7, no Member may transfer the whole or any part of its Interest or any fractional or beneficial interest therein. If a Member transfers its Interest, such Transfer shall, nevertheless, not entitle the assignee to become a substitute Member or to be entitled to exercise or receive any of the rights, powers or benefits of a Member other than the right to receive distributions to which the assigning Member would be entitled, unless the assignee shall have first executed an instrument reasonably satisfactory to the Board of Managers which shall at a minimum include an acceptance and agreement by the substitute Member to abide by all the terms and conditions of this Agreement. The Transfer shall be conditioned upon the Company receiving a reimbursement from such assignee or the assigning Member sufficient to cover all reasonable expenses of the Company in connection with such assignee’s admission as a substitute Member.

Section 7.2. [Omitted]

Section 7.3. Recognition of Assignment by Company or Other Members. No Transfer of Interest that is in violation of this Article 7 shall be valid or effective, and the Company shall not recognize the same for any purpose of this Agreement, including the purpose of making distributions of Net Cash Flow pursuant to this Agreement with respect to such Interest or part thereof. No liability shall be incurred as a result of refusing to make any such distributions to the assignee of any such invalid assignment.

Section 7.4. Effective Date of Assignment. Any valid Transfer of a Member’s Interest, or part thereof, pursuant to the provisions of this Article 7 shall be effective as of the close of business on the day preceding the closing of the transaction evidencing the Transfer. The Company shall, from the effective date of such Transfer, thereafter pay all further distributions on account of the Interest (or part thereof), so assigned, to the assignee of such Interest, or part thereof. As between any Member and its assignee, the profits and losses of the Company for federal, state and local income tax purposes for the Fiscal Year of the Company in which such assignment occurs shall be apportioned for federal income tax purposes in accordance with any convention permitted under Section 706(d) of the Code and selected by the Board of Managers.

Section 7.5. Limitations on Transfer. No Transfer of Interest may be effectuated unless in the opinion of the Company’s counsel the Transfer (a) would comply with the Securities Act and applicable securities laws of any other jurisdiction, and (b) would not violate any other applicable laws; provided, however, that the provisions of this Section 7.5 may be waived by the Board of Managers.

Exhibit C-15

Section 7.6. Pledge of Transferable Interests. Any term or provision of this Agreement to the contrary notwithstanding, the Member shall be entitled to pledge, and otherwise grant a lien and security interest in, (a) its membership interests (i.e., its limited liability company interests) in the Company (and all of its rights with respect to such membership interests and all proceeds thereof) and/or (b) all of its right, title and/or interest in, to and under this Agreement (and the proceeds thereof), in each case in favor of any and all of the Lenders (as defined below), without the need for any further consents, approvals and/or other actions. The Lenders (and their respective successors and permitted assigns) shall have, anything contained in this Agreement to the contrary notwithstanding, the right to exercise such rights and remedies as are set forth in the applicable pledge agreement and/or security agreement (including without limitation the right, during the existence of any event of default, to receive distributions, vote the membership interests and to otherwise participate in the management of the business and affairs of the Company and to exercise the other rights and powers of a member) and/or under applicable law. Without in any way limiting the generality of the foregoing provisions of this paragraph, no consent or approval of the Company, Manager and/or the Member shall be required to permit any Lender or any purchaser (including purchaser by foreclosure) of the Member’s membership interests in the Company from any Lender, to be substituted as the Member hereunder upon the exercise of the Lender’s applicable rights or remedies (under the applicable pledge and/or security agreement and/or applicable law) with respect to such membership interests. Without limiting the generality of the foregoing, no transfer of the pledged membership interests pursuant to a foreclosure pursuant to the applicable pledge and/or security agreement shall be limited by any of the terms or conditions imposed by or on the Member or Manager or any other transfer restrictions herein. This provision shall inure to the benefit of the Lenders and their successors, permitted assigns and/or designated agents or other representatives, as an intended third-party beneficiary, and no amendment, modification or waiver of, or consent with respect to, this provision shall in any event be effective without the prior written consent of the applicable requisite percentage of the Lenders or of their agent or other representative. “Lenders” shall mean, collectively, (i) any lender or lenders, now and from time to time, to (A) the Company and/or (B) the Member, and/or (ii) any agent or other representative of any lender or lenders referred to in subparagraph (i) above.

ARTICLE 8
DISTRIBUTIONS TO MEMBERS

Section 8.1. Net Cash Flow. Subject to the other provisions of this Article 8, all distributions of Net Cash Flow, other than upon a liquidation of the Company, shall be made at the sole discretion of the Board of Managers to the Members in accordance with their Percentage Interests.

Section 8.2. Tax Distributions. Notwithstanding the foregoing, subject to any provisions of any agreement to which the Company is a party to the extent Net Cash Flow is available, the total Distributions (“Minimum Distributions”) to a Member for each Fiscal Year (and the ninety (90) day period following such Fiscal Year) shall be an amount equal to the product of (x) the Company’s net taxable income allocated to such Member for such Fiscal Year and all prior Fiscal Years for federal income tax purposes computed without any income or deductions as a result of the application of (i) Section 704(c) of the Code or (ii) as a result of an election under Section 754 of the Code, multiplied by (y) the highest combined federal, state and local income tax rate for an individual resident of New York, New York or such rate as required by any credit agreement to which the Company is subject, reduced by all prior Distributions pursuant to Section 8.1 and this Section 8.2 with respect to such Fiscal Year, including any distributions made during the ninety (90) day period following such Fiscal Year, regardless of the actual federal tax rates applicable to the Members. The Company will use reasonable best efforts to cause such Minimum Distributions to be made in a manner which permits each Member to use the proceeds of such Minimum Distributions to make on a timely basis all required estimated payments of income taxes in respect of the taxable income so allocated to them (including as soon as is reasonably feasible following the end of each calendar quarter, but in no event later than January 10, April 10, June 10 and September 10 of each calendar year). Any Minimum Distributions made to a Member under this Section 8.2 shall be considered a prepayment of future Distributions allocable to such Member under Section 8.1.

Exhibit C-16

Section 8.3. Withholding. All amounts withheld pursuant to the Code or any provision of any foreign, state or local tax law or treaty with respect to any payment, distribution or allocation to the Company or the Members shall be treated as amounts distributed to the Members pursuant to this Article 8 for all purposes of this Agreement. The Company is authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over to any federal, foreign, state or local government any amounts required to be so withheld pursuant to the Code or any provision of any other federal, foreign, state or local law or treaty and shall allocate such amounts to those Members with respect to which such amounts were withheld.

Section 8.4. Limitations on Distribution. Except as provided in this Agreement, no Member shall be entitled to any distribution of cash or other property from the Company. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its Interest in the Company if such distribution would violate the Act or other applicable law.

Section 8.5. Sale of the Company. In the event of a Sale of the Company, any proceeds thereof (after payment of any expenses to be paid by the Company or Members in accordance with the provisions of the applicable purchase agreement) shall be allocated among and paid to the Members in the same manner that Net Cash Flow would be distributed to the Members in accordance with Section 8.1 hereof.

ARTICLE 9

TAX AND BOOK ALLOCATIONS

Section 9.1. Profits and Losses.

(a) For each Fiscal Year of the Company, after adjusting each Member’s Capital Account for all Capital Contributions and distributions during such Fiscal Year and all special allocations pursuant to Section 9.2 with respect to such Fiscal Year, all Profits and Losses (other than Profits and Losses specially allocated pursuant to Section 9.2) shall be allocated to the Members’ Capital Accounts in a manner such that, as of the end of such Fiscal Year, the Capital Account of each Member (which may be either a positive or negative balance) shall be equal to (a) the amount which would be distributed to such Member, determined as if the Company were to sell all of its assets for the Gross Asset Value thereof, pay all liabilities allocable to such assets according to their terms (limited, with respect to each nonrecourse liability, to the Gross Asset Value of the assets securing such liability) and distribute the proceeds thereof pursuant to Section 13.4, hereof, minus (b) the sum of (i) such Member’s share of Company Minimum Gain (as determined according to Treasury Regulation Section 1.704-2(d) and (g)(3)) and Member Nonrecourse Debt Minimum Gain (as determined according to Treasury Regulation Section 1.704-2(i)) and (ii) the amount, if any, which such Member is obligated to contribute to the capital of the Company as of the last day of such Fiscal Year.

(b) Notwithstanding anything to the contrary in this Section 9.1, the amount of items of Company expense and loss allocated pursuant to this Section 9.1 to any Member shall not exceed the maximum amount of such items that can be so allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of any taxable year. All such items in excess of the limitation set forth in this Section 9.1(b) shall be allocated first to Members who would not have an Adjusted Capital Account Deficit, pro rata in proportion to their Capital Account balances as adjusted in accordance with the definition of Adjusted Capital Account Deficit.

Exhibit C-17

Section 9.2. Special Allocations The following special allocations shall be made in the following order:

(a) If there is a net decrease in Company Minimum Gain during a Company fiscal year so that an allocation is required by Treasury Regulations Section 1.704-2(f), then each Member shall be specially allocated items of income and gain for such year (and, if necessary, subsequent fiscal years) equal to such Member’s share of the net decrease in Company Minimum Gain as determined by Treasury Regulations Section 1.704-2(g). Such allocations shall be made in a manner and at a time which will satisfy the minimum gain chargeback requirements of Treasury Regulations Section 1.704-2(f) and this Section shall be interpreted consistently therewith.

(b) If there is a net decrease in the Member Nonrecourse Debt Minimum Gain during any Company fiscal year, any Member who has a share of such Member Nonrecourse Debt Minimum Gain (as determined in the same manner as partner nonrecourse debt minimum gain under Treasury Regulations Section 1.704-2(i)(5)) shall be specially allocated items of income or gain for such year (and, if necessary, subsequent fiscal years) equal to such Member’s share of the net decrease in the Member Nonrecourse Debt Minimum Gain in the manner and to the extent required by Treasury Regulations Section 1.704-2(i)(4). This Section shall be interpreted in a manner consistent with such Treasury Regulations.

(c) If a Member unexpectedly receives an adjustment, allocation, or distribution described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), any of which causes or increases an Adjusted Capital Account Deficit in such Member’s Capital Account, then such Member will be specially allocated items of income and gain in an amount and manner sufficient to eliminate such deficit balance created or increased by such adjustment, allocation, or distribution as quickly as possible; provided, however, an allocation pursuant to this Section 9.2(c) will be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 9 have been tentatively made as if this Section 9.2(c) were not in the Agreement.

(d) Deductions attributable to any Company Nonrecourse Liability, as defined in accordance with Section 1.704-2(b)(3) of the Treasury Regulations, shall be allocated among the Members in proportion to their respective Percentage Interests.

(e) Deductions attributable to any Member Nonrecourse Debt shall be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i).

(f) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if such gain or loss increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

Exhibit C-18

(g) If any Member makes a loan to the Company, or the Company makes a loan to any Member, and interest in excess of the amount actually payable is imputed under Code Sections 7872, 483, or 1271 through 1288 or corresponding provisions of subsequent Federal income tax law, then any item of income or expense attributable to any such imputed interest shall be allocated solely to the Member who made or received the loan and shall be credited or charged to its Capital Account, as appropriate.

(h) In the event that a guaranteed payment to a Member is ultimately recharacterized (as the result of an audit of the Company’s return or otherwise) as a distribution for federal income tax purposes, and if such recharacterization has the effect of disallowing a deduction or reducing the adjusted basis of any asset of the Company or a Member, then an amount of Company gross income equal to such disallowance or reduction shall be allocated to the recipient of such payment. In the event that a distribution to a Member is ultimately recharacterized (as a result of an audit of the Company’s return or otherwise) as a guaranteed payment for federal income tax purposes, and if any such recharacterization gives rise to a deduction, such deduction shall be allocated to the recipient of the distribution.

(i) For purposes of calculating a Member’s share of “excess nonrecourse liabilities” of the Company (within the meaning of Treasury Regulation Section 1.752-3(a)(3)), the Members intend that they be considered as sharing profits of the Company in proportion to their respective Percentage Interests.

(j) The allocations set forth in this Section 9.2 (collectively the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Section 1.704-1 and Section 1.704-2 and shall be interpreted and applied consistently therewith. Notwithstanding any other provisions of this Article 9 (other than the Regulatory Allocations), the Members shall, with the advice and assistance of the Company’s tax accountants, take the Regulatory Allocations into account in allocating other Profits, Losses, and items of income, gain, loss, deduction and Code Section 705(a)(2)(B) expenditures among the Members so that, to the extent possible, the net amount of such allocations of other Profits, Losses, and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

Section 9.3. Allocation and Other Rules.

(a) In the event Members are admitted to the Company pursuant to this Agreement on different dates, the Profits (or Losses) allocated to the Members for each Fiscal Year during which Members are so admitted shall be allocated among the Members in proportion to their Interests during such Fiscal Year in accordance with Section 706 of the Code, using any convention permitted by law and selected by the Board of Managers.

(b) For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Board of Managers using any method that is permissible under Section 706 of the Code and the Treasury Regulations thereunder.

(c) Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits and Losses for the Fiscal Year in question.

Exhibit C-19

(d) Income, gain, loss or deduction with respect to any property contributed by a Member shall, solely for tax purposes, be allocated among the Members, to the extent required by Code Section 704(c) and the related Treasury Regulations under Code Sections 704(b) and 704(c), to take account of the variation between the adjusted tax basis of such property and its Gross Asset Value at the time of its contribution to the Company. If the Gross Asset Value of any Company property is adjusted, as provided in Treasury Regulations Section 1.704-1(b)(2)(iv), then subsequent allocations of income, gain, loss and deduction shall be as provided in Code Section 704(c) and the related Treasury Regulations. Allocations under this Section 9.3(d) shall be made in accordance with any method, or different methods (to the extent permitted by the Treasury Regulations), set forth in Treasury Regulation Section 1.704-3 selected by the Board of Managers and are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, or other items or distributions under any provision of this Agreement.

(e) All other tax elections required or permitted by law or Treasury Regulation or similar state or local rule or regulation shall be made by the Board of Managers. The Members are aware of the income tax consequences of the allocations made by this Article 9 and hereby agree to be bound by the provisions of this Article 9 in reporting their shares of Company income and loss for income tax purposes.

ARTICLE 10
BOOKS AND RECORDS

Section 10.1. Inspection Rights Pursuant to Law. The Company shall have obligations to the Members as set forth in this Article 10 respecting books, records and financial statements of the Company.

Section 10.2. Books and Records. At all times during the continuance of the Company, the Company shall maintain at its registered office and principal place of business all records and materials the Company is required to maintain at such location under the Act. The books of the Company shall be maintained in accordance with GAAP.

Section 10.3. Member Reports. The Company shall cause to be furnished to each Member the following:

(a) As soon as is reasonably available, an audited consolidated balance sheet of the Company and its subsidiaries as of the last day of the preceding fiscal year and audited consolidated income statement and consolidated statement of cash flows for the year then ended and the notes thereto, prepared in accordance with GAAP; and

(b) As soon as is reasonably available after the end of each fiscal quarter, unaudited consolidated balance sheets, income statements and statements of cash flow of the Company and its subsidiaries as of the end of such fiscal quarter and for the period then ended and the comparable period of the prior fiscal year, if applicable, prepared in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes.

Section 10.4. Accounting Method. For both financial and tax reporting purposes and for purposes of determining Profits and Losses, the books and records of the Company shall be kept on the method of accounting as determined by the Board of Managers.

Exhibit C-20

ARTICLE 11
TAX MATTERS

Section 11.1. Taxation as Partnership. The Company shall be treated as a partnership for U.S. federal income tax purposes.

Section 11.2. Federal Tax Returns. The Company shall cause the Company’s independent public accountants to prepare, at the expense of the Company, for each Fiscal Year (or part thereof), Federal tax returns in compliance with the provisions of the Code and any required state and local tax returns.

Section 11.3. Member Tax Return Information. The Company, at its expense, shall cause to be delivered to each Member not later than March 15 of the subsequent year such information as shall be necessary (including a statement for that year of each Member’s share of net income, net losses and other items of the Company) for the preparation by the Members of their Federal, state and local income and other tax returns.

Section 11.4. Partnership Representative.

(a) Atlantic International Corp. shall be the person authorized to act on behalf of the Company (the “Partnership Representative”) pursuant to Section 6223(a) of the Code and the Partnership Representative shall have the sole authority to appoint on behalf of the Company any “designated individual” under Section 6223 of the Code. In such capacity, the Partnership Representative shall have the right to make on behalf of the Company any election and take such other action available to the Partnership Representative under the Code, provided that any material decision must first be approved by Board of Managers. The Members agree to negotiate in good faith any amendments deemed advisable or necessary to reflect the issuance of any guidance, including, without limitation, amendments to the Code; or issuance of Treasury Regulations, Revenue Rulings or Revenue Procedures with respect to the 2015 Act.

(b) If the Company receives notice of a final partnership adjustment pursuant to Section 6231 of the Code, the Partnership Representative shall, unless otherwise directed by the Board of Managers, within forty-five (45) days after the date of the notice of final partnership adjustment, cause the Company to make the election under Section 6226 of the Code in the manner provided by the Internal Revenue Service. Upon making such election, the Company shall furnish to each Member of the Company for the year under audit a statement reflecting the Member’s share of the adjusted items as determined in the notice of final partnership adjustment, as determined by the Partnership Representative on a good faith basis, and each such Member, including former Members, shall take such adjustment into account as required under Section 6226(b) of the Code and shall be liable for any related, income tax, interest, penalty or additional amount. If the Company does not make an election under Section 6226(b) of the Code or such election is ineffective, and the Company is held directly liable for any additional income tax, interest, penalty or additional amount under the Code or other applicable law as a result of an adjustment to any of the Company’s federal, state or local income tax returns, each Member shall be required, upon thirty (30) written demand from the Company to pay the Company its share (as reasonably determined by the Partnership Representative) of any additional tax, interest, penalty and additional amount penalty due. The Company may treat any amount owed pursuant to this Section 11.4(b) as a distribution to the Member owing such amount.

Exhibit C-21

(c) Each Member agrees to cooperate with the Partnership Representative and to do or refrain from doing any or all things reasonably requested by the Partnership Representative with respect to the conduct of any administrative and judicial proceedings pursuant to this Section 11.4. If any state, local or non-U.S. tax law provides for a “tax matters partner”, “partnership representative” or person having similar rights, powers, authority or obligations, the Partnership Representative shall also serve in such capacity.

(d) This Section 11.4 shall survive a Member’s ceasing to be a Member of the Company and/or the termination, dissolution, liquidation and winding up of the Company.

Section 11.5. Section 754 Election. The Company shall have made an election in accordance with Section 754 of the Code, so as to adjust the basis of Company property in the case of a distribution of property within the meaning of Section 734 of the Code, and in the case of a transfer of an Interest within the meaning of Section 743 of the Code.

ARTICLE 12

LIABILITY, EXCULPATION AND INDEMNIFICATION

Section 12.1. Liability.

(a) Except as otherwise provided by the Act, or any other provision of this Agreement, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

(b) Except as otherwise expressly required by law or this Agreement, a Member, in its capacity as Member, shall have no liability to the Company, other Members, or any third party.

(c) To the fullest extent permitted by law, (i) each Manager is permitted to vote in accordance with the instructions of Atlantic, (ii) no Manager nor any officer who is an Affiliate of Atlantic shall owe (or be deemed to owe) any duty (fiduciary or otherwise) to the Company or to any other Member, and (iii) Atlantic shall not owe (or be deemed to owe) any duty (fiduciary or otherwise) to the Company or to any other Member. In connection with the determination of any and all matters considered by the Managers, any Member or the officers of the Company, the Company and the Members waive, to the fullest extent permitted by law, any claim or cause of action against the Managers, any Member and any officer who is an Affiliate of Atlantic that could be asserted for breach of fiduciary duty or duty of loyalty. The provisions of this Agreement, to the extent that they eliminate or restrict the duties and liabilities of a Manager, any Member or any officer who is an Affiliate of Atlantic otherwise existing at law or in equity, are agreed by the Company and each Member to replace, to the fullest extent permitted by law, such other duties and liabilities of such Manager, each Member and each such officer who is an Affiliate of Atlantic.

Section 12.2. Exculpation.

(a) No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage, claim, liability, demand, action, suit, proceeding or right of action (collectively, “Damages”) incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any Damages incurred by reason of such Covered Person’s fraud or willful misconduct.

Exhibit C-22

(b) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Profits or Losses or Net Cash Flow or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

Section 12.3. Indemnification.

(a) All Covered Persons shall be entitled to indemnification from the Company for any Damages incurred by such Person by reason of any act or omission performed or omitted by such Person provided that: (i) any such action was undertaken in good faith on behalf of the Company or any of its subsidiaries and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company and its subsidiaries; (ii) any such action was reasonably believed to be within the scope of authority conferred on such Person by this Agreement; and (iii) with respect to any criminal action or proceeding, such Person had no reasonable cause to believe his action or omission was unlawful, except that no Person shall be entitled to be indemnified in respect of any Damages incurred by such Person by reason of fraud or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 12.3 shall be provided out of and to the extent of Company assets only (including the proceeds of any insurance policy obtained pursuant to Section 12.5 hereof), and no Person shall have any personal liability on account thereof, including without limitation, any obligation to contribute money or other property to the Company. Each Covered Person is an intended third-party beneficiary of Sections 12.2-12.9 of this Agreement.

(b) The Company hereby acknowledges that the Managers have certain rights to indemnification, advancement of expenses and/or insurance provided by Atlantic and certain of its Affiliates (collectively, the “Secondary Indemnitors”). The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to the Managers are primary and any obligation of the Secondary Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Indemnitee are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by the Managers and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement and the other organizational documents of the Company (or any other agreement between the Company and the Manager), without regard to any rights the Manager may have against the Secondary Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Secondary Indemnitors from any and all claims against the Secondary Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Secondary Indemnitors on behalf of the Managers with respect to any claim for which a Manager has sought indemnification from the Company shall affect the foregoing and the Secondary Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Managers against the Company. The Secondary Indemnitors are express third party beneficiaries of the terms of this Section 12.3(b).

Exhibit C-23

Section 12.4. Expenses. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Person described in Section 12.3 in defending any against any claim, demand, action, suit or proceeding that would result in Damages will, from time to time, be advanced by the Company prior to the final disposition of such claim for Damages upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section 12.3 hereof.

Section 12.5. Insurance. The Company may purchase and maintain insurance on behalf of Covered Persons and such other Persons against any Damages that may be asserted against or that may be incurred by any such Person in connection with the activities of the Company or such indemnities, regardless of whether the Company would have the power to indemnify such Person against such Damages under the provisions of this Agreement. The Company may enter into indemnity contracts with Covered Persons (with each member of the Board of Managers offered the same indemnity contract offered to any other member of the Board of Managers) and such other Persons and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 12.4 hereof and containing such other procedures regarding indemnification as are appropriate.

Section 12.6. Liability of Members to Company. Unless otherwise provided in this Agreement, no Member shall be liable to any other Member or to the Company by reason of such Member’s actions in connection with the Company, except in the event of a violation of any provision of this Agreement, fraud or willful misconduct.

Section 12.7. Attorneys’ Fees. All of the indemnities provided in this Agreement shall include reasonable attorneys’ fees, including appellate attorneys’ fees and litigation expenses, and court costs.

Section 12.8. Subordination of Other Rights to Indemnity. The interests of the Members in any proceeds of the Company by way of repayment of loans, return of any Capital Contributions, or any distributions from the Company, shall be subordinated to the right of Member to the indemnities provided by this Article 12.

Section 12.9. Survival of Indemnity Provisions. Except as otherwise specifically provided herein, all of the indemnity provisions contained in this Agreement shall survive a Member’s ceasing to be a Member hereunder.

ARTICLE 13

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 13.1. No Dissolution. The Company shall not be dissolved by the admission of additional Members or substitute Members in accordance with the terms of this Agreement, or the withdrawal of a Member.

Section 13.2. Events Causing Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events:

(a) the determination of the Board of Managers;

(b) at such time as there are no Members;

(c) the entry of a decree of judicial dissolution under the Act; or

Exhibit C-24

(d) on a direct or indirect sale or exchange of all or substantially all of the assets of the Company or its Subsidiaries, taken as a whole.

Section 13.3. Notice of Dissolution. Upon the dissolution of the Company, the Members shall be notified of such dissolution.

(a) Section 13.4. Liquidation. Upon dissolution of the Company, the Board of Managers (in such capacity, the “Liquidating Trustee”) shall carry out the winding up of the Company and shall immediately commence to wind up the Company’s affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation. During the period of winding up all of the provisions of this Agreement shall remain in full force and effect, other than those provisions that are clearly inconsistent with the winding up process, such as distributions in accordance with Section 8.1. No Member may take any action during the winding up period not otherwise permitted by this Agreement. The proceeds of liquidation shall be distributed in the following order and priority:first, to payment of all expenses and debts of the Company and, to the extent approved by the Board of Managers, purchasing insurance policies that will provide for any contingent liabilities or obligations of the Company, the amount of such insurance to be based on the experience of the Company for such liabilities and obligations; provided, that the unpaid principal of and interest on any loans made to the Company by Members (and their Affiliates), shall be distributed pro rata to the Members (and their Affiliates) who made such loans, in proportion to the total amount of principal and interest payable on such loans, such distributions being treated first as a payment of accrued interest on such loans and next as in payment of principal on such loans;

(b) second, to reasonable reserves as determined by the Liquidating Trustee; and

(c) third, the balance (including the release of any reserves established pursuant to Section 13.4(b)) to the Members in accordance with the provisions of Section 8.1.

Section 13.5. Termination. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Article 13 and the Certificate shall have been canceled in the manner required by the Act.

Section 13.6. Claims of the Members or Third Parties. The Members and former Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company or any other Member; provided, however, that nothing contained herein shall be deemed to limit the rights of a Member under applicable law. In the event any Member has a deficit balance in its Capital Account at the time of the Company’s dissolution, it shall not be required to restore such account to a zero or positive balance or otherwise make any payments to the Company or its creditors or other third parties in respect of such deficiency.

Exhibit C-25

Section 13.7. Distributions In-Kind. If any assets of the Company shall be distributed in kind, such assets shall be distributed to the Member(s) entitled thereto in fee simple in the same proportions as such Member(s) would have been entitled to cash distributions if (a) such assets had been sold for cash by the Company at the fair market value of such property (taking Code Section 7701(g) into account) on the date of distribution, (b) any unrealized income, gain, loss and deduction inherent in such property (that has not been reflected in the Capital Accounts previously) that would be realized by the Company from such sale were allocated among the Member(s), and (c) the cash proceeds were distributed to the Member(s) in accordance with this Article 13. The Capital Accounts of the Member(s) shall be increased by the amount of any unrealized income or gain inherent in such property or decreased by the amount of any loss or deduction inherent in such property that would be allocable to them, and shall be reduced by the fair market value of the assets distributed to them under the preceding sentence.

ARTICLE 14

Miscellaneous

Section 14.1. Notices. All notices, demands, requests and other communications required or permitted pursuant to this Agreement (a “Notice”) will be deemed to have been duly given (a) upon the date of the Notice if delivered personally, or (b) upon the date following the date of the Notice if delivered by overnight courier which provides a receipt, such as Federal Express. Rejection or other refusal by the addressee to accept or the inability of courier service to deliver because of a changed address of which no Notice was given will be deemed to be the receipt of the Notice sent as of the Business Day following deposit:

(a) if given to the Company at the principal place of business of the Company set forth in Section 2.4 hereof; or

(b) if given to any Member, at such address as set forth in Schedule A or at address as such Member may hereafter designate by written notice to the Company.

Section 14.2. Failure to Pursue Remedies. The failure of any party to seek redress for violation of, or to insist upon the strict performance of, any provision of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation and does not constitute a waiver by that Person of its rights with respect to such violation until the applicable statute of limitations period has run. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company.

Section 14.3. Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

Section 14.4. Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, legal representatives and assigns.

Section 14.5. Interpretation. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. All references herein to “Articles,” “Sections” and “Paragraphs” shall refer to corresponding provisions of this Agreement.

Exhibit C-26

Section 14.6. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

Section 14.7. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one instrument.

Section 14.8. Integration. This Agreement and the Exhibits to the Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto including, without limitation, the Prior Agreement.

Section 14.9. Governing Law. This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Delaware and all rights and remedies shall be governed by such laws without regard to principles of conflict of laws.

Section 14.10. Partition of Property. Each Member agrees that it shall have no right to partition the property of the Company, or any portion thereof, and each Member agrees that it shall not make application to any court or authority having jurisdiction in the matter to commence or prosecute any action or proceeding for partition of the property, or any portion thereof. Upon the breach of this Section by any Member, the other Members, in addition to all other rights and remedies in law and equity, shall be entitled to a decree or order dismissing application, action or proceeding.

Section 14.11. Third Party Beneficiaries. Other than with respect to Article 12, nothing expressed or implied in this Agreement is intended or shall be construed, to confer upon or give any person, firm or corporation other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in their being deemed a third party beneficiary of this Agreement.

Section 14.12. Waiver of Jury Trial. NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF A PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER AGREEMENTS OR THE DEALINGS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY HERETO THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Exhibit C-27

Section 14.13. Legal Counsel. Legal counsel for a Member or one of its Affiliates may represent the Company in connection with legal work or issues arising in connection with the Company. Each Member recognizes and acknowledges that any such counsel will be acting as legal counsel for the Company with respect to each such matter and shall not be acting as the legal counsel of any individual Member. Each Member further recognizes and accepts that its interest with respect to any such matter may be adverse to the interests of the other Members and of the Company. Each Member nevertheless consents to the representation of the Company by such counsel with respect to each such matter and waives for the benefit of each other Member and of such counsel any potential or actual conflict of interest between or among such Members and between any such Members and the Company. Each Member acknowledges that in the event of any future dispute or litigation between or among the Members and/or between any of the Members and the Company, such counsel may continue to represent its Member client, notwithstanding any such dispute and its prior representation of the Company.

Section 14.14. Members’ Acknowledgements, Representations and Waiver. Each of the Members hereby severally and solely with respect to itself, and not jointly with or with respect to any other Member, represents and warrants to the Company that such Member:

(a) understands that (i) the Units (A) are not registered under the Securities Act or any applicable state securities Laws, and (B) are being issued in reliance upon the private offering exemption contained in Section 4(a)(2) of the Securities Act and Regulation D promulgated under the Securities Act and certain exemptions from applicable state securities Laws, and (ii) such reliance is based in part on the representations made and information supplied by the Members in this Agreement;

(b) is (i) not an “underwriter” as defined under the Securities Act and (ii) acquiring the Units solely for investment purposes only and not with a view to distribution, resale, subdivision or fractionalization;

(c) is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act;

(d) (i) has the knowledge and experience in financial and business matters in general, as well as the type of business conducted by the Company, Holdings and Lyneer Staffing Solutions (together with their respective Related Parties, Subsidiaries and associated entities, the “Company Group”), and this investment in particular, to evaluate the risks and merits of an investment in the Units and the Company Group, (ii) has been given access to all necessary information regarding the Company and the Units to evaluate the merits and risks of such investment, (iii) has had the opportunity to ask questions of and receive answers from the Company concerning the Company Group and the terms and conditions of the acquisition of the Units to evaluate the merits and risks of such investment, and (iv) is not relying on the Company Group with respect to the legal, tax and other economic considerations involved with respect to such investment;

(e) understands that there is no established public market for the Units and that a public market for the Units is unlikely to develop in the near future;

(f) is capable of bearing the economic risk of holding the Units for an indefinite period of time, has adequate means for providing for its current needs and contingencies, can afford to suffer a complete loss of its investment in the Units and understands all risk factors related to an investment in the Units;

(g) has not received, paid or given, directly or indirectly, any commission or remuneration for or on account of any sale, or the solicitation of any sale, of the Units;

(h) is a citizen of the United States, and is not acquiring Units as an agent for or otherwise acting on behalf of any other Person;

Exhibit C-28

(i) is acquiring the Units for its own account for investment;

(j) understands that any sale or transfer of the Units will be subject to the restrictions on such sale or transfer contained herein;

(k) understands that a “stop transfer” order will be placed against transfer of the Units, and that any certificates representing the Units will bear a legend in substantially the following form, as well as any other legend that may be required by any applicable state or “blue sky” securities Laws:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THESE SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE ISSUER, (B) PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN “OFFSHORE TRANSACTION” PURSUANT TO REGULATION S UNDER THE SECURITIES ACT, (D) INSIDE THE UNITED STATES PURSUANT TO THE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, OR (E) IN A TRANSACTION THAT IS OTHERWISE EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, AND IN EACH CASE IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS AND THE APPLICABLE LAWS OF ANY OTHER JURISDICTION; and

(l) agrees and acknowledges that none of the Company Group or any other Person makes or has made any representations or warranties whatsoever, express or implied, as to the Company Group, the Units or the transactions contemplated hereby beyond those expressly given by the Company, Holdings and Lyneer Staffing in, and the Company Group disclaims any and all liability and responsibility for any other representation, warranty, guaranty, projection, forecast, statement or information made, communicated, or furnished (orally or in writing) to any Member and its Related Parties (including any opinion, information, projection, or advice that may have been or may be provided to any Member and its Related Parties by any of the Company Group thereof). None of the Company Group makes any representation or warranty regarding the probable success or profitability of the Company Group or the Business thereof, merchantability or fitness for any particular purpose and no implied warranties whatsoever. Each Member agrees and acknowledges that it has not relied on any representations, warranties, guaranties, projections, forecasts, statements or information except as expressly stated in writing in.

Section 14.15. Joint Drafting. The parties hereto have been represented by counsel in the negotiations and preparation of this Agreement, therefore, this Agreement will have deemed to be drafted by each of the parties, and no rule of construction will be invoked respecting the authorship of this Agreement.

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Exhibit C-29

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Limited Liability Company Agreement as of the date first above written.

COMPANY:

LYNEER INVESTMENTS, LLC

By:
Name:	Jeffrey Jagid
Title:	Manager

MEMBERS:

ATLANTIC INTERNATIONAL CORP.

By:
Name:	Michael S. Tenore
Title:	Secretary and General Counsel

Signature Page to Third Amended and Restated
Limited Liability Company Agreement of Lyneer Investments, LLC

Exhibit C-30

Schedule A

Members, Capital Contributions, Units, Interests and Addresses

Member	Capital Contribution	Units	Fully Diluted Percentage Interest
Atlantic International Corp. Attn: General Counsel 270 Sylvan Avenue, Suite 2230, Englewood Cliffs, New Jersey 07632	$100		100%

Total	$100		100.0%

Schedule A-1

Schedule B

Members of the Board of Managers as of the Effective Date

Christopher Broderick

Jeffrey Jagid

Michael Tenore

James Radvany

Schedule B-2